As filed with the Securities and Exchange Commission on July 11, 2008.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Mentor International Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3842 (Primary Standard Industrial Classification Code Number)	26-2937813 (I.R.S. Employer Identification Number)
201 Mentor Drive
Santa Barbara, California 93111
(805) 879-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Joseph A. Newcomb, Esq.
Vice President, General Counsel and Secretary
Mentor International Holdings, Inc.
201 Mentor Drive
Santa Barbara, California 93111
(805) 879-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Scott M. Stanton, Esq.
J. Nathan Jensen, Esq.
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
(858) 720-5100
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered	unit(1)	price(1)	registration fee
common stock	33,958,085	$25.82	$876,797,754.7	$34,459

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended, based on the average high and low prices of Mentor Corporation common stock on the New York Stock Exchange on July 7, 2008.
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 11, 2008
PROXY STATEMENT/PROSPECTUS
REORGANIZATION PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Fellow Shareholder:
     On behalf of the board of directors, we are pleased to invite you to the 2008 annual meeting of shareholders of Mentor Corporation. The meeting will be held on September 15, 2008 at 10:00 a.m. local time at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038.
     At the annual meeting, in addition to electing seven directors, you will be asked to consider and vote on a proposal to reorganize our company into a holding company structure under which our present company will become a subsidiary of a new Delaware corporation named Mentor International Holdings, Inc. and you will become a stockholder of this new Delaware holding company. We refer to this proposal in the proxy statement/prospectus as the “reorganization proposal.” You will also be asked to approve two additional proposals. One is to approve an amendment to Mentor’s 2005 Long Term Incentive Plan. The other is to ratify the appointment of Ernst & Young LLP as Mentor’s independent registered public accounting firm for the fiscal year ending March 31, 2009.
     Upon completion of the reorganization, our present company will remain a Minnesota corporation, and our current business, operations and management will remain the same. Implementing the holding company structure, however, will provide us with strategic, operational and financing flexibility, and incorporating the new holding company in Delaware will allow us to take advantage of the flexibility, predictability and responsiveness that Delaware corporate law provides.
     The reorganization proposal involves the merger of Mentor Corporation, a Minnesota corporation, which we refer to in this proxy statement/prospectus as “Mentor” or the “Company,” with another Minnesota corporation and a wholly owned subsidiary of Mentor International Holdings, Inc., a Delaware corporation, which we refer to in this proxy statement/prospectus as “Mentor Holdings.” In the reorganization, your existing shares of Mentor stock will be converted automatically into shares of Mentor Holdings stock. You will own the same number of shares of Mentor Holdings common stock as you now own of Mentor common stock, and your shares will represent the same ownership percentage of Mentor Holdings as you have of Mentor. In addition, the reorganization will generally be tax-free for Mentor shareholders. As a stockholder of a public Delaware corporation, however, you will have different rights than as a shareholder of a Minnesota corporation. These differences are summarized in this proxy statement/prospectus.
     We expect the shares of Mentor Holdings common stock to trade under the ticker symbol “MNT” on the New York Stock Exchange. Shares of Mentor common stock are currently traded under the “MNT” symbol on this exchange. On July 10, 2008, the most recent trading day for which prices were available and the last trading day before the announcement of the reorganization proposal, the closing price per Mentor share was $26.72.
     In order to implement the reorganization proposal, we need shareholders to adopt and approve the related merger agreement. Our board of directors has carefully considered the reorganization proposal and the related transactions described in this proxy statement/prospectus and believes that they are advisable, fair to and in the best interest of our shareholders, and recommends that you vote FOR the reorganization proposal and FOR the other proposals described in the proxy statement/prospectus. Whether or not you plan to attend your annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us (if you are a record holder) or the appropriate financial institution (if you hold your shares through a broker or other institution) or by voting by telephone or over the internet.
     Your board of directors and management look forward to greeting those of you who are able to attend the annual meeting. For additional information about Mentor, please see the enclosed 2008 annual report. The accompanying notice of meeting and proxy statement/prospectus provide specific information about the annual meeting and explain the various proposals. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 6 before voting on the reorganization.
     Thank you for your continued support of and interest in Mentor.
Joshua H. Levine
President and Chief Executive Officer
     Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
     This proxy statement/prospectus is dated                     , 2008 and is being first mailed to Mentor shareholders on or about                     , 2008.

MENTOR CORPORATION
201 Mentor Drive
Santa Barbara, California 93111
Telephone: (805) 879-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held September 15, 2008

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Mentor Corporation, a Minnesota corporation, will be held Monday, September 15, 2008 at 10:00 a.m. local time at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038, to consider and take action upon the following matters, as more fully described in the proxy statement/prospectus accompanying this notice:
1.	To consider and vote upon a proposal, which we refer to as the “reorganization proposal,” approving the Agreement and Plan of Merger, dated as of July 9, 2008, by and among Mentor Corporation, Mentor International Holdings, Inc. and MNT Merger Sub, Inc., which agreement is included in the accompanying proxy statement/prospectus as Annex I;

2.	To elect a board of seven directors to serve until the next annual meeting, or until their successors are duly elected and qualified;

3.	To approve the amendment and restatement of the Mentor Corporation 2005 Long-Term Incentive Plan such that, among other things, the aggregate number of shares of the Company’s common stock available for grant is increased by 2,500,000 shares;

4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Mentor for the fiscal year ending March 31, 2009; and

5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
     The board of directors has fixed the close of business on July 18, 2008 as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournments or postponements thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Joseph A. Newcomb
Joseph A. Newcomb
Secretary

Dated:               , 2008
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR PROXY WILL BE REVOKED AUTOMATICALLY AND ONLY YOUR VOTE AT THE ANNUAL MEETING WILL BE COUNTED.

ADDITIONAL INFORMATION
     This proxy statement/prospectus incorporates important business and financial information about Mentor from our annual report on Form 10-K for the year ended March 31, 2008, and from other documents that are not included in or being delivered with this proxy statement/prospectus. The incorporated information that is not included in or being delivered with this proxy statement/prospectus is available to you without charge upon your written or oral request. You can obtain any document that is incorporated by reference in this proxy statement/prospectus, excluding all exhibits that have not been specifically incorporated by reference, on the investor relations page of our web site at http://www.mentorcorp.com or by requesting it in writing or by telephone from us at the following address or telephone number:
Mentor Corporation
Attn: Corporate Secretary
201 Mentor Drive
Santa Barbara, CA 93111
Telephone: (805) 879-6000
     If you would like to request any documents, please do so by September 8, 2008 in order to receive them before the annual meeting. See “Where You Can Find More Information.”
     In addition, if you have any questions about the proposals, you may contact:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Telephone: (800) 322-2885
     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals being presented at the annual meeting. No one has been authorized to provide you with information that is different from what is contained in this document or in the incorporated documents.
     This proxy statement/prospectus is dated               , 2008. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the Mentor Holdings common stock in the reorganization implies that information is accurate as of any other date.

Summary of the Proxy Statement/Prospectus	1
Questions and Answers	2
Summary of the Reorganization Proposal	4
The Principal Parties	4
What You Will Receive in the Reorganization	4
Conditions to Completion of the Reorganization	4
Termination of the Merger Agreement	5
Board of Directors and Management of Mentor Holdings Following the Reorganization	5
Markets and Market Prices	5
Certain Financial Information	5
Risk Factors	6
We may not obtain the expected benefits of our reorganization into a holding company structure	6
As a holding company, Mentor Holdings will depend in large part on dividends from its operating subsidiaries to pay dividends to its stockholders and any other obligations	6
As a stockholder of a Delaware corporation, your rights after the reorganization will be different from, and may be less favorable than, your current rights as a shareholder of a Minnesota corporation	6
The proposed reorganization into a holding company structure may result in substantial direct and indirect costs whether or not completed	6
Special Note Regarding Forward-Looking Statements	7
Proposal 1 The Reorganization Proposal	8
Reasons for the Reorganization; Recommendation of our Board	8
Reorganization Procedure	9
What Mentor Shareholders Will Receive in the Reorganization	10
Mentor Stock Options and Other Rights to Receive Mentor Stock	10
Corporate Name Following the Reorganization	10
Mentor’s 2.75% Convertible Subordinated Notes due 2024	10
No Exchange of Stock Certificates	11
Conditions to Reorganization	11
Effectiveness of Reorganization	11
Termination of Merger Agreement	11
Amendment of Merger Agreement	11
Material U.S. Federal Income Tax Consequences	11
Anticipated Accounting Treatment	13
Listing of Mentor Holdings Common Stock on the New York Stock Exchange; De-listing and De-registration of Mentor Common Stock	13
Board of Directors and Management of Mentor Holdings Following the Reorganization	13
Independent Registered Public Accounting Firm of Mentor Holdings	13
Issuances of Mentor Holdings Common Stock	13
Mentor Holdings Charter	13
Restrictions on the Sale of Mentor Holdings Shares	13
Description of Mentor Holdings Capital Stock	14
Description of Mentor Capital Stock	17
Comparative Rights of Holders of Mentor Holdings Capital Stock and Mentor Capital Stock	20
Proposal 2 Election of Directors	29
Executive Compensation	34
Proposal 3 Approval of Amendment to the Mentor Corporation 2005 Long-Term Incentive Plan	50
Proposal 4 Ratification of Independent Registered Public Accounting Firm	56
Beneficial Ownership of Securities	58
Equity Compensation Plan Information	60
Section 16(a) Beneficial Ownership Reporting Compliance	60
Transactions with Related Persons	60
Voting at the Annual Meeting	60
Annual Report	62
Deadline for Receipt of Shareholder Proposals	62
Shareholder Communications with Directors	62
Other Matters	62
Validity of Shares	63
Experts	63
Where You Can Find More Information	63
Annex I Agreement and Plan of Merger
Annex II Form of Amended and Restated Certificate of Incorporation of Mentor International Holdings, Inc.
Annex III Form of Bylaws of Mentor International Holdings, Inc.
Annex IV Mentor Corporation Amended and Restated 2005 Long Term Incentive Plan
EX-2.1
EX-3.3
EX-3.5
EX-5.1
EX-8.1
EX-21.1
EX-23.2
EX-99.1

i

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
     In this proxy statement/prospectus, the terms “we,” “us” and “our” refer to Mentor International Holdings, Inc., the new Delaware corporation, and Mentor Corporation, the current Minnesota corporation (which will become a subsidiary of Mentor International Holdings, Inc. upon completion of the proposed reorganization), when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term “Mentor Holdings” to refer to Mentor International Holdings, Inc. and “Mentor” to refer to Mentor Corporation.
General
     The enclosed proxy is solicited by the board of directors of Mentor for use at our annual meeting of shareholders to be held Monday, September 15, 2008 at 10:00 a.m. local time at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038, and any and all adjournments or postponements thereof. Directions to attend the meeting may be found on our website at http://www.mentorcorp.com. This proxy statement/prospectus and form of proxy, along with our Annual Report for the fiscal year ended March 31, 2008, are being mailed to our shareholders on or about      , 2008.
Purposes of the Annual Meeting
     At our annual meeting, holders of our common stock will be asked to:
1.	Consider and vote upon a proposal, which we refer to as the “reorganization proposal,” approving the Agreement and Plan of Merger, dated as of July 9, 2008, by and among Mentor Corporation, Mentor International Holdings, Inc. and MNT Merger Sub, Inc., which agreement is included in this proxy statement/prospectus as Annex I;

2.	Elect a board of seven directors to serve until the next annual meeting, or until their successors are duly elected and qualified;

3.	Approve the amendment and restatement of the Mentor Corporation 2005 Long-Term Incentive Plan such that, among other things, the aggregate number of shares of the Company’s common stock available for grant is increased by 2,500,000 shares;

4.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009; and

5.	Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 15, 2008
     Copies of this proxy statement/prospectus and our 2008 annual report are also available online under “Investors” at http://www.mentorcorp.com.

HOLDING COMPANY REORGANIZATION
QUESTIONS AND ANSWERS
Q	What is the reorganization proposal?

A	We are asking you to approve a merger agreement that would result in our reorganization into a Delaware holding company structure. Under the merger agreement, Mentor Corporation, a Minnesota corporation, will become a wholly-owned subsidiary of Mentor International Holdings, Inc., a Delaware corporation, and the current shareholders of Mentor will become stockholders of Mentor Holdings with the same number and percentage of shares of Mentor Holdings as they hold of Mentor prior to the reorganization. The merger agreement, which sets forth the plan of merger and is the primary legal document that governs the merger, is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully.

Q	Why are you forming a holding company?

A	We are forming a holding company in Delaware:
•	to provide us with greater strategic, business and administrative flexibility, which may allow us to acquire or form other businesses, if and when appropriate and feasible, that may be owned and operated by us, but which could be separate from our current businesses;

•	to enable us, if and when appropriate, to issue debt and equity at different corporate levels; and

•	to take advantage of the benefits of Delaware corporate law.
To review the reasons for our reorganization in greater detail, see “Reasons for the Reorganization; Recommendation of our Board.”
Q	What will happen to my stock?

A	In the reorganization, your shares of common stock will automatically convert into the same number of shares of common stock of Mentor Holdings. As a result, you will become a stockholder of Mentor Holdings and will own the same number and percentage of shares of Mentor Holdings common stock that you now own of Mentor common stock. We expect that Mentor Holdings common stock will be listed on the New York Stock Exchange under the symbol “MNT.”

Q	How will being a Mentor Holdings stockholder be different from being a Mentor shareholder?

A	After the reorganization, you will own the same number and percentage of shares of Mentor Holdings common stock that you owned of Mentor common stock immediately prior to the reorganization. However, you will own shares of a holding company that owns our operating business, instead of owning our operating business directly. In addition, as a stockholder of Mentor Holdings, your rights will be governed by Delaware corporate law and the charter documents of the Delaware corporation. These rights are different from, and depending on the circumstances may be more or less favorable to you than, the rights that you currently have as a shareholder of a Minnesota corporation. For more information, see “Description of Mentor Holdings Capital Stock,” “Description of Mentor Capital Stock” and “Comparative Rights of Holders of Mentor Holdings Capital Stock and Mentor Capital Stock.”

Q	Will the management or the business of the company change as a result of the reorganization?

A	No. The management and business of our company will remain the same after the reorganization.

Q	What will the name of the public company be following the reorganization?

A	The name of the public company following the reorganization will be “Mentor International Holdings, Inc.”

Q	Will the company’s CUSIP number change as a result of the reorganization?

A	Yes. Following the reorganization the company’s CUSIP number will be .

Q	Will I have to turn in my stock certificates?

A	No. Do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the reorganization. After the reorganization, your Mentor common stock certificates will represent the same number of shares of Mentor Holdings common stock.

Q	Does formation of a holding company affect my federal income taxes?

A	The proposed reorganization is intended to be a tax-free transaction under U.S. federal income tax laws. We expect that you will not recognize any gain or loss for federal income tax purposes upon your receipt of Mentor Holdings common stock in exchange for your shares of Mentor stock in the reorganization. The tax consequences to you will depend on your own situation. You should consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any foreign, state, or local tax consequences of the reorganization. For further information, see “Material U.S. Federal Income Tax Consequences.”

Q	How will the reorganization be treated for accounting purposes?

A	For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of Mentor will be included in the consolidated financial statements of Mentor Holdings on the same basis as currently presented.

Q	What vote is required to approve the reorganization proposal?

A	The required vote is the affirmative vote of holders of a majority of the voting power of the outstanding shares present and entitled to vote on the reorganization proposal at the annual meeting.

Q	What percentage of the outstanding shares do directors and executive officers hold?

A	On June 27, 2008, directors, executive officers and their affiliates beneficially owned approximately 2.7% of our outstanding shares of common stock.

Q	If the shareholders approve the reorganization, when will it occur?

A	We plan to complete the reorganization on or prior to March 31, 2009, provided that our shareholders approve the reorganization and all other conditions to completion of the reorganization are satisfied.

Q	Do I have dissenters’ (or appraisal) rights?

A	No. Holders of Mentor common stock do not have dissenters’ rights under Minnesota law as a result of the reorganization even if the reorganization is approved by our shareholders.

Q	Whom do I contact if I have questions about the reorganization proposal?

A	You may contact our proxy solicitor:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Telephone: (800) 322-2885
     or us:
Mentor Corporation
Attn: Corporate Secretary
201 Mentor Drive
Santa Barbara, CA 93111
Telephone: (805) 879-6000

SUMMARY OF THE REORGANIZATION PROPOSAL
     This section highlights key aspects of the reorganization proposal, including the merger agreement and related transactions, that are described in greater detail elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the reorganization proposal, and for a more complete description of the legal terms of the merger agreement and the related transactions, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in “Where You Can Find More Information.”
The Principal Parties
Mentor Corporation
201 Mentor Drive
Santa Barbara, CA 93111
Telephone: (805) 879-6000
     Incorporated in April 1969, Mentor develops, manufactures, licenses and markets a range of products serving the aesthetic medical market, including plastic and reconstructive surgery. Mentor’s products include breast implants for plastic and reconstructive surgery, capital equipment and consumables used for soft tissue aspiration for body contouring (liposuction), and facial rejuvenation products including various types of products for skin restoration. Mentor is headquartered in Santa Barbara, California, with manufacturing and research operations primarily in the United States, The Netherlands and France and employs approximately 1,200 people worldwide.
Mentor International Holdings, Inc.
201 Mentor Drive
Santa Barbara, CA 93111
Telephone: (805) 879-6000
     Mentor International Holdings, Inc., or “Mentor Holdings,” was formed as a wholly owned subsidiary of Mentor in order to effect the reorganization. Prior to the reorganization, Mentor Holdings will have no assets or operations other than incident to its formation. After the reorganization, Mentor will be a wholly owned subsidiary of Mentor Holdings, and the current shareholders of Mentor will become stockholders of Mentor Holdings.
What You Will Receive in the Reorganization (Page 10)
     In the reorganization, each outstanding whole share of common stock of Mentor will convert automatically into one share of common stock of Mentor Holdings. In addition, each of the outstanding options and warrants to purchase shares of Mentor common stock, if not exercised before the completion of the reorganization, will become options and warrants to acquire, at the same exercise price, an identical number of shares of Mentor Holdings common stock. Finally, participants in the Employee Stock Purchase Plan of Mentor will be entitled to receive shares of Mentor Holdings common stock in accordance with the terms of the plan, and shares of common stock of Mentor currently held in the plan will be converted into shares of common stock of Mentor Holdings.
     On the record date, there were outstanding                shares of Mentor common stock, as well as options representing                shares of Mentor common stock. There were also outstanding warrants to purchase a total                 of shares of Mentor common stock at an exercise price of $            per share and            shares reserved for issuance upon conversion of Mentor’s                 outstanding 2.75% convertible subordinated notes due 2024.
Conditions to Completion of the Reorganization (Page 11)
     The completion of the reorganization depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:
•	approval of the merger agreement by Mentor’s shareholders;

•	absence of any stop order suspending the effectiveness of the registration statement relating to the shares of Mentor Holdings to be issued in the reorganization;

•	receipt by Mentor of a legal opinion to the effect that the merger will constitute an exchange of common stock governed by section 351 of the Internal Revenue Code and/or a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

•	absence of any law or order that has a material adverse effect on Mentor or any legal prohibition or restraint that would prevent completion of the reorganization or any pending legal proceeding that seeks one of these results;

•	receipt of necessary regulatory approvals and licenses and third party consents; and

•	receipt of approval for listing on the New York Stock Exchange of the shares of Mentor Holdings common stock to be issued in the reorganization.
Termination of the Merger Agreement (Page 11)
     We may terminate the merger agreement, even after adoption by our shareholders, if our board of directors determines to do so for any reason.
Board of Directors and Management of Mentor Holdings Following the Reorganization (Page 13)
     The board of directors of Mentor Holdings presently consists of the same persons comprising the Mentor board of directors and it is expected that the Mentor Holdings board will remain the same following the reorganization. Mentor Holdings expects that its management following the reorganization will be the same as that of Mentor immediately prior to the reorganization.
Markets and Market Prices
     Mentor Holdings common stock is not currently traded on any stock exchange. Mentor common stock is traded under the symbol “MNT” on the New York Stock Exchange, and we expect Mentor Holdings common stock to trade on the New York Stock Exchange under the same symbol following the reorganization. On July 10, 2008, the most recent trading day for which prices were available and the last trading day before the announcement of the reorganization proposal, the closing price per Mentor share was $26.72.
Certain Financial Information
     We have not included complete pro forma financial comparative per share information concerning Mentor that gives effect to the reorganization because, immediately after the completion of the reorganization, the consolidated financial statements of Mentor Holdings will be the same as Mentor’s financial statements immediately prior to the reorganization, and the reorganization will result in the conversion of each share of Mentor common stock into the right to receive one share of Mentor Holdings common stock. In addition, we have not provided financial statements of Mentor Holdings because, prior to the reorganization, it will have no assets, liabilities or operations other than incident to its formation. Following completion of the reorganization, Mentor’s outstanding 2.75% convertible subordinated notes due 2024 will be convertible into shares of Mentor Holdings common stock, subject to the existing conversion provisions of such notes.

RISK FACTORS
     In considering whether to vote in favor of the reorganization proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its Annexes, and all of the information included in the documents we have incorporated by reference, including our annual report on Form 10-K for the year ended March 31, 2008, and the risk factors described in the documents incorporated by reference. In addition, you should pay particular attention to the risks described below.
We may not obtain the expected benefits of our reorganization into a holding company structure.
     We believe our reorganization into a holding company structure will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financing flexibility that it affords us. As a result, we may incur the costs of the holding company structure without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from Mentor Holdings. We or our future subsidiaries may be liable for the liabilities of one another, particularly if we do not observe corporate formalities or adequately capitalize ourselves or our future subsidiaries.
As a holding company, Mentor Holdings will depend in large part on dividends from its operating subsidiaries to pay dividends to its stockholders and any other obligations.
     After the completion of the reorganization, Mentor Holdings will be a holding company with no business operations of its own. Its only significant asset will be the outstanding capital stock of its subsidiaries, which will initially be Mentor only. As a result, it will rely on payments from Mentor or any subsidiaries that it may form in the future to meet its obligations. We currently expect that a significant portion of the earnings and cash flow of Mentor, which will become Mentor Holdings’ wholly owned subsidiary, will be retained and used by it in its operations, including to service any debt obligations it may have now or in the future. Future credit facilities and other future debt obligations of Mentor Holdings, as well as statutory provisions, may limit the ability of Mentor Holdings and its subsidiaries to pay dividends.
As a stockholder of a Delaware corporation, your rights after the reorganization will be different from, and may be less favorable than, your current rights as a shareholder of a Minnesota corporation.
     After the completion of the reorganization, you will become a stockholder of a public company incorporated in Delaware instead of Minnesota. As a result, your rights as a stockholder will be governed by Delaware corporate law as opposed to Minnesota corporate law. Because they are separate bodies of law, Delaware corporate law will be different from Minnesota corporate law. Although many of these differences will not have a significant impact on the rights of stockholders, some of these differences may be more or less favorable to stockholders. For a discussion of the differences between Delaware and Minnesota corporate law, see “Description of Mentor Holdings Capital Stock,” “Description of Mentor Capital Stock” and “Comparative Rights of Holders of Mentor Holdings Capital Stock and Mentor Capital Stock.”
The proposed reorganization into a holding company structure may result in substantial direct and indirect costs whether or not completed.
     The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, accountants’ fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and resulting in increased administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of Mentor Holdings, Mentor and any additional subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Statements in this proxy statement/prospectus and in documents incorporated by reference in this proxy statement/prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent our management’s beliefs and assumptions concerning future events. When used in this proxy statement/prospectus and in documents incorporated herein by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “expects”, “anticipates”, “intends”, “believes” or similar language. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements.
     You should understand that many important factors, in addition to those discussed or incorporated by reference in this proxy statement/prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this proxy statement/prospectus under “Risk Factors,” and those identified in our annual report on Form 10-K for the year ended March 31, 2008. In light of these risks and uncertainties, the forward-looking events discussed or incorporated by reference in this proxy statement/prospectus might not occur.

PROPOSAL 1
THE REORGANIZATION PROPOSAL
     This section of the proxy statement/prospectus describes the reorganization proposal. Although we believe that the description in this section covers the material terms of the reorganization proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the merger agreement provided below is qualified in its entirety by reference to the merger agreement, which we have attached as Annex I to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the merger agreement for a more complete understanding of the reorganization proposal. Your approval of the reorganization proposal will constitute approval of the merger agreement, the reorganization, the amended and restated certificate of incorporation of Mentor Holdings and the bylaws of Mentor Holdings.
Reasons for the Reorganization; Recommendation of our Board
     At the July 9, 2008 meeting of the board of directors, the Mentor board concluded that the reorganization is advisable, determined that the terms of the merger agreement are fair to and in the best interest of Mentor and its shareholders and adopted and approved the merger agreement.
     During the course of its deliberations, our board consulted with management and outside legal counsel and considered a number of positive factors, including the following:
•	Possible Future Strategic and Business Flexibility of a Holding Company Structure. We believe the holding company structure could facilitate future expansion of our business by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of our aesthetics business separate. Although we have no immediate plans to make any acquisitions or enter into any joint ventures, we may do so in the future. In addition, if the cash generated over time by our aesthetics business were determined by our board to be greater than the amount necessary for the operation or capital needs of the aesthetics business, this cash could be transferred to a separate corporate entity owned by the holding company and invested as our board believes to be appropriate. Furthermore, implementing the holding company structure may reduce the risk that liabilities of our core aesthetics business and other businesses, if any, that may be operated in the future by separate subsidiaries would be attributed to each other. In addition, this opportunity to separate businesses, if and when appropriate, could allow us to segregate the aesthetics business from other businesses that are not subject to the same regulations applicable to aesthetics.

•	Possible Future Financing Flexibility of a Holding Company Structure. We believe that a holding company structure may be beneficial to stockholders in the future because it would permit the use of financing techniques that are more readily available to companies that hold a variety of diversified businesses under one corporate umbrella, without any impact on our capital structure. For example, Mentor Holdings, in addition to receiving dividends, as and when permitted, from Mentor and other future subsidiaries, if any, would be able to obtain funds through its own debt or equity financings, Mentor would be able to obtain funds through its own financings, which may include the issuance of debt or equity securities, and other entities within the holding company organization may obtain funds from Mentor Holdings, other affiliates or their own outside financings. However, we have no current plans to seek additional financing that would utilize this flexibility at this time.

•	Predictability, Flexibility and Responsiveness of Delaware Law to Corporate Needs. For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws, which are updated regularly to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major public corporations have chosen Delaware for their domicile. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues relating to public companies. Thus, a substantial body of case law has developed construing Delaware corporate law and establishing legal principles and policies regarding publicly-held Delaware corporations. We believe that, for these reasons, Delaware law will provide greater legal predictability with respect to our corporate legal matters than we have under Minnesota law. We will, however, continue to operate our current business as a Minnesota corporation and a subsidiary of Mentor Holdings. Mentor Holdings will be the public company. We believe that Delaware law will provide greater efficiency, predictability and flexibility in our public company’s legal affairs than is presently available under Minnesota law.

•	Additional Benefits of Using a Holding Company Structure. We believe that reincorporating in Delaware is more appropriately accomplished by creating a holding company in Delaware. A direct reincorporation in Delaware without the creation of a holding company structure would have required Mentor to merge into a new Delaware corporation, as a result of which Mentor could not continue as a Minnesota corporation. In addition, the direct reincorporation method had the disadvantage of requiring a substantially greater number of consents from third parties because it would have required the new Delaware corporation to assume all the rights and obligations of Mentor. By preserving the corporate existence of Mentor after the reorganization, we avoid the potentially costly and burdensome process of obtaining these consents.

•	Attractiveness of Delaware Law to Directors and Officers. We believe that organizing our company under Delaware law will enhance our ability to attract and retain qualified directors and officers. The corporate law of Delaware, including its extensive body of case law, offers directors and officers of public companies more certainty and stability. Under Delaware law, the parameters of director and officer liability are more clearly defined and better understood than under Minnesota law. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. We therefore believe that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. At the same time, we believe that Delaware law regarding corporate fiduciary duties provides appropriate protection for our stockholders from possible abuses by directors and officers. In addition, under Delaware law, directors’ personal liability cannot be eliminated for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	unlawful payment of dividends or unlawful repurchases or redemptions of stock, or

•	any transactions from which the director derived an improper personal benefit.
     In addition to the positive factors described above, our board also considered the following potential negative factor associated with the reorganization proposal.
•	Increased Costs and Expenses Associated with Implementing the Reorganization Proposal and Administering a Holding Company Structure. The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorney’s fees, accountants’ fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and resulting in increased administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of Mentor Holdings, Mentor, and any future subsidiaries.
     After careful consideration, our board of directors has determined that creation of a holding company structure offers a net benefit to our shareholders. The board has approved the reorganization proposal, determined that the terms of the merger agreement and the reorganization are advisable and in the best interest of our shareholders, and has adopted the merger agreement. Our board of directors recommends that our shareholders vote “FOR” adoption of the merger agreement at the annual meeting.
Reorganization Procedure
     Mentor currently owns all of the issued and outstanding common stock of Mentor Holdings, and Mentor Holdings currently owns all of the common stock of the subsidiary that it formed for purposes of completing the proposed reorganization. Following the approval of the merger agreement by the Mentor shareholders and the satisfaction or waiver of the other conditions specified in the merger agreement (which are described below), the subsidiary of Mentor Holdings will merge with and into Mentor. As a result of this merger:
•	Mentor will be the surviving corporation, and the separate corporate existence of the merger subsidiary will cease.

•	Each outstanding share of Mentor common stock will automatically convert into one share of Mentor Holdings common stock, as described below, and the current shareholders of Mentor will become the stockholders of Mentor Holdings.

•	Mentor Holdings will own all of Mentor’s common stock and each share of Mentor Holdings common stock now held by Mentor will be cancelled.
     The result of the reorganization will be that your current company, Mentor, will become a subsidiary of Mentor Holdings, and you will own Mentor Holdings common stock, instead of Mentor common stock. A copy of the form of the Mentor Holdings amended and restated certificate of incorporation is included as Annex II to this proxy statement/prospectus, and a copy of the form of the Mentor Holdings bylaws is included as Annex III to this proxy statement/prospectus. For more information regarding your rights as a shareholder before and after the reorganization, see “Description of Mentor Holdings Capital Stock,” “Description of Mentor Capital Stock” and “Comparative Rights of Mentor Holdings Capital Stock and Mentor Capital Stock.”
     In all other respects, the company will remain the same. The current directors and officers of Mentor will continue as directors and officers of Mentor Holdings and Mentor. In addition, our current business and operations will remain the same.
What Mentor Shareholders Will Receive in the Reorganization
     Each share of Mentor common stock will convert into one share of Mentor Holdings common stock. After the completion of the reorganization, you will own the same number and percentage of shares of Mentor Holdings common stock as you currently own of Mentor common stock.
Mentor Stock Options and Other Rights to Receive Mentor Stock
     Each of the outstanding options and warrants to acquire shares of Mentor common stock in the aggregate will become options to acquire, on the same terms and conditions as before the reorganization, an identical number of shares of Mentor Holdings common stock. There were outstanding options representing an aggregate of            shares of Mentor common stock on the record date. There were also            shares of common stock reserved for issuance under existing warrants with an exercise price of $          per share. Mentor’s existing equity compensation plans, which include Mentor’s 2005 Long-Term Incentive Plan, 1991 Stock Option Plan and its Employee Stock Purchase Plan (collectively the “Mentor Plans”), will provide that plan participants will be entitled to receive shares of Mentor Holdings common stock rather than shares of Mentor common stock, on the same terms otherwise provided for in the respective plans, and warrants to purchase shares of Mentor common stock will be converted into warrants to purchase an equal number of shares of Mentor Holdings common stock.
Corporate Name Following the Reorganization
     Following the reorganization the name of the Delaware public company will continue to be “Mentor International Holdings, Inc.”
Mentor’s 2.75% Convertible Subordinated Notes due 2024
     On December 22, 2003, Mentor sold $150 million in aggregate principal amount of its 2.75% convertible subordinated notes due 2024. Upon completion of the reorganization the outstanding convertible notes will be convertible into shares of Mentor Holdings common stock, subject to the existing conversion provisions of such notes.

No Exchange of Stock Certificates
     In the reorganization, your shares of Mentor common stock will be converted automatically into shares of Mentor Holdings common stock. Your certificates of Mentor common stock will represent, from and after the reorganization, an equal number of shares of Mentor Holdings common stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the reorganization is completed specifying this and other relevant information.
Conditions to Reorganization
     We will complete the reorganization only if each of the following conditions is satisfied or waived:
•	the merger agreement has been duly approved by the affirmative votes required of the shareholders of Mentor common stock;

•	no stop order suspending the effectiveness of the registration statement relating to the shares of Mentor Holdings to be issued in the reorganization is in existence;

•	we have received a legal opinion to the effect that the merger will constitute an exchange of common stock governed by section 351 of the Internal Revenue Code and/or a reorganization within the meaning of section 368(a) of the Code;

•	the absence of any law, temporary restraining order, preliminary or permanent injunction, writ or other order that has a material adverse effect on us or has the effect of making the reorganization illegal or otherwise prohibiting completion of the reorganization or any judicial or administrative proceeding that continues to be pending seeking any such result;

•	all required regulatory and private third party consents and notifications have been obtained or made; and

•	the Mentor Holdings common stock has been authorized for listing on the New York Stock Exchange.
Effectiveness of Reorganization
     The reorganization will become effective on the date we file articles of merger with the State of Minnesota. We will file the articles when the conditions to the reorganization described above have been satisfied or waived. We expect that we will file the articles on or before March 31, 2009.
Termination of Merger Agreement
     The merger agreement may be terminated for any reason at any time prior to the completion of the reorganization (even after adoption by our shareholders) by the affirmative vote of a majority of the directors then serving on the board of directors of each of Mentor Holdings and Mentor.
Amendment of Merger Agreement
     The merger agreement may be amended at any time prior to the completion of the reorganization (even after adoption by our shareholders) by our board of directors, as long as any amendment does not change the amount or kind of shares of Mentor Holdings common stock that you will receive or otherwise change any terms of the reorganization proposal to the detriment of our shareholders.
Material U.S. Federal Income Tax Consequences
     The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Mentor common stock. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations, and judicial and administrative decisions and rulings as of the date of this proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to persons subject to special treatment under the federal income tax laws. In particular, this discussion deals only with shareholders that hold Mentor common stock as capital assets within the meaning of the Code. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding Mentor stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, U.S. expatriates, persons subject to the alternative minimum tax, foreign corporations, foreign estates or trusts and persons who are not citizens or residents of the United States for U.S. tax purposes. This discussion may not be applicable to holders who acquired Mentor stock pursuant to the exercise of options or warrants or otherwise as compensation.
     If a partnership (including, for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Mentor common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of Mentor common stock that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.
     The discussion set forth below is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. Moreover, the discussion does not address any non-income, foreign, state or local tax consequences or tax return reporting requirements. Accordingly, you should consult your own tax advisors about the application of the U.S. federal income tax laws to your particular situation as well as applicable non-income, state, local and foreign tax consequences and tax return reporting requirements.
     The obligation of Mentor to complete the merger is conditioned upon, among other things, Mentor’s receipt of an opinion from Morrison & Foerster LLP, dated as of the completion of the merger, that the merger will constitute an exchange of Mentor common stock for Mentor Holdings common stock governed by section 351 of the Code and/or a reorganization within the meaning of section 368(a) of the Code. The opinion of counsel will be based on then-existing law and based in part upon representations, made as of the effective time of the merger, by Mentor Holdings and Mentor, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinion of counsel could be adversely affected. Neither Mentor Holdings nor Mentor has requested nor will request a private letter ruling from the Internal Revenue Service as to the tax consequences of the merger. The opinion of counsel will not be binding upon the Internal Revenue Service or any court.
     Assuming the merger constitutes an exchange of Mentor common stock for Mentor Holdings common stock governed by section 351 of the Code and/or the merger constitutes a reorganization within the meaning of section 368(a) of the Code, the material U.S. federal income tax consequences of the merger will be as follows:
•	No gain or loss will be recognized by Mentor Holdings or Mentor as a result of the merger;

•	No gain or loss will be recognized by you upon your receipt of Mentor Holdings common stock solely in exchange for your Mentor common stock;

•	The aggregate tax basis of the shares of Mentor Holdings common stock that you receive in exchange for your Mentor common stock in the merger will be the same as the aggregate tax basis of your Mentor common stock exchanged; and

•	The holding period for shares of Mentor Holdings common stock that you receive in the merger will include the holding period of your Mentor common stock exchanged.
     The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income, foreign, state or local tax consequences or tax return reporting requirements.

Accordingly, you are again strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the merger.
Anticipated Accounting Treatment
     For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of Mentor will be included in the consolidated financial statements of Mentor Holdings on the same basis as currently presented.
Listing of Mentor Holdings Common Stock on the New York Stock Exchange; De-listing and De-registration of Mentor Common Stock
     The completion of the reorganization is conditioned on the approval for listing of the shares of Mentor Holdings common stock issuable in the reorganization (and any other shares to be reserved for issuance in connection with the reorganization) on the New York Stock Exchange. We expect that the Mentor Holdings common stock will trade under the ticker symbol “MNT.” In addition, Mentor Holdings will become a reporting company under the Securities Exchange Act.
     Following the reorganization, Mentor’s common stock will no longer be quoted on the New York Stock Exchange and will no longer be registered under the Securities Exchange Act. In addition, Mentor will cease to be a reporting company under the Securities Exchange Act.
Board of Directors and Management of Mentor Holdings Following the Reorganization
     We expect that following the reorganization the Mentor Holdings board of directors will consist of the same persons currently comprising the Mentor board of directors. Presently, the Mentor Holdings board and the Mentor board are comprised of the same persons. We expect that immediately following the reorganization the Mentor Holdings board will be comprised of Joseph E. Whitters, Joshua H. Levine, Michael L. Emmons, Walter W. Faster, Margaret H. Jordan, Katherine S. Napier and Burt E. Rosen, if such individuals are elected as directors of Mentor at the annual meeting.
     We expect that the management of Mentor Holdings following the reorganization will be the same as that of Mentor immediately prior to the reorganization.
     For information concerning persons expected to become directors of Mentor Holdings, see “Proposal 2: Election of Directors.”
Independent Registered Public Accounting Firm of Mentor Holdings
     The adoption by the holders of Mentor common stock of the merger agreement will also constitute ratification of Ernst & Young LLP as described under the caption “Proposal 4: Ratification of Independent Registered Public Accounting Firm” as the independent registered public accounting firm of Mentor Holdings for Mentor Holdings’ 2009 fiscal year.
Issuances of Mentor Holdings Common Stock Under the Mentor Plans
     The adoption by the holders of Mentor common stock of the merger agreement will also constitute approval of the assumption by Mentor Holdings of the Mentor Plans and, where appropriate, the future issuance of shares of Mentor Holdings common stock in lieu of shares of Mentor common stock under the Mentor Plans, each as amended in connection with the reorganization without further shareowner action.
Mentor Holdings Amended and Restated Certificate of Incorporation
     The adoption by the holders of Mentor common stock of the merger agreement will also constitute approval of the terms of the Mentor Holdings amended and restated certificate of incorporation in the form attached to this proxy statement/prospectus as Annex II.
Restrictions on the Sale of Mentor Holdings Shares
     The shares of Mentor Holdings common stock to be issued in the reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, subject to existing restrictions.

Description of Mentor Holdings Capital Stock
     Mentor Holdings is incorporated in the State of Delaware. The rights of stockholders of Mentor Holdings will generally be governed by Delaware law and Mentor Holdings’ amended and restated certificate of incorporation (which we intend to file immediately prior to completion of the reorganization) and bylaws. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the Delaware General Corporation Law (“DGCL”) and the common and constitutional law of the State of Delaware, and the full texts of Mentor Holdings’ amended and restated certificate of incorporation and bylaws, which may be found as Annexes II and III to this proxy statement/prospectus.
General
     Upon the completion of the reorganization, the authorized capital of Mentor Holdings will be 175,000,000 shares, consisting of 25,000,000 shares of preferred stock, par value $0.001 per share, and 150,000,000 shares of common stock, par value $0.001 per share. All of the shares issued and outstanding upon completion of the reorganization will be fully paid and nonassessable.
     Upon completion of the reorganization, the number of shares of Mentor Holdings common stock that will be outstanding will be equal to the number of shares of Mentor common stock outstanding immediately prior to the reorganization.
Common Stock
     Dividends and Distributions. Subject to preferences applicable to any shares of outstanding Mentor Holdings preferred stock, the holders of outstanding shares of Mentor Holdings common stock will be entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors of Mentor Holdings may determine from time to time. All shares of Mentor Holdings common stock are entitled to participate ratably with respect to dividends or other distributions.
     Liquidation Rights. If Mentor Holdings is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of Mentor Holdings’ common stock are entitled to share ratably in all assets of Mentor Holdings available for distribution to the Mentor Holdings’ stockholders after the payment in full of any preferential amounts to which holders of any Mentor Holdings preferred stock may be entitled.
     Voting Rights. Holders of Mentor Holdings common stock are entitled to one vote per share on all matters to be voted upon by stockholders. There are no cumulative voting rights. Stockholders may vote by proxy.
     Other. There are no preemption, redemption, sinking fund or conversion rights applicable to the Mentor Holdings common stock.
Preferred Stock
     The board of directors of Mentor Holdings may, without further stockholder approval, issue up to 25,000,000 shares of preferred stock in one or more series and fix the number of shares constituting the designation, voting powers (if any), preferences and other rights, as well as the qualifications, limitations and restrictions, of the series. The powers, preferences and rights, and the qualifications, limitations or restrictions, if any, of each series of preferred stock may be different from those of any and all other series. The issuance of Mentor Holdings preferred stock may have the effect of delaying, deferring or preventing a change of control of Mentor Holdings without further action by the stockholders, may discourage bids for Mentor Holdings common stock at a premium over the market price of Mentor Holdings common stock and may adversely affect the market price of, and the voting and other rights of the holders of, Mentor Holdings common stock.
     The board of directors of Mentor Holdings has adopted a policy requiring that, unless approved by the vote of the stockholders, any designation of preferred stock in connection with the adoption of a shareholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions.

Delaware Anti-Takeover Law and Certain Charter Provisions
     Mentor Holdings is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the stockholder became an interested stockholder unless:
•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
     A “business combination” includes a merger, asset or stock sale or other transaction resulting in financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of a corporation’s outstanding voting stock. This provision may have the effect of delaying, deterring or preventing a change in control of Mentor Holdings without further action by its stockholders.
     Mentor Holdings’ amended and restated certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes in control or management. These provisions include:
•	the authority of the board of directors to issue up to 25,000,000 shares of undesignated preferred stock and to determine the rights, preferences and privileges of these shares, without stockholder approval;

•	all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent; and

•	the elimination of cumulative voting.
Such provisions may have the effect of delaying or preventing a change in control.
Limitation of Director Liability and Indemnification
     Mentor Holdings’ certificate of incorporation provides, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently provides that this waiver may not apply to liability:
•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.
     However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The certificate of incorporation and bylaws of Mentor Holdings further provide that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify other persons as authorized by the DGCL. These provisions do not eliminate any monetary liability of directors under the federal securities laws.
     In connection with the reorganization, we expect to enter into customary indemnification agreements with the officers and directors of Mentor Holdings.
Transfer Agent
     We expect that the transfer agent for Mentor Holdings common stock will be American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.
New York Stock Exchange Listing
     We expect that Mentor Holdings common stock will be listed on the New York Stock Exchange under the trading symbol “MNT.”

Description of Mentor Capital Stock
     Mentor is incorporated in the State of Minnesota. The rights of shareholders of Mentor are generally governed by Mentor’s restated articles of incorporation and amended and restated bylaws, and by Minnesota statutory and common law. The following is a summary of the material provisions of Mentor’s restated articles of incorporation and Mentor’s amended and restated bylaws. This summary is not complete and is qualified by reference to Minnesota statutory and common law and the full texts of Mentor’s restated articles of incorporation and amended and restated bylaws. Copies of these documents are exhibits to the registration statement of which this proxy statement/prospectus is a part.
General
     Mentor is authorized to issue 150,000,000 shares of common stock, $0.10 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share. As of June 27, 2008, Mentor had 33,758,085 shares of common stock outstanding held of record by approximately 734 shareholders. The outstanding shares of Mentor’s stock are fully paid and nonassessable.
Common Stock
     Dividends and Distributions. Subject to preferences applicable to any shares of outstanding Mentor preferred stock, the holders of outstanding shares of Mentor common stock are entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors of Mentor may determine from time to time. All shares of Mentor common stock are entitled to participate ratably with respect to dividends or other distributions.
     Liquidation Rights. If Mentor is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of Mentor common stock are entitled to share ratably in all assets of Mentor available for distribution to the Mentor shareholders after the payment in full of any preferential amounts to which holders of any Mentor preferred stock may be entitled.
     Voting Rights. Holders of Mentor common stock are entitled to one vote per share on all matters to be voted upon by shareholders. There are no cumulative voting rights. Shareholders may vote by proxy.
     Other. There are no preemption, redemption, sinking fund or conversion rights applicable to the Mentor common stock.
Preferred Stock
     The Mentor board of directors has authority to issue 25,000,000 shares of Mentor preferred stock in one or more series and to fix the voting powers, designations, preferences and participating, optional, relative or other special rights, and qualifications, limitations or restrictions of the Mentor preferred stock, without any further vote or action by Mentor’s shareholders. No shares of preferred stock are issued or outstanding. The issuance of Mentor preferred stock may have the effect of delaying, deferring or preventing a change of control of Mentor without further action by the shareholders, may discourage bids for the Mentor common stock at a premium over the market price of the Mentor common stock and may adversely affect the market price of, and the voting and other rights of the holders of, Mentor common stock.
     The board of directors of Mentor has adopted a policy requiring that, unless approved by the vote of the shareholders, any designation of preferred stock in connection with the adoption of a shareholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions.
Minnesota Anti—Takeover Law and Certain Charter Provisions
     Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide Minnesota corporations with management flexibility, to enhance the likelihood of continuity and stability in the board of directors and in the policies formulated by a Minnesota corporation’s board of directors and to discourage an unsolicited takeover if the board of directors determines that such a takeover is not in the best interest of the corporation and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us, which could deprive our shareholders of opportunities to sell their shares of our stock at higher values.
     Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisitions of our stock (from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 would require approval of any such acquisition by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval would be denied voting rights. Those shares would be redeemable by us at their then-fair market value within 30 days after the date on which the acquiring person failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.
     Section 302A.673 of the Minnesota Statutes would generally prohibit any business combination by us, or any of our subsidiaries, with any shareholder that purchases 10% or more of our voting shares (an interested shareholder) within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder’s share acquisition date.
     In addition, Mentor’s amended and restated articles of incorporation and bylaws include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes in control or management. These provisions include:
•	the authority of the board of directors to issue up to 25,000,000 shares of undesignated preferred stock and to determine the rights, preferences and privileges of these shares, without stockholder approval; and

•	the elimination of cumulative voting.
     Such provisions may have the effect of delaying or preventing a change in control.
Indemnification of Directors and Officers
     Article IX of our restated articles of incorporation provides that no director of the company shall be personally liable to the company or its shareholders for monetary damages for breach of fiduciary duty; provided, however, that Article IX shall not eliminate or limit the liability of a director to the extent provided by applicable law:
•	for any breach of the director’s duty of loyalty to the company or its shareholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under Sections 302A.559 or 80A.23 of the Minnesota Statutes,

•	for any transaction from which the director derived an improper personal benefit, or

•	for any act or omission occurring prior to the effective date of Article IX.
     Further, Article IX provides that no amendment to or repeal of Article IX shall apply to or have any effect on the liability or alleged liability of any director of the company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     Our amended and restated bylaws provide that the company shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Minnesota Statutes, Section 302A.521, as amended from time to time, or as required or permitted by other provisions of law; provided, however, that the company shall not make advances to any person other than a director of the company or of another company at least 80% of the common stock of all classes of which is owned directly or indirectly by the company (a subsidiary) or an officer of the company or of a subsidiary who was elected by the directors of the company or subsidiary, as the case may be; and provided, further, that the company shall not indemnify any person, other than a director of the company or of a subsidiary or an officer of the company or of a subsidiary who was elected by the directors, in respect of any judgment, penalty, fine, excise tax, settlement, expense or other matter for which such person shall have been finally determined to be liable by reason of his or her negligence, recklessness or willful misconduct.
     Our amended and restated bylaws further authorize the company to purchase and maintain insurance on behalf of any person in such person’s official capacity against liability asserted against and incurred by such person in or arising from that capacity, whether or not the company would otherwise be required to indemnify such person against such liability.
     We have entered into agreements to indemnify our directors and officers to the fullest extent permitted by law, in addition to the indemnification provided for in our restated articles of incorporation and amended and restated bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Mentor, arising out of such person’s services as a director or officer of Mentor, any subsidiary of Mentor or any other company or enterprise to which the person provides services at the request of Mentor.
Transfer Agent
     The transfer agent for Mentor common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.
New York Stock Exchange Listing
     Mentor common stock is listed on the New York Stock Exchange under the trading symbol “MNT.”

Comparative Rights of Holders of Mentor Holdings Capital Stock and Mentor Capital Stock
          The rights of Mentor shareholders are currently governed by the Minnesota Business Corporation Act (the “MBCA”) and common law, Mentor’s restated articles of incorporation, as amended, and Mentor’s amended and restated bylaws. The rights of Mentor Holdings stockholders after the completion of the reorganization will be governed by the DGCL and common law, Mentor Holdings’ amended and restated certificate of incorporation and Mentor Holdings’ bylaws. The following summary compares the material rights that Mentor shareholders currently have and the rights that they will have as stockholders of Mentor Holdings following the reorganization. This summary is qualified in its entirety by reference to the full text of the aforementioned authorities. For detailed descriptions of the capital stock of Mentor and Mentor Holdings see “Description of Mentor Capital Stock” and “Description of Mentor Holdings Capital Stock” in this proxy statement/prospectus.

Mentor	Mentor Holdings
(Minnesota)	(Delaware)

Authorized Shares	The total number of shares which Mentor is authorized to issue is 175,000,000 shares, consisting of 150,000,000 million shares of common stock, par value $0.10 per share, 33,758,085 of which were issued and outstanding as of June 27, 2008, and 25,000,000 million shares of preferred stock, par value $0.01 per share, none of which have been issued or are reserved for issuance. In addition, a total of 4,635,102 shares of common stock are reserved for issuance under outstanding stock options and 5,195,998 shares of common stock are reserved for issuance under outstanding warrants and upon conversion of outstanding 2.75% convertible subordinated notes due in 2024.

The board of directors of Mentor has adopted a policy requiring that, unless approved by the vote of the shareholders, any designation of preferred stock in connection with the adoption of a shareholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions.

The MBCA does not allow a corporation to hold treasury shares.	Following the filing of Mentor Holdings’ amended and restated certificate of incorporation prior to completion of the reorganization, the total number of shares which Mentor Holdings is authorized to issue will be 175,000,000 million shares, consisting of 150,000,000 shares of common stock, par value $0.001 per share, 1,000 of which will have been issued to Mentor, and 25,000,000 shares of preferred stock, par value $0.001 per share, none of which will have been issued or reserved for issuance. In addition, outstanding rights to receive Mentor common stock under Mentor’s equity incentive plans, amended and restated employee stock ownership plan, warrants and outstanding 2.75% convertible subordinated notes due in 2024 will be converted upon the reorganization into rights to receive shares of Mentor Holdings common stock on the same terms as were in effect prior to the reorganization.

The board of directors of Mentor Holdings has adopted a policy requiring that, unless approved by the vote of the stockholders, any designation of preferred stock in connection with the adoption of a shareholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions.

Under the DGCL, a corporation may hold treasury shares and such shares may be held, sold, loaned, pledged or exchanged by the corporation. However, treasury shares, if held by the corporation, are not outstanding and therefore do not receive dividends and

	Mentor	Mentor Holdings
	(Minnesota)	(Delaware)

do not have voting rights.

Voting	Pursuant to the MBCA and Mentor’s restated articles of incorporation, each Mentor shareholder has one vote for each share held.

Under the MBCA, action on matters in general, other than the election of directors, must be approved by the holders of a majority of the voting power constituting a quorum, except where the MBCA or the articles of incorporation require a larger proportion or number.

Under the MBCA, the holders of a majority of the voting power of the shares entitled to vote at a meeting are a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in the articles of incorporation or bylaws.	Pursuant to the DGCL and Mentor Holdings’ amended and restated certificate of incorporation, each Mentor Holdings stockholder has one vote per share held.

Under the DGCL, action on matters in general, other than the election of directors, must be approved by the holders of a majority of the voting power constituting a quorum, except where the DGCL or the certificate of incorporation specifies a different number.

Under the DGCL, the holders of a majority of the voting power of the shares entitled to vote at a meeting are a quorum for the transaction of business, unless a different number is provided in the certificate of incorporation or bylaws; provided, however, that in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting.

Vote Required for Election of Directors	Pursuant to the MBCA, Mentor’s directors are elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present. The MBCA permits corporations to provide otherwise in their articles of incorporation, but Mentor has not done so.

Mentor’s restated articles of incorporation do not allow cumulative voting for the election of directors.	Pursuant to the DGCL, Mentor Holdings’ directors are elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present. The DGCL permits corporations to provide otherwise in their certificates of incorporation or bylaws, but Mentor Holdings has not done so.

Mentor Holdings’ amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Classification of the Board of Directors	Mentor’s restated articles of incorporation and amended and restated bylaws do not provide for a classified board of directors. Accordingly, all Mentor directors are elected annually.	Mentor Holdings’ amended and restated certificate of incorporation and bylaws do not provide for a classified board of directors. Accordingly, all Mentor Holdings directors will be elected annually.

Number of Directors	Under the MBCA, the number of directors shall be fixed by, or in the manner provided in, the articles of incorporation or bylaws, and may be increased or decreased at any time by amendment to or in the manner provided in the articles or	Under the DGCL, the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment

	Mentor	Mentor Holdings
	(Minnesota)	(Delaware)

	bylaws. Pursuant to Mentor’s restated articles of incorporation and amended and restated bylaws, the number of directors is established by resolution of the shareholders at a number not less than three, subject to the right of the board of directors to increase such number of directors by no more than two over the number last established by the shareholders.	of the certificate. Pursuant to Mentor Holdings’ bylaws, the number of directors shall be set from time to time by resolution of the board of directors.

Removal of Directors	Pursuant to the MBCA and Mentor’s amended and restated bylaws, Mentor’s directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors.	Under the DGCL and Mentor Holdings’ bylaws, directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors	Mentor’s amended and restated bylaws provide that director vacancies shall be filled for the unexpired term by a majority of the directors serving at that time, and each person so elected shall be a director until his successor is elected by the shareholders, who may make such election at their next annual meeting or at any meeting duly called for that purpose.	Mentor Holdings’ bylaws provide that director vacancies shall be filled for the unexpired term by a majority of the directors serving at that time, and each person so elected shall be a director until his successor is elected by the stockholders, who may make such election at their next annual meeting or at any meeting duly called for that purpose.

Action Without a Meeting	Pursuant to the MBCA, Mentor’s amended and restated bylaws provide that an action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written consent by all of the shareholders entitled to vote on that action.	Mentor Holdings’ amended and restated certificate of incorporation and bylaws do not permit stockholder action without a meeting.

Power to Call Annual and Special Meetings	Pursuant to the MBCA, Mentor’s amended and restated bylaws provide that if an annual meeting of shareholders has not been held during the immediately preceding 15 months, a shareholder or shareholders holding three percent or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written notice of demand to the corporation.

Pursuant to the MBCA, Mentor’s amended and restated bylaws provide that a special shareholder meeting may be called for any purpose by any one or more shareholders	Under the DGCL, Delaware courts may order a stockholder meeting to be held upon application of any stockholder if 30 days has passed after the date designated for an annual meeting, or if no date has been designated, for a period of 13 months after the later to occur of the corporation’s incorporation, its last annual meeting or last action by written consent to elect directors in lieu of an annual meeting.

Consistent with the DGCL, Mentor Holdings’ amended and restated certificate of incorporation and bylaws provide that only Mentor’s board of directors may call

	Mentor	Mentor Holdings
	(Minnesota)	(Delaware)

	holding at least 10 percent of the voting power of all shares entitled to vote, who shall demand such special meeting by written notice given to the chief executive officer or the chief financial officer of the corporation specifying the purpose of such meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25 percent or more of the voting power of all shares entitled to vote.	special stockholder meetings.

Notice of Meetings	Consistent with the MBCA, Mentor’s amended and restated bylaws provide that unless a different minimum notice period has been fixed by applicable law, the restated articles of incorporation or the amended and restated bylaws, notice of any meeting shall be given not less 10 nor more than 60 days before the date of the meeting; provided, however, that in the event that a plan of merger or exchange is to be considered, notice shall be given to every shareholder, whether or not entitled to vote, not less than 14 nor more than 60 days before the date of the meeting.	Consistent with the DGCL, Mentor Holdings’ amended and restated bylaws provide that notice of any meeting shall be given to each stockholder entitled to vote thereat not less 10 nor more than 60 days before the date of the meeting.

Notice of Meeting Business; Nomination of Directors	Consistent with the MBCA, Mentor’s amended and restated bylaws provide that at an annual or special meeting of the shareholders, business brought before the meeting by shareholders shall only be conducted at such meeting if the shareholder has given notice in writing to the corporation not less than 120 calendar days in advance of the date that the corporation’s proxy statement was released to shareholders for the previous year’s annual meeting, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a special meeting, such notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was delivered; provided that, in the case of a special	Consistent with the DCGL, Mentor Holdings’ bylaws provide that at an annual or special meeting of the stockholders, business brought before the meeting by stockholders shall only be conducted at such meeting if the stockholder has given notice in writing to the corporation not less than 120 calendar days in advance of the date that the corporation’s proxy statement was released to stockholders for the previous year’s annual meeting, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a special meeting, such notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was delivered; provided that, in the case of a special meeting, the notice by the corporation thereof calls for business to be brought before the meeting by its stockholders.

	Mentor	Mentor Holdings
	(Minnesota)	(Delaware)

meeting, the notice by the corporation thereof calls for business to be brought before the meeting by its shareholders.

If a special meeting is called for the purpose of electing directors, any shareholder may nominate candidates by delivering notice to the corporation not earlier than the 90th day prior to such special meeting and not later than the 70th day prior to such special meeting or the 10th day following the day on which the date of the special meeting was first announced.

A notice must include specified information concerning the business proposed to be conducted, the shareholder making the proposal and, if applicable, the persons nominated to be elected as directors.	If a special meeting is called for the purpose of electing directors, any stockholder may nominate candidates by delivering notice to the corporation not earlier than the 90th day prior to such special meeting and not later than the 70th day prior to such special meeting or the 10th day following the day on which the date of the special meeting was first announced.

A notice must include specified information concerning the business proposed to be conducted, the stockholder making the proposal (including information about (i) any hedging transactions (e.g. any short position) the stockholder has entered with respect to Mentor Holdings’ stock, and (ii) whether and the extent to which the stockholder has direct or indirect beneficial ownership of any derivative instruments (e.g. any options or similar rights) related to Mentor Holdings’ stock) and, if applicable, the persons nominated to be elected as directors.

Director Action Without a Meeting	Pursuant to the MBCA and Mentor’s amended and restated bylaws, an action required or permitted to be taken at a board meeting may be taken without a meeting by written action by all of the directors.	Under the DGCL, unless otherwise restricted by the certificate of incorporation or bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting by the written consent of all directors. Mentor Holdings’ amended and restated certificate of incorporation and bylaws do not otherwise restrict the board of directors’ authority to act without a meeting.

Limitation of Directors’ Personal Liability	Mentor’s restated articles of incorporation provide that, to the fullest extent permitted by the MBCA, a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of a director’s fiduciary duty.

Under the MBCA, the personal liability of a director for breach of fiduciary duty may be eliminated or limited if the articles of incorporation so provide, but the articles may not limit or eliminate such liability for (a) any breach of the directors’ duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends, stock repurchases or redemptions, (d) any transaction in which the director received an improper personal benefit, (e)	Mentor Holdings’ amended and restated certificate of incorporation contains a provision eliminating the personal liability of its directors for breach of a fiduciary duty, subject to the limitations provided below.

Under the DGCL, if the certificate of incorporation so provides, the personal liability of a director for breach of a fiduciary duty as a director may be eliminated or limited, provided, however, that the liability of a director is not limited or eliminated for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends, stock repurchases or redemptions, or (d) any

	Mentor	Mentor Holdings
	(Minnesota)	(Delaware)

	certain violations of the Minnesota securities laws, and (f) any act or omission that occurs before the effective date of the provision in the articles eliminating or limiting liability.	transaction in which the director received an improper personal benefit.

Indemnification	The MBCA provides for the mandatory indemnification of persons acting in an official capacity on behalf of the corporation if, generally speaking, such a person acted in good faith, did not receive any improper personal benefit, acted in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.	Mentor Holdings’ bylaws provide for indemnification to the fullest extent permitted by the DGCL.

The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against parties entitled to indemnification for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner such person reasonably believed was in, or not opposed to, the best interests of the corporation. Under the DGCL, indemnification is available in a criminal action only if the person seeking indemnification had no reasonable cause to believe that his or her conduct was unlawful. The DGCL does not allow indemnification for directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) as to which such director shall have been adjudged to be liable to the corporation unless indemnification (limited to expenses) is ordered by a court.

Amendment to the Articles or Certificate of Incorporation	Pursuant to the MBCA, an amendment or restatement of Mentor’s restated articles of incorporation may be effected by shareholder approval of a resolution setting forth the proposed amendment or restatement either approved by the affirmative vote of a majority of the directors or proposed by a shareholder or shareholders holding three percent or more of the voting power of the shares entitled to vote.	Under the DGCL, a proposed amendment to a corporation’s certificate of incorporation may not be submitted to a vote of the stockholders without the approval of the board of directors.

Amendment to the Bylaws	Under the MBCA, unless reserved by the articles of incorporation to the shareholders, the power to adopt, amend, or repeal the bylaws is vested in the board of directors. Mentor’s restated articles of incorporation do not reserve such power to the shareholders.

Mentor’s amended and restated bylaws	Under the DGCL, the stockholders, and the board of directors if the certificate of incorporation so provides, have the power to make, alter or repeal the bylaws.

Mentor Holdings’ amended and restated certificate of incorporation expressly authorizes the board of directors to make, alter or repeal the bylaws.

Mentor	Mentor Holdings
(Minnesota)	(Delaware)

provide that the board of directors have the power to adopt, amend or repeal the bylaws, subject to the power of the shareholders to change or repeal the same; provided, however, that the board shall not adopt, amend or repeal any bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a bylaw that increases the number of directors.

Anti-takeover Legislation	Under the MBCA’s control share acquisition provisions, a public corporation with at least fifty shareholders (an “issuing public corporation”) is required to obtain disinterested shareholder approval for acquisitions of its shares resulting in the acquiring party owning more than a designated percentage of the corporation’s outstanding shares. Shareholders who acquire shares in excess of such designated percentage without disinterested shareholder approval will lose their voting rights and are subject to certain redemption privileges of the corporation. Under the MBCA, a corporation may opt out of these provisions in its articles of incorporation or bylaws, but Mentor has not elected to do so.

The Minnesota business combination statute provides that an issuing public corporation may not engage in certain business combinations with any person that acquires beneficial ownership of 10% or more of the voting stock of that corporation (an “interested shareholder”) for a period of four years following the date on which the person became an interested shareholder (the “share acquisition date”) unless, before that share acquisition date, a committee of the corporation’s disinterested directors approve either the business combination or the acquisition of shares.

In addition, the MBCA prohibits a publicly held corporation from entering into or amending agreements (commonly referred to as golden parachutes) that increase current or future compensation of any officer or	Section 203 of the DGCL provides for a three-year moratorium on certain business combination transactions with “interested stockholders” (generally, persons who beneficially own 15% or more of the corporation’s outstanding voting stock). Under the DGCL, a corporation may opt out of these provisions in its certificate of incorporation, but Mentor Holdings has not elected to do so.

The DGCL does not provide any additional restrictions on control share transactions, business combinations or the like.

	Mentor	Mentor Holdings
	(Minnesota)	(Delaware)

director during any tender offer or request or invitation for tenders.

The MBCA also provides that a publicly held corporation is prohibited from purchasing or agreeing to purchase any shares from a person who beneficially owns more than 5% of the voting power of the corporation if the shares had been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares, unless approved at a meeting of the shareholders by a majority of the voting power of all shares entitled to vote or the publicly held corporation makes an offer, of at least equal value per share, to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted.

Rights Plans (“Poison Pills”)	Mentor does not have a Poison Pill.	Mentor Holdings does not have a Poison Pill.

Dividends and Stock Repurchases	Under the MBCA, a corporation may generally pay a dividend or acquire its own shares if its board of directors determines that the corporation will be able to pay its debts in the ordinary course of business after paying the dividend or acquiring the shares and if, among other things, the dividend payment does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of the shares having preferential rights, unless the payment is made to those shareholders in the order and to the extent of their respective priorities.	Under the DGCL, a corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, except that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Under the DGCL, a corporation may purchase or redeem shares of any class except when its capital is impaired or such purchase would cause impairment of capital, except that a corporation may purchase or redeem any of its preferred shares if such shares will be retired upon the acquisition and the capital of the corporation will be reduced by such retirement of shares.

Dissenters’/Appraisal Rights	Under the MBCA, in some circumstances shareholders have the right to dissent from certain corporate transactions by demanding payment in cash for their shares equal to the fair value of the shares as determined by agreement with the corporation or by a court in an action timely brought by the dissenting shareholders. The MBCA, in general,	The DGCL allows for dissenters’ rights only in connection with certain mergers or consolidations. No such appraisal rights exist, however, for corporations whose shares are listed on a national securities exchange or held of record by more than 2,000 stockholders unless the certificate of incorporation provides otherwise (Mentor

	Mentor	Mentor Holdings
	(Minnesota)	(Delaware)

	affords dissenters’ rights upon certain amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting shareholders, upon the sale of substantially all corporate assets and upon merger or exchange by a corporation.	Holdings’ amended and restated certificate of incorporation does not provide otherwise) or the stockholders are to receive in the merger or consolidation anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporation described in (a) and (b) above, or (d) any combination of (a), (b), or (c) above.

Examination of Books and Records	Under the MBCA, any shareholder has an absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, and the corporation shall make available within 10 days after receipt of the written demand, the corporation’s share register and certain books and records.	Under the DGCL, any stockholder, in person or by attorney or other agent, shall, upon written demand, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from, the corporation’s stock ledger, a list of its stockholders, and its other books and records. Stockholders may apply to the Delaware Court of Chancery for an order to compel inspection if a demand is refused by the corporation or not replied to within five business days of the demand.

Dissolution	Under the MBCA, a corporation may be dissolved by the voluntary action of the holders of a majority of a corporation’s shares entitled to vote at a meeting called for the purpose of considering such dissolution.

In addition, the MBCA provides that a court may dissolve a corporation in an action by a shareholder where: (a) the situation involves a deadlock in the management of corporate affairs and the shareholders cannot break the deadlock; (b) the directors have acted fraudulently, illegally, or in a manner unfairly prejudicial to the corporation; (c) the shareholders are divided in voting power for two consecutive regular meetings to the point where successor directors are not elected; (d) there is a case of misapplication or waste of corporate assets; or (e) the duration of the corporation has expired.	The DGCL provides that a voluntary dissolution of a corporation first must be deemed advisable by a majority of the board of directors and then approved by a majority of the outstanding stock entitled to vote, or without action of the directors if all of the stockholders entitled to vote on such dissolution consent in writing to such dissolution.

In addition, under the DGCL, the Delaware Court of Chancery may revoke or forfeit the charter of any corporation for abuse, misuse or nonuse of its powers, privileges or franchises.

PROPOSAL 2
ELECTION OF DIRECTORS
General
     Our bylaws give the board of directors the authority to increase the number of directors by no more than two over the number last established by the shareholders. At a meeting of the board of directors in March 2007, the authorized number of directors was increased from seven to eight, which remains the current authorized number of directors.
     Directors are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders, or until their successors are duly elected and qualified. The board of directors has nominated all seven current directors, identified below, as nominees for election to the board of directors at the annual meeting. All nominees are standing for re-election.
     Unless individual shareholders specify otherwise, the shares represented by each returned proxy will be voted FOR the election of the seven nominees named below. Although it is anticipated that each nominee will be able and willing to serve as a director, should any nominee become unable or unwilling to serve, the persons named as proxies may vote either (1) for a substitute nominee designated by the present board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy, but may not vote for more than seven individuals.
     The following sets forth certain information concerning the nominees for director:

Nominee	Age	Director Since	Positions and Offices Held with Mentor
Joseph E. Whitters	50	2004	Chairman of the Board
Michael L. Emmons	67	2004	Director
Walter W. Faster	75	1980	Director
Margaret H. Jordan	65	2007	Director
Joshua H. Levine	50	2004	President, Chief Executive Officer and Director
Katherine S. Napier	53	2007	Director
Burt E. Rosen	59	2007	Director
     Joseph E. Whitters has served as a Senior Advisor to Frazier Healthcare Ventures, a health care focused venture capital firm, since 2005. From 1986 until 2005 he held various financial, accounting and tax positions at First Health Group Corp., a managed health care company, including serving as Chief Financial Officer from 1988 until 2004. First Health Group Corp. was acquired in January 2005. Prior to joining First Health Group Corp., Mr. Whitters was employed in various financial, accounting and tax positions by United HealthCare Corp., Overland Express and Peat Marwick. Mr. Whitters is a certified public accountant. He is also a director of Omnicell, Inc. and Luminent Mortgage Capital.
     Michael L. Emmons retired from Accenture, a worldwide consulting firm (formerly known as Andersen Consulting) in August 2001 where he had developed and managed its worldwide tax function since 1995. Prior to joining Accenture, he had been a tax partner with Arthur Andersen & Co., where he was employed for over 28 years in various tax and management positions. Mr. Emmons is a certified public accountant and an attorney. Mr. Emmons holds a BA and JD from University of Washington and a LLM in Taxation from New York University Graduate School of Law.
     Walter W. Faster was Vice President, Corporate Growth and Development with General Mills Inc., a manufacturer and marketer of consumer foods and other consumer goods, when he retired in 1997. In earlier positions during his 34 year career with the company he served in various executive marketing and finance capacities. Prior to General Mills he served as a management consultant with Booz, Allen and Hamilton, an international consulting firm, in an engineering capacity with

General Electric and as an Officer in the US Army Signal Corp. Mr Faster has been a Director for several non profit and for profit boards, including service with Volunteers of America as Chair for its National Board. He holds an MBA in marketing and finance from the Wharton Graduate School of the University of Pennsylvania and a BS in Engineering from the University of Illinois.
     Margaret H. Jordan has had a 43 year career focused on private and public healthcare management, and has served as the President of Dallas Medical Resources since 2004. Prior to that position, she has held management positions with organizations such as Texas Health Resource, Southern California Edison Company, Kaiser Foundation Health Plan and the U.S. Public Health Service. Ms. Jordan serves as a director of the Federal Reserve Bank of Dallas, and on several nonprofit boards, including the American Hospital Association, the Dallas Museum of Art and the Women’s Museum. She holds an MPH from the University of California-Berkeley and BSN from Georgetown University.
     Joshua H. Levine has served as our President and Chief Executive Officer and a director since June of 2004. Mr. Levine began his career with us in October of 1996 as Vice President, Sales-Aesthetic Products and advanced through positions of increasing responsibility in the aesthetic business franchise including V.P., Sales and Marketing-Domestic and V.P., Sales and Marketing-Global. In June of 2002, Mr. Levine was named Senior V.P., Global Sales and Marketing and an executive officer of Mentor Corporation. In December of 2003, Mr. Levine was promoted to President and Chief Operating Officer, the position he held until being named to his current position as Chief Executive Officer. Prior to joining us, Mr. Levine was employed from 1989 through 1996 with Kinetic Concepts, Inc., a specialty medical equipment manufacturer, in a variety of executive level sales and marketing positions, ultimately serving as Vice President and General Manager of KCI’s Home Care Division. Mr. Levine began his career in healthcare with American Hospital Supply Corporation in 1982 and continued with the organization after it was acquired by Baxter Travenol. From 1982 through 1988, Mr. Levine held line management sales and marketing positions across a variety of manufacturing, distribution and service businesses. Mr. Levine earned his bachelor’s degree in Communications from The University of Arizona in Tucson.
     Katherine S. Napier has had a 27 year career in general management and marketing. She served as Senior Vice President, Marketing, for McDonald’s Corporation in both Europe and the U.S. from 2002 to 2006. Prior to that, she held the position of Vice President and General Manager of the North American Pharmaceuticals Division and Women’s Health Group for Procter & Gamble, where she worked from 1979 to 2002. Ms. Napier serves on the board of Third Wave Technologies and Alberto-Culver Company, is a board of trustee member for Catholic Health Care Partners and Xavier University in Cincinnati, and serves on the Board of Visitors for Wake Forest University Calloway School of Business. She holds an MBA in marketing and finance from Xavier University and a BA in Economics and Studio Fine Arts from Georgetown University.
     Burt E. Rosen has over 30 years experience in developing and implementing federal and state government relations communication strategies for five major pharmaceutical, consumer products and medical device companies. He has served as Vice President Federal Government Relations for Purdue Pharmaceuticals since 2002. He has also served in a government relations capacity for Novartis, SmithKline Beecham (now GlaxoSmithKline), Bristol-Myers Squibb and Pfizer, Inc. Mr. Rosen began his career in public policy when he joined U.S. Senator Ernest F. Hollings (D-SC) as his Legislative Aide in Washington D.C. in 1973. Mr. Rosen holds a BS in Economics from the University of South Carolina and a JD from the University of South Carolina Law Center.
Relationships among Directors or Executive Officers
     There are no current family relationships among any of our directors or executive officers.
Director Independence
     The board has determined that all of the director nominees, other than Mr. Levine, including those who serve on the Audit, Compensation and Nominating and Governance Committees, are “independent” under the listing standards of the New York Stock Exchange (the “NYSE”), and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The board based this determination primarily on a review of the responses of the director nominees to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with the directors.

Corporate Governance
     Pursuant to Minnesota law and our bylaws, our business and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.
     Copies of the written committee charters for the Audit, Compensation and Nominating and Governance Committees, as well as our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics are available on our website, and can be found under the “Investors” and “Corporate Governance” links. Our website is http://www.mentorcorp.com. Copies are also available in print, free of charge, by writing to Investor Relations, Mentor Corporation, 201 Mentor Drive, Santa Barbara, California 93111. We may post amendments to or waivers of the provisions of the Code of Ethics for Senior Financial Officers and our Code of Business Conduct and Ethics, if any, on the website. Please note, however, that the information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement.
Board Committees and Meetings
     The board of directors held ten meetings during the fiscal year ended March 31, 2008 and acted by written consent without a meeting four times. The board of directors has standing Compensation, Audit and Nominating and Governance Committees. Each incumbent director attended at least 80% of the total number of meetings of the board of directors and board committees on which that director served. Members of the board and its committees also consulted informally with management from time to time.
     Audit Committee. The Audit Committee acts pursuant to a written charter, which is available on our website (as described above). The charter requires that the Audit Committee be comprised of at least three members, all of whom must be independent as defined in the listing standards of the NYSE, and the board of directors has determined that all members of the Audit Committee satisfy this requirement. The board of directors has also determined that each member of the Committee is independent, as that term is defined under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The current members of the Audit Committee are Messrs. Emmons, Faster and Whitters. Although more than one member of the Audit Committee is believed to qualify as an “audit committee financial expert” as that term is defined in the rules promulgated under the Securities Act of 1933, as amended, the Audit Committee has designated Mr. Emmons as that expert.
     The Audit Committee assists the board of directors in discharging its responsibilities to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal auditors. It has direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accountants employed by us for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The Audit Committee is also responsible for producing an Audit Committee Report for inclusion in our proxy statement. The Audit Committee held ten meetings during the fiscal year ended March 31, 2008.
     Compensation Committee. The Compensation Committee acts pursuant to a written charter, which is available on our website. The charter requires that the Compensation Committee be comprised of at least two members, both of whom (or all of whom, as the case may be) must be independent as defined in the listing standards of the NYSE, and the board of directors has determined that all current members satisfy this requirement. The current members of the Compensation Committee are Messrs. Whittier and Faster and Ms. Napier.
     The Compensation Committee assists the board of directors in discharging its responsibilities in respect of compensation of our executive officers and directors, including, among other things, annual salaries and bonuses, equity-based awards, and other incentive compensation arrangements. In addition, it administers our stock incentive plans. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to subcommittees of the Compensation Committee, provided that the subcommittee is composed entirely of independent directors and has a published committee charter. Executive officers are not authorized to make discretionary grants or awards to any Company employees. The Compensation Committee is also responsible for producing a Compensation Committee Report for inclusion in our proxy statement. The Compensation Committee held a total of eight meetings and acted by written consent without a meeting five times during the fiscal year ended March 31, 2008.
     Nominating and Governance Committee. The Nominating and Governance Committee acts pursuant to a written charter, which is available on our website. The charter requires that the Nominating and Governance Committee be comprised of at least two members, both of whom (or all of whom, as the case may be) must be independent as defined in the listing standards of the NYSE, and the board of directors has made the determination that all current members satisfy this requirement. The current members of the Nominating and Governance Committee are Mr. Faster, Ms. Jordan and Mr. Rosen.
      Director Nomination Process
     The Nominating and Governance Committee is responsible for identifying individuals qualified to become board members and recommending to the full board of directors nominees for election as directors. To fulfill this role, the Nominating and Governance Committee reviews the composition of the full board to determine the qualifications and areas of expertise needed to further enhance the composition of the board and works with management in attracting candidates with those qualifications. In considering candidates for directors, the Nominating and Governance Committee takes into account a number of factors, including the following: (i) independence under applicable listing standards; (ii) relevant business experience; (iii) judgment, skill, integrity and reputation; (iv) number of other boards on which the candidate serves; (v) other business and professional commitments; (vi) potential conflicts of interest with other pursuits; (vii) whether the candidate is a party to any action or arbitration adverse to us; (viii) financial and accounting background to enable the Nominating and Governance Committee to determine whether the candidate would be suitable for possible Audit Committee membership or qualify as an “audit committee financial expert”, (ix) executive compensation background, to enable the committee to determine whether a candidate would be suitable for Compensation Committee membership; (x) whether the candidate has agreed to be interviewed by the Nominating and Governance Committee if requested; (xi) the size and composition of the existing board; and (xii) diversity the candidate offers to the board and us as a company.
     In addition, candidates must be willing and able to devote the required amount of time to our business. In evaluating candidates, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the board.
     The Nominating and Governance Committee will consider qualified candidates for directors suggested by shareholders applying the criteria for candidates described above and considering the additional information referred to below. Shareholders wishing to suggest a candidate for director should write the Chairman of the Nominating and Governance Committee at our principal executive offices and include: (i) the shareholders’ name and contact information; (ii) a statement that the writer is a shareholder of record and is proposing a candidate for consideration by the Nominating and Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding board size and composition, sufficient to enable the Nominating and Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to the board; (vii) a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors; (viii) detailed information about any relationship or understanding between the proposing shareholder and candidate and (ix) all other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of the candidate as a director. In order to give the Nominating and Governance Committee sufficient time to evaluate a recommended candidate, the recommendation should be received by the Chairman of the Nominating and Governance Committee at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to shareholders in connection with the previous year’s annual meeting of shareholders.
     Before nominating a sitting director for reelection at an annual meeting, the Nominating and Governance Committee will consider the director’s performance on the board and whether the director’s reelection will be consistent with our Corporate Governance Guidelines.
     When seeking candidates for director, the Nominating and Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of the candidate, the Nominating and Governance Committee will interview the candidate if it believes the candidate might be suitable for a director. The

Nominating and Governance Committee may also ask the candidate to meet with management. If the committee believes the candidate would be a valuable addition to the board, it will recommend to the full board that candidate’s election.
     In addition to the above, the Nominating and Governance Committee is responsible for developing and recommending to the board a set of corporate governance principals for the Company and overseeing the evaluation of the board of directors and management. The Nominating and Governance Committee held five meetings during the fiscal year ended March 31, 2008.
     The Committee has recommended the nomination of the individuals named in this Proposal 2 for election to the board of directors at this annual meeting.
Executive Sessions
     Non-management directors meet regularly in executive session without management. Non-management directors are all those who are not our officers and include directors, if any, who are not considered independent under NYSE listing standards. Executive sessions are led by the Chairman of the Board. An executive session is held in conjunction with each regularly scheduled quarterly board meeting and other sessions may be called by the Chairman or at the request of other directors.
Compensation Committee Interlocks and Insider Participation
     During fiscal 2008 Messrs. Faster, Rossi, Whitters, Nakonechny (until his resignation from the board of directors in May 2007), and Ms. Napier served on the Compensation Committee. Mr. Rossi resigned from the board in May 2008. No member of the Compensation Committee was employed by us at any time during fiscal year 2008 or at any other time. None of our current executive officers served as members of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or Compensation Committee.
Director Attendance at Annual Meetings
     We typically schedule a board meeting in conjunction with our annual meeting of shareholders and expect that our directors will attend, absent a valid reason. Last year, all of our directors attended our annual meeting of shareholders.
Proposal
     At the annual meeting, shareholders will be asked to elect seven directors to serve on our board of directors until the next annual meeting of shareholders or until their respective successors have been elected and qualified. The nominees receiving the highest number of affirmative votes of the voting power of all outstanding shares present, in person or represented by proxy, at the annual meeting and entitled to vote on this Proposal shall be elected. The board of directors recommends that you vote FOR the election of each of the nominees listed above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
     This Compensation Discussion and Analysis reviews the compensation policies and discussions of the Compensation Committee of our board of directors (the “Committee”) with respect to our named executive officers listed in the Summary Compensation Table (the “NEOs”).
     The design and operation of our compensation program is intended to:
•	attract, motivate, retain and reward employees of outstanding ability;

•	link changes in employee compensation to individual and corporate performance;

•	facilitate the development of a progressive, results-oriented high performance culture;

•	provide opportunities for employee involvement, development and meaningful contribution;

•	support the achievement of annual and long-term financial and strategic goals by rewarding employees for superior results; and

•	align employees’ interests with those of the shareholders.
     The Committee’s approach emphasizes fixed compensation elements of salary and benefits, and variable compensation opportunities contingent on individual and company performance. The ultimate objective of our compensation program is to improve shareholder value. In furtherance of that objective, we evaluate both performance and compensation of employees to ensure that we maintain our ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly-situated employees of peer companies.
     The above policies guide the Committee in assessing the compensation to be paid to our NEOs. The Committee endeavors to ensure that the total compensation paid to NEOs is fair, reasonable, competitive and consistent with our compensation policies. The above policies also guide the Committee as to the proper allocation between long-term compensation, current cash compensation, and annual bonus compensation.
     Each of the NEOs is a member of our Executive Leadership Team (“ELT”), consisting of approximately 13 of our most senior executives. NEOs and the remaining ELT members participate in the same fixed and variable compensation programs. All ELT members participate in other compensatory programs such as life insurance and disability benefits, certain perquisites, and severance protection.
     In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Committee may also take into consideration a number of factors related to our performance, such as earnings per share, profitability, product pipeline developments, revenue growth and competitive developments among peer companies.
Role of Executive Officers in Compensation Decisions
     The Committee reviews and approves the compensation paid to our President and Chief Executive Officer (the “CEO”). With regard to the compensation paid to the NEOs other than the CEO, the CEO reviews on an annual basis the compensation paid to each such executive officer during the past year and submits to the Committee his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the Committee will take such action regarding such compensation as it deems appropriate, including approving compensation in an amount the Committee deems reasonable.
     The CEO plays a significant role in the compensation-setting process for NEOs, other than himself, by:
•	evaluating each NEO’s performance;

•	recommending business performance targets and establishing objectives; and

•	recommending salary levels, bonuses and equity-based awards.

     Management also prepares meeting information for most Committee meetings, and the CEO participates in Committee meetings at the Committee’s request to provide:
•	background information regarding our strategic objectives;

•	his evaluation of the performance of the NEOs (other than himself); and

•	compensation recommendations as to NEOs (other than himself).
Peer Group Benchmarking
     In making compensation decisions, the Committee believes that information regarding pay practices at peer companies is useful because the Committee recognizes that our compensation practices must be competitive in the marketplace. In fiscal 2007, the Committee engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent human resources consulting firm, to provide the Committee with relevant market data and alternatives to consider when making compensation decisions for the NEOs. Pearl Meyer reported directly to the Committee and did not perform any other services for us. The Committee’s charter grants the Committee the authority, without consulting or obtaining the approval of any officer in advance, to retain and terminate any consultant that it uses to assist in the Committee’s evaluation of director or executive officer compensation.
     As part of its service to the Committee, Pearl Meyer provided research regarding compensation programs and compensation levels among a peer group of publicly-traded healthcare/pharmaceutical companies. The data included a survey of the cash and equity compensation programs of the following companies: Adams Respiratory Therapeutics, Inc.; Advanced Medical Optics, Inc.; American Medical Systems Holdings, Inc.; Arrow International, Inc.; CYTYC Corp.; Gen Probe, Inc.; IDEXX Laboratories, Inc.; ImClone Systems, Inc.; Kyphon, Inc.; Medicis Pharmaceutical Corp.; MGI Pharma, Inc.; Resmed, Inc.; and Techne Corp (collectively, the “Peer Group”). This data is objective, available to others who engage Pearl Meyer, and may be used by companies comparable to us. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.
     For fiscal year 2008, the Committee sought to establish total compensation for NEOs at between approximately the fiftieth percentile and the seventy-fifth percentile of the compensation paid by the Peer Group. The ultimate target that the Committee plans to achieve is the seventy-fifth percentile of Peer Group, but the Committee plans to take several fiscal years of gradual increases to reach this benchmark.
2008 Executive Compensation Components
     For the fiscal year ended March 31, 2008, the principal components of compensation for the NEOs were:
•	base salary;

•	performance-based annual incentive bonus;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.
     Total Compensation
     In making decisions with respect to any element of an NEO’s compensation, the Committee considers the total compensation that may be awarded to the NEO, including salary, annual bonus, long-term incentive compensation and perquisites. In addition, in reviewing and approving employment agreements for NEOs, the Committee considers the other benefits to which the NEO is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Committee’s goal is to award a total compensation package that is reasonable when all elements of compensation are considered.
     In addition to peer benchmarking data and internal alignment considerations, the Committee relies upon its judgment and, when appropriate, management’s judgment, of each individual’s performance and responsibilities in determining the amount and mix of compensation elements awarded to that individual. The Committee strives to design each particular payment and award to provide an appropriate incentive and reward for performance that sustains and enhances stockholder value. Key factors affecting this judgment include:
•	individual performance compared to the operational and strategic goals established for the NEO at the beginning of the year;

•	our financial results for the fiscal year;

•	the nature, scope and level of responsibilities;

•	contribution to our financial results, particularly with respect to key metrics such as cash flow, margins, revenue, operating income and earnings per share; and

•	effectiveness in leading our initiatives.
      Base Salary
     We provide NEOs with base salary to compensate them for services rendered during the fiscal year. In setting base salaries, the Committee reviewed the data provided by Pearl Meyer with respect to the Peer Group. The base salary for each of the NEOs is guided by the salary levels for comparable positions in the industry, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual at the Committee’s discretion. Our overall performance and profitability also may be a factor in determining the base salaries for the executive officers.
     In fiscal 2008, the base salary of Joshua Levine, our CEO, was increased by approximately 7% over his prior year salary. The base salary of Joseph Newcomb, our Vice President, General Counsel and Secretary, was increased by approximately 4% over his prior year base salary. In approving these increases, the Committee emphasized its longer term objective of providing total compensation packages between the fiftieth and seventy-fifth percentiles of the Peer Group, as well as the elimination of certain perquisites that had been provided in prior years. The base salaries of Michael O’Neill, our Vice President, Chief Financial Officer, and Edward Northup, our Vice President, Chief Operations Officer, were both determined through negotiations in connection with the commencement of their services. The Committee relied in large part on the data regarding Peer Group compensation for executives with similar responsibilities in setting their base salaries.
      Performance-Based Annual Incentive Bonus
     We have adopted a performance-based annual incentive bonus plan (“AIB”) which provides the Committee with the flexibility to design a cash-based incentive compensation program to motivate and reward performance for the year for eligible employees, including the NEOs. The Committee considers each year whether a performance-based annual incentive bonus plan should be established for the year and, if so, approves the group of employees eligible to participate in such plan for that year. The AIB includes various incentive levels based on the participant’s position, with the pay-out targets for NEOs ranging from 75% to 125% of base salary. Cash bonuses under the AIB have the effect of linking a significant portion of the NEO’s total cash compensation to overall company performance and to position the NEO’s cash compensation within the range for comparable positions at the Peer Group companies when performance is achieved against pre-defined objectives.
     The Committee sets minimum, target and maximum levels for our financial and strategic objectives each year and the payment and amount of any bonus depends upon whether we achieve those performance goals. The financial objective has typically been a measure of corporate operating income (“COI”). The Committee generally establishes financial and strategic objectives that it believes can be reasonably achieved with strong individual performance over the fiscal year. The Committee retains wide discretion to interpret the terms of the AIB plan and to interpret and determine whether our COI objectives and strategic objectives or an individual’s performance objectives have been met in any particular fiscal year. The Committee also retains the right to exclude extraordinary charges, gains or other special circumstances in determining whether our COI objectives were met during any particular fiscal year. Similarly, the Committee retains the right to consider special circumstances in determining the extent that strategic objectives were met in any particular fiscal year. Further, the Committee may consult with the board of directors or seek ratification from the board of directors with respect to interpretations of the terms of the AIB. The Committee did not exercise this discretion with respect to the 2008 AIB awards.
     The amount of each NEOs target AIB award may be adjusted based upon the evaluation of the individual NEO’s performance and contribution for the fiscal year. If we meet both minimum COI and minimum strategic objectives for the year and the NEO’s individual performance exceeds individual target goals for the fiscal year, his bonus payment for the year may be increased by up to 10%. If, on the other hand, we meet minimum COI and strategic objectives for the year but the NEO’s individual performance is below target goals for the fiscal year, his bonus payment for the year may be less than the targeted percentage of his annual base salary.
     In addition, the Committee may approve cash bonuses outside of the AIB plan. For example, the Committee may approve bonus awards in connection with an executive officer’s efforts and accomplishments with respect to our strategic initiatives and milestones, and such bonus awards may overlap with or be in addition to bonus awards under the AIB plan. For example, in May 2007, with respect to fiscal year 2007, the Committee approved a special cash bonus award to Mr. Levine in the amount of $250,000 as a reward for his leadership in our multi-year efforts to obtain Food and Drug Administration approval of our MemoryGel™ silicone gel-filled breast implants. This FDA approval, with conditions, was received in November 2006. No bonuses to NEOs outside of the AIB were made with respect to performance during fiscal 2008.
     For fiscal 2008, the amount that could have been received by Mr. Levine under the AIB if minimum COI and strategic objectives were achieved ranged from 4% to 150% of annual base salary, with a targeted bonus amount of 125% of base salary at attainment of 100% of budgeted COI and strategic objectives. For NEOs other than the CEO, the amount such officers could have received under the AIB plan if minimum COI and strategic objectives were achieved ranged from 4% to 90% of base salary, with targeted bonus amounts of 75% of annual base salary at attainment of 100% of budgeted COI and strategic objectives. Each executive officer would have received 0% of his base salary if minimum objectives had not been met. The table entitled “Fiscal Year 2008 Grants of Plan-Based Awards” in this proxy statement/prospectus sets forth the estimated range of cash payouts to executive officers under the AIB plan assuming minimum, target or maximum performance objectives were met for fiscal year 2008.
     For fiscal 2008, the Committee set minimum, target and maximum levels based upon our achievement of (i) target COI for the 2008 fiscal year of $80 million and (ii) specified strategic objectives, focused primarily in fiscal 2008 on achievements in our clinical and regulatory and product development functions. At minimum, target and maximum levels, the weighting of the fiscal year 2008 AIB was 50% for COI achievement and 50% for strategic objectives achievement. Minimum levels were set below the target level, while maximum levels were set above the target level. In making its determination of whether minimum, target or maximum levels were achieved, the Committee considered the specific circumstances facing us during the year. The target level with respect to COI was based on our internal performance goals and not on published estimates of our financial performance for the year. The strategic goals were comprised of targeted patient enrollment in our MemoryGel post-approval study; clinical milestones in our phase IIIa, IIIb and IIIc trials in our neurotoxin program; regulatory milestones for our hyaluronic acid dermal-fillers development program; and certain manufacturing cost reduction strategies.
     Under the 2008 AIB, because the minimum COI objectives and minimum strategic performance objectives were met, NEOs were eligible to receive a bonus payment, with the specific amount that such NEO received dependent on his individual performance. If we had not met minimum COI objectives or minimum strategic objectives for fiscal 2008, no bonus payments would have been made under the AIB plan, regardless of individual performance.
     Each of the following NEOs (with the exception of Mr. McFarland) received the following payments in June 2008 under the AIB plan for fiscal year 2008 performance:

Name	2008 AIB Award
Joshua H. Levine	$658,125
Michael O’Neill	$114,257
Loren L. McFarland	$153,281
Joseph A. Newcomb	$239,118
Edward S. Northup	$303,469
     Mr. McFarland, who resigned effective November 12, 2007, received his payment in May 2008 per the terms of his Separation and Release Agreement, dated October 27, 2007. The 2008 AIB Awards to the NEOs (other than Mr. McFarland) were at 97.5% of each NEO’s respective target. In arriving at this amount, the Committee determined that actual COI of $79.1 million exceeded the minimum target but was less than 100% of budgeted COI. The actual COI achieved equated to an 85% payout, before a 50% weighting, or 42.5% for the calculation of the 2008 AIB Awards. The Committee also determined that the strategic objectives were achieved at a 110% level, before a 50% weighting, or 55% for the calculation of the 2008 AIB

Awards. The aggregate 2008 AIB awards of 97.5% of each NEO’s respective target was arrived at by combining the COI (42.5%) and the strategic objectives (55%) results.
     Cash awards made to executive officers under the AIB for fiscal year 2008 are reflected in column (g) of the Fiscal Year 2008 Summary Compensation Table.
      Long-Term Equity Incentive Compensation
     The board has delegated to the Committee the authority to make grants of stock options, shares of restricted stock, and performance stock units (“PSUs”) to NEOs and other employees under our 2005 Long-Term Incentive Plan, as amended (the “2005 Plan”). All of our NEOs participate in our equity compensation program and have received grants of stock options, shares of restricted stock and PSUs. These grants are designed to:
•	attract superior managerial and professional talent;

•	retain key managerial and professional talent to support our continued growth and success; and

•	align management incentives with goals of the shareholders.
     The size of the grants of stock options, Sub-Plan options (as described below), shares of restricted stock and PSUs to each NEO is set by the Committee at a level that is intended to create a meaningful opportunity for stock ownership and participation in the increases in our equity value, based upon the individual’s current position, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the term of the particular grants. The size of the grants is also determined with reference to equity-based awards made to executive officers by Peer Group companies. The relevant weight given to each of these factors can vary from individual to individual.
     Stock Options
     Each stock option grant allows the NEO to acquire shares of common stock at an exercise price equal to or greater than the closing price of our common stock on the grant date over a specified period of time not to exceed 10 years. Generally, shares subject to the option grant become exercisable in a series of installments over a four year period, contingent upon the NEO’s continued employment. Accordingly, the option grant will provide a positive return to the NEO only if he or she continues to provide services to us during the vesting period, and then only if the market price of the shares appreciates over the option term. During fiscal 2008, the only stock options granted to a NEO (other than the Sub-Plan options described below) were issued to Mr. O’Neill upon commencement of his employment. Mr. O’Neill received an option to purchase 125,000 shares of our common stock, subject to our standard terms. In approving this grant, the Committee considered the Peer Group data regarding equity compensation as well as the overall compensation package that Mr. O’Neill negotiated in his employment agreement and internal alignment issues.
     During fiscal 2008, we established the 2007 Strategic Equity Incentive Plan (the “Sub-Plan”) under the 2005 Plan. The Sub-Plan was created to provide a long-term incentive plan for approximately 40 of our top executives and senior managers, including the NEOs, and was designed to reward the participants for our achievement of superior financial results over a period of approximately four fiscal years. In designing the Sub-Plan, the Committee consulted extensively with Pearl Meyer, and Pearl Meyer provided the Committee with relevant market data and alternatives to consider when considering adoption of the Sub-Plan.
     The Sub-Plan provides for the grants of nonqualified stock options to our key employees. The Committee made the following grants under the Sub-Plan during fiscal 2008: (i) an option to purchase 350,000 shares with an exercise price of $53.76 per share was granted to Mr. Levine on September 18, 2007; (ii) an option to purchase 150,000 shares with an exercise price of $51.52 per share was granted to Mr. Northup on September 18, 2007; (iii) an option to purchase 100,000 shares with an exercise price of $51.52 per share was granted to Mr. Newcomb on September 18, 2007; and (iv) an option to purchase 100,000 shares with an exercise price of $43.47 per share was granted to Mr. O’Neill on December 3, 2007, in each case representing a significant premium to the closing trading price of our common stock as reported by the New York Stock Exchange, which was $43.74 on September 18, 2007 and $37.07 on December 3, 2007. The shares subject to the options vest subject to the attainment of specified earnings per share (“EPS”) targets over the second half of fiscal 2008 and the full fiscal years 2009, 2010 and 2011. The vesting percentages are disproportionately skewed to the achievement of the EPS targets in fiscal years 2010 and 2011, and the EPS targets represent compounded growth rates that are in excess of our recent EPS growth rates.

     The Sub-Plan provides that the attainment or non-attainment of an EPS target for one fiscal year shall not affect a participant’s ability to achieve vesting in a subsequent fiscal year nor to vest pursuant to the provisions for catch up vesting. Catch up vesting allows a percentage of the shares subject to the options to vest as of the last day of fiscal year 2011 if the cumulative EPS for fiscal years 2008 to 2011 meets or exceeds certain thresholds.
     As a consequence of the design of the Sub-Plan, the participants will only realize the Sub-Plan’s possible full payout if we achieve superior EPS results and the trading price of our common stock increases materially. The Committee believes that the Sub-Plan provides an incentive for the participants to deliver superior, not easily achieved, financial results to our shareholders over the fiscal years covered by the Sub-Plan, and the Sub-Plan increases the alignment of the participants’ interests with those of our shareholders.
     Grants of Sub-Plan options during fiscal 2008 to the NEOs were as follows:

Name	Sub-Plan Option Grants
Joshua H. Levine	350,000
Michael O’Neill	100,000
Joseph A. Newcomb	100,000
Edward S. Northup	150,000
     Messrs. Levine, Northup and Newcomb each received their respective Sub-Plan grants as of September 18, 2007, and Mr. O’Neill received his grant as of December 3, 2007. The size of the grants of the Sub-Plan options was set by the Committee at a level that was intended to create a meaningful opportunity for stock ownership and participation in the increases in our equity value, based upon the individual’s current position with the Company. The size of the grants was also determined with reference to equity-based awards made to executive officers by Peer Group companies. The size of Mr. O’Neill’s grant was arrived at when the Sub-Plan was adopted. At that time, the Committee made a determination as to the appropriate size of the grant for the Company’s Chief Financial Officer. Mr. O’Neill was not employed by the Company at that time, but received the grant subsequent to joining the Company in November 2007.
     While the EPS target of $0.69 for the second half of fiscal 2008 was not achieved, some or all of the Sub-Plan options may vest in the future depending upon our financial performance. Due to the size of the Sub-Plan and the aggregate grants made to date, it is not contemplated that additional Sub-Plan options will be granted for several years, if at all.
      Restricted Stock Awards
     Each grant of shares of restricted stock vests in equal annual installments over a five year period. Apart from receiving dividends with respect to these shares on the same basis as all other shareholders, the shares of restricted stock will provide a positive return to the executive officer only if he or she remains employed by us during the vesting period. Additionally, the NEO, by accepting the grant of shares of restricted stock, agrees to be bound by certain stock ownership guidelines as set forth in the restricted stock award agreement. Generally, the NEO agrees to attain, by no later than the fifth anniversary of the award date, a level of stock ownership at least equal to two times the NEO’s annual base salary (three times for the CEO), calculated by dividing (i) the product of the NEO’s salary times two (or three, as the case may be) by (ii) the fair market value of a share of our common stock on the award date. Once attained, the NEO must maintain this level of stock ownership throughout the remainder of his/her employment. Additional shares of restricted stock may be granted over time to executive officers in connection with performance and promotions. No restricted stock awards were made to NEOs during fiscal 2008, with the exception of Mr. O’Neill, who was awarded 27,500 shares upon his commencement of employment with the Company.
      Performance Stock Units
     PSUs vest subject to the attainment of specified targets for “total shareholder return” as defined by the Committee. The PSUs vest on a percentage basis by reference to the change in the market price of our common stock on the New York Stock Exchange relative to the total change in price of the Russell 2500 Growth Index for the period from June 23, 2006 to March 31, 2009 (the “TSR Percentage”). If the TSR Percentage is less than 85%, no portion of the PSUs will vest. If the TSR Percentage equals or exceeds 150%, then 200% of the targeted PSU number will vest. The PSUs will not vest unless the NEO is continuously employed or providing service through March 31, 2009. The PSUs will provide a positive return to the executive officer only if he or she remains employed through March 31, 2009 and the market price of our common stock increases in value relative to the Russell 2500 Growth Index as described above. As of March 31, 2008, the TSR Percentage through that date was less than 85%. No PSUs were granted in fiscal 2008.
     See the table entitled “Fiscal Year 2008 Grants of Plan-Based Awards” in this proxy statement/prospectus for additional information on the number of options granted to the executive officers during fiscal year 2008.
      Perquisites and Other Personal Benefits
     We provide the NEOs with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.
     We have a policy with respect to both the recruitment of key executives and requesting existing key executives to relocate which provides for a lump-sum relocation allowance. This amount is intended to cover various costs and expenses such as temporary housing, travel for house hunting trips, new and old home closing costs, and duplicate mortgage costs.
     We have also entered into severance agreements with each of our NEOs. These severance agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the executive officers is provided under the heading “Potential Payments on Termination or Change of Control.”
Fiscal Year 2009 Compensation Decisions
     The Committee has engaged Pearl Meyer to help it evaluate our executive compensation program for fiscal year 2007 and future fiscal years, including advising the Committee on our compensation mix and the structure of our equity program and providing the Committee with comparison information on compensation practices followed by other comparable companies.
     The Committee has approved fiscal year 2009 base salaries for the NEOs and has finalized and approved minimum, target and maximum level bonus objectives for the NEOs under the fiscal year 2009 AIB. In fiscal 2009, the base salaries for Messrs. Levine, Northup and O’Neill were not changed from the fiscal 2008 base salaries, and Mr. Newcomb’s base salary was increased by approximately 10% over his prior year base salary. The Committee did not approve increases in the base salaries of Messrs. Levine and Northup because the Committee determined that a substantial increase in operating expenses most likely would result in limited earnings per share growth for fiscal 2009. Mr. O’Neill did not receive an increase because he was hired shortly before the beginning of fiscal year 2009. In approving Mr. Newcomb’s increase, the Committee reviewed salary levels for comparable positions in the industry, his personal performance, and internal alignment considerations.
     The amount of the award of any cash bonuses under the AIB plan for fiscal year 2009 performance will be based on our achievement of both specified results with respect to earnings per share from continuing operations and strategic initiatives for fiscal year 2009. If the minimum performance objectives are met, NEOs will be eligible to receive bonus payments under the AIB, with the specific amount that such participant receives dependent on his or her individual performance. Consistent with the AIB parameters for fiscal 2008, the maximum amount that could be received by our CEO under the AIB if objectives are achieved is 150% of base salary, with a target bonus amount of 125% of base salary. For the other NEOs, the maximum amount they could receive under the AIB if objectives are achieved is 90% of base salary, with target bonus amounts of 75% of base salary. Executive officers will each receive 0% of their base salary if minimum objectives are not met. The Committee retains wide discretion to interpret the terms of the 2009 AIB and to interpret and determine whether our EPS objectives and strategic objectives or an individual’s performance objectives have been met in any particular fiscal year. The Committee also retains the right to exclude extraordinary charges or other special circumstances in determining whether our EPS objectives were met during fiscal 2009. Similarly, the Committee retains the right to consider special circumstances in determining the extent that strategic objectives were met in fiscal 2009. Further, the Committee may consult with the board of directors or seek ratification from the board of directors with respect to interpretations of the terms of the 2009 AIB.

Stock Ownership Guidelines
     Generally, we require that an executive officer agrees to attain, by no later than the fifth anniversary of the initial award date of shares of restricted stock, a level of stock ownership at least equal to two times the officer’s annual base salary (three times for the CEO), calculated by dividing (i) the product of the officer’s salary times two (or three, as the case may be) by (ii) the fair market value of a share of our common stock on the award date. Once attained, the officer must maintain this level of stock ownership throughout the remainder of his/her employment.
Deductibility of Executive Compensation
     Section 162(m) of the Internal Revenue Code, as amended, disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the executive officers for the fiscal year ended March 31, 2008 did not exceed the $1.0 million limit for any executive officer. The 2005 Plan has been structured so that any compensation deemed paid in connection with the exercise of stock options, vesting of shares of restricted stock, and vesting of PSUs under that plan will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. While we did not take any action during fiscal year 2008 to limit or restructure the elements of cash compensation payable to executive officers, cash compensation payable to executive officers in the future may exceed the $1.0 million limit.
Compensation Committee Report
     The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE Joseph E. Whitters, Chair Katherine S. Napier Walter W. Faster

     The foregoing Compensation Committee report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after this filing and irrespective of any general language to the contrary.

Fiscal Year 2008 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
						Non-Equity	All
Name and Principal				Stock	Option	Incentive Plan	Other	Total
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
		($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Joshua H. Levine	2008	533,846	—	1,584,263	329,676	658,125	19,710	3,125,620
President, Chief Executive Officer	2007	500,000	450,000	1,934,875	702,318	500,000	18,746	4,105,939

Michael O’Neill	2008	142,788	—	183,780	225,960	114,257	32,810	699,595
Vice President, Chief Financial Officer	2007	—	—	—	—	—	—	—

Loren L. McFarland(5)	2008	245,045	—	616,093	58,070	153,281	1,021,031	2,093,520
Former Vice President, Chief Financial Officer	2007	300,000	225,000	639,251	132,411	225,000	16,540	1,538,202

Joseph A. Newcomb	2008	322,846	—	635,005	587,590	239,118	21,435	1,805,994
Vice President, General Counsel and Secretary	2007	230,770	—	543,443	675,773	225,000	12,280	1,687,266

Edward S. Northup	2008	412,693	—	743,229	1,049,275	303,469	18,662	2,527,328
Vice President, Chief Operations Officer	2007	—	—	—	—	—	—	—

(1)	The amounts shown in column (e) reflect the dollar amount recognized for financial statement reporting purposes of awards, pursuant to our 2005 Long Term Incentive Plan for the fiscal years ended March 31, 2008 and March 31, 2007 in accordance with SFAS 123(R), and thus may include amounts from awards granted in and prior to fiscal year 2008 and fiscal year 2007. Assumptions used in the calculation of these amounts are included in footnote G to our consolidated financial statements for the fiscal year ended March 31, 2008, included in our Annual Report on Form 10-K.

(2)	The amounts shown in column (f) represent the compensation cost of stock options for financial reporting purposes for fiscal year 2008 and fiscal year 2007 under SFAS 123(R), rather than an amount paid to or realized by the named executive officer. The SFAS 123(R) value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable. Compensation costs shown in column (f) reflect ratable amounts expensed for grants that were made in fiscal years 2004 to 2008. The SFAS 123(R) amounts may never be realized.

(3)	The amounts in column (g) reflect the cash awards to named executive officers under our AIB plan.

(4)	The table below shows the components of column (i), which includes perquisites to the named executive officers.

						Financial
					401k	Planning					Total
	Life Ins	Car	Auto	Commuting	Match	Reimburse-		Health		Consultant	Other
	Premiums	Allowance	Lease	Expenses	Contributions	ment	Gifts	Exams	Severance	Fees	Compensation

	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
Joshua H. Levine	926	—	3,954	—	12,619	—	—	2,211	—	—	19,710
Michael O’Neill	225	—		29,556	3,029	—	—	—	—	—	32,810
Loren L. McFarland	260	1,846		—	4,780	—	15	1,930	981,000	31,200	1,021,031
Joseph A. Newcomb	1,328	1,846		—	9,246	7,500	15	1,500	—	—	21,435
Edward S. Northup	2,872	2,308		—	10,785	—	268	2,429	—	—	18,662

(5)	Mr. McFarland left the Company on November 12, 2007.

     The following table includes information on the estimated possible payouts under our performance-based annual incentive bonus plan (“AIB”) for fiscal 2008 based on certain assumptions about the achievement of performance objectives for the Company and the individual named executive officer. The table does not set forth actual payments awarded to the named executive officers, which are reported in the Fiscal Year 2008 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation”.
Fiscal Year 2008 Grants Of Plan-Based Awards

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Number of	or Base	Date Fair
			Non-Equity Incentive Plan			Equity Incentive Plan			Shares of	Securities	Price of	Value of
			Awards(1)			Awards(2)			Stock or	Underlying	Option	Option
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	Awards	Awards(5)
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Joshua H. Levine	N/A		21,600	675,000	810,000				—	—	—	—
	9/18/2007	(6)				35,000	350,000	350,000	—	—	53.76	3,924,970
Michael O’Neill (9)	N/A		15,000	281,250	337,500							—
	12/03/2007	(6)				10,000	100,000	100,000	—	—	43.47	890,120
	12/03/2007	(7)							—	125,000	37.80	1,322,075
	12/03/2007	(8)							27,500	—	—	—
Loren McFarland (10)	N/A		13,080	245,250	294,300	—	—	—	—	—	—	—
Joseph A. Newcomb	N/A		13,080	245,250	294,300							—
	9/18/2007	(6)				10,000	100,000	100,000	—	—	51.52	1,181,810
Edward S. Northup	N/A		16,600	311,250	373,500							—
	9/18/2007	(6)				15,000	150,000	150,000	—	—	51.52	1,772,715

(1)	Amounts shown in columns (c), (d) and (e) are the estimated possible payouts for fiscal year 2008 under our AIB plan based on the achievement of certain identified objectives for the Company and the individual named executive officer. The actual bonuses awarded to the named executive officers are reported in the Fiscal Year 2008 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The AIB plan includes various incentive levels based on the participant’s position, with the pay-out targets for executives ranging from 75% to 125% of base salary. The Committee sets minimum, target and maximum levels for our financial objectives each year and the payment and amount of any bonus is dependent upon whether we achieve those performance goals.

For fiscal year 2008, the amount that could have been received by Mr. Levine under the AIB plan ranged from between 0% (assuming the minimum objectives were not met) of annual base salary and 150% of annual base salary, with a targeted bonus amount of 125% of base salary at attainment of 100% of budgeted COI and strategic objectives. For executive officers other than Mr. Levine, the amount such officers could have received ranged from 0% to 90% of base salary, with targeted bonus amounts of 75% of annual base salary at attainment of 100% of budgeted COI and strategic objectives. The table sets forth the estimated range of cash payouts to executive officers under the AIB plan assuming threshold, target or maximum performance objectives were met for fiscal year 2008.

(2)	Represents options that have been granted under the Sub-Plan. For options granted under the Sub-Plan, the executive officer may acquire shares of common stock at an exercise price set at a premium to the closing price of our common stock on the grant date. These options were granted on September 18, 2007 and vest at a rate of 10% on March 31, 2008 (the amount in column (f)), 20% on March 31, 2009, 30% on March 31, 2010 and 40% on March 31, 2011, if the Company achieves certain specified EPS targets. The specified EPS target for the fiscal year ended March 31, 2008 was not met and the 10% vesting did not occur.

(3)	Each grant of restricted stock vests in installments over a five year period. Apart from receiving dividends with respect to these shares, the shares of restricted stock will provide a positive return to the executive officer only if he or she remains employed by us during the vesting period. Additionally, the executive officer, by accepting the grant of shares of restricted stock, agrees to be bound by certain stock ownership guidelines as set forth in his/her restricted stock award agreement. Generally, the executive officer agrees to attain, by no later than the fifth anniversary of the award date, a level of stock ownership at least equal to two times the executive officer’s annual base salary (three times for the Chief Executive Officer), calculated by dividing (i) the product of the executive officer’s salary times two (or three, as the case may be) by (ii) the fair market value of a share of our common stock on the award date. Once attained, the officer must maintain this level of stock ownership throughout the remainder of his/her employment. Additional shares of restricted stock may be granted over time to executive officers in connection with performance and promotions.

(4)	Most stock option grants allow the executive officer to acquire shares of common stock at an exercise price equal to the closing price of our common stock on the grant date over a specified period of time not to exceed 10 years. Generally, shares subject to the option grant become exercisable in a series of installments over a four year period, contingent upon the executive officer’s continued employment.

(5)	The amounts shown in column (l) reflect the grant date fair value of each option award computed in accordance with FAS 123(R).

(6)	Represents grants of stock options approved under the Sub-Plan.

(7)	Represents grants of stock options under the 2005 Plan.

(8)	Represents shares of restricted stock under the 2005 Plan.

(9)	Upon his employment with us, Mr. O’Neill received an option to purchase 125,000 shares of common stock with an exercise price of $37.80 per share, 27,500 shares of restricted stock, and 100,000 options under the Sub-Plan with an exercise price of $43.47 per share.

(10)	Mr. McFarland’s employment with the Company terminated during fiscal year 2008. He received a percentage of the non-equity incentive award pursuant to the terms of his separation and release agreement, which is further described in “Potential Payments on Termination or Change of Control”.
Employment Agreements
     We have entered into employment agreements with Mr. Levine, Mr. Northup, Mr. O’Neill and Mr. Newcomb. Pursuant to the terms of these employment agreements and in connection with salary increases effective June 1, 2007, Mr. Levine receives a current base salary of $540,000, Mr. Northup receives a current base salary of $415,000, Mr. O’Neill receives a current base salary of $375,000 and Mr. Newcomb receives a current base salary of $360,000. Each of the executives is also entitled to receive an annual incentive bonus of up to a specified percentage of his base salary (125% in the case of Mr. Levine, 97.5% in the case of Mr. Northup, and 75% in the case of each of the other executives) and future grants of options or other equity awards consistent with our executive compensation program. In addition, each of these employment agreements also provides for certain severance benefits in the event of termination of employment, as described in “Potential Payments on Termination or Change of Control” below.
Potential Payments on Termination or Change of Control
     Our standard employment agreement with named executive officers provides a number of benefits in case of termination by us without cause or resignation by the executive for good reason (as those terms are defined in the agreements), upon the condition that the executive officer executes a general release of claims. Pursuant to the terms of their employment agreements, each executive is entitled to receive severance compensation equal to a multiple of their then-current base salary, payment of full COBRA premiums for 24 months following termination and a prorated amount of their annual incentive bonus based upon the timing of termination in relation to the end of the then fiscal year. In the case of termination within 12 months following a change of control of the Company (as defined in the agreement), each executive is entitled to receive the same severance compensation as above, except that they will receive 100% of their annual incentive bonus rather than a prorated amount, and all outstanding stock options, performance stock units, and shares of restricted stock will vest and the related restrictions shall lapse.
     Loren L. McFarland. On October 27, 2007, we approved a separation and release agreement and a consulting agreement for Loren L. McFarland, our former Vice President and Chief Financial Officer, following his resignation from the Company. Pursuant to the terms of Mr. McFarland’s separation and release agreement, he received a severance payment equal to 36 months of his base salary and payment of his prorated bonus equal to approximately 62.5% of his eligible bonus amount for fiscal 2008. Mr. McFarland is also entitled to payments of COBRA premiums for up to 24 months. Additionally, the Company agreed to (i) reimburse Mr. McFarland up to $8,000 for continuing professional education during the period of November 12, 2007 through April 30, 2009; (ii) continue for 12 months health exam and financial and estate planning benefits; and (iii) make available executive placement benefits or, if Mr. McFarland declines to use such placement benefits, pay the sum of $12,000. Such amounts payable or reimbursable will be paid on May 15, 2009. Mr. McFarland executed a release of claims in favor of the Company and agreed not to solicit our employees for a period of 12 months. Pursuant to the terms of the consulting agreement, he will provide consulting services from the date of the agreement through April 30, 2009. During the consulting term, Mr. McFarland will provide up to sixteen hours of services per month and the Company will pay for such services at a rate of $5,200 per month. Mr. McFarland’s unvested options, performance stock units, and restricted stock awards will continue to vest during the term of the consulting agreement.

     The estimated payments and benefits that would be provided to each Named Executive Officer as a result of a termination (i) without cause or good reason, (ii) with cause or without good reason, (iii) upon a change in control, or (iv) upon death or disability are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on March 31, 2008 and the individual was employed for the full year of fiscal 2008. For Mr. McFarland, the payments and benefits represent the actual amounts received or to be received by him in connection with his separation and release agreement.

		Termination
	Termination	For Cause or
	without Cause or	Resignation	Termination	Termination for
	Resignation for	Other than for	Upon Change	Death or
	Good Reason	Good Reason	in Control	Disability (2)
	($)	($)	($)	($)
Joshua H. Levine
Bonus	$658,125	$—	$658,125	$658,125
Severance Payment	1,620,000	—	1,620,000	—
Value of Accelerated Stock Options	—	—	—	—
Value of Accelerated Restricted Stock	—	—	1,234,560	1,234,560
Value of Accelerated PSUs	—	—	1,157,400	1,157,400
Value of Benefits Continuation	33,072	—	33,072	33,072

Total Payment Upon Termination	$2,311,197	$—	$4,703,157	$3,083,157

Michael O’Neill (1)
Bonus	114,257	—	274,219	114,257
Severance Payment	750,000	—	750,000	—
Value of Accelerated Stock Options	—	—	—	—
Value of Accelerated Restricted Stock	—	—	707,300	707,300
Value of Accelerated PSUs	—	—	—	—
Value of Benefits Continuation	33,072	—	33,072	33,072

Total Payment Upon Termination	$897,329	$—	$1,764,591	$854,629

Loren L. McFarland
Bonus	153,281	—	—	—
Severance	981,000	—	—	—
Value of Benefits Continuation	51,072	—	—	—
Outplacement Assistance	12,000	—	—	—

Total Payment Upon Termination	$1,197,353	$—	$—	$—

Joseph A. Newcomb
Bonus	239,118	—	239,118	239,118
Severance Payment	654,000	—	654,000	—
Value of Accelerated Stock Options	—	—	—	—
Value of Accelerated Restricted Stock	—	—	411,520	411,520
Value of Accelerated PSUs	—	—	643,000	643,000
Value of Benefits Continuation	33,072	—	33,072	33,072

Total Payment Upon Termination	$926,190	$—	$1,980,710	$1,326,710

Edward S. Northup
Bonus	303,469	—	303,469	303,469
Severance Payment	830,000	—	830,000	—
Value of Accelerated Stock Options	—	—	—	—
Value of Accelerated Restricted Stock	—	—	679,008	679,008
Value of Accelerated PSUs	—	—	—	—
Value of Benefits Continuation	33,072	—	33,072	33,072

Total Payment Upon Termination	$1,166,541	$—	$1,845,549	$1,015,549

(1)	Pursuant to Michael O’Neill’s employment agreement, termination through non-renewal of his employment agreement is treated the same as termination without cause or resignation for good reason.

(2)	Accelerated vesting for equity awards applies only to termination as a result of death. Termination as a result of disability would not have resulted in accelerated vesting as of March 31, 2008.

Outstanding Equity Awards At Fiscal Year-End March 31, 2008

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Equity
Incentive
Equity	Plan
Incentive	Awards:
Plan	Market or
Equity	Awards:	Payout
Incentive	Number	Value of
Plan Awards:	Number	Market	of	Unearned
Number of	Number of	Number of	of	Value of	Unearned	Shares,
Securities	Securities	Securities	Shares or	Shares or	Shares, Units	Units or
Underlying	Underlying	Underlying	Units of	Units of	or Other	Other
Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
(Exercisable)(1)	(Unexercisable)	Options(2)	Price	Date	Vested(3)	Vested	Vested(4)	Vested
(#)	(#)	(#)	($)	(#)	($)	(#)	($)
Joshua H. Levine	20,000	—	—	19.0100	05/22/2012	—	—	—	—
35,000	—	—	21.0000	05/21/2013	—	—	—	—
50,000	—	—	21.7000	11/19/2013	—	—	—	—
75,000	25,000	(5)	—	32.4700	05/26/2014	—	—	—	—
75,000	75,000	(6)	—	37.7000	04/27/2015	—	—	—	—
—	—	35,000	(7)	53.7600	09/18/2014	—	—	—	—
—	—	—	—	—	48,000	(16)	1,234,560	—	—
—	—	—	—	—	—	45,000	1,157,400
Michael O’Neill (21)	—	125,000	(8)	—	37.800	12/03/2017	—	—	—	—
—	—	10,000	(9)	43.470	12/03/2014	—	—	—	—
—	—	—	—	—	27,500	(17)	707,300	—	—
Loren L. McFarland(22)	50,000	—	—	8.312	05/05/2010	—	—	—	—
20,000	—	—	13.3050	05/23/2011	—	—	—	—
14,000	—	—	19.0100	05/22/2012	—	—	—	—
20,000	—	—	21.0000	05/21/2013	—	—	—	—
18,750	6,250	(10)	—	32.1500	06/09/2014	—	—	—	—
10,000	10,000	(11)	—	37.7000	04/27/2015	—	—	—	—
—	—	—	—	—	12,000	(18)	308,640	—	—
—	—	—	—	—	—	—	25,000	643,000
Joseph A. Newcomb	31,250	93,750	(12)	—	41.2200	06/26/2016	—	—	—	—
—	—	10,000	(13)	51.5200	09/18/2014	—	—	—	—
—	—	—	—	—	16,000	(19)	411,520	—	—
—	—	—	—	—	—	—	25,000	643,000
Edward S. Northup	31,250	93,750	(14)	—	52.6800	02/05/2017	—	—	—	—
—	—	15,000	(15)	51.5200	09/18/2014	—	—	—	—
—	—	—	—	—	26,400	(20)	679,008	—	—

(1)	Most stock options vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(2)	Options granted under the Sub-Plan vest at 10% on March 31, 2008, 20% on March 31, 2009, 30% on March 31, 2010 and 40% on March 31, 2011 if the Company achieves certain specified EPS targets. The specified EPS target was not met for March 31, 2008 and the initial 10% did not vest.

(3)	The restrictions with respect to restricted stock awards lapse ratably over a five year period commencing on the date of grant, with 20% vesting on each anniversary of the date of grant.

(4)	The unvested shares consist of Performance Stock Units that will vest on March 31, 2009 only if the Company achieves certain specified targets.

(5)	These options were granted on May 26, 2004 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(6)	These options were granted on April 27, 2005 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(7)	These options were granted on September 18, 2007 and vest at 10% on March 31, 2008, 20% on March 31, 2009, 30% on March 31, 2010 and 40% on March 31, 2011 if the Company achieves certain specified EPS targets. The specified EPS target was not met for March 31, 2008 and the initial 10% did not vest.

(8)	These options were granted on December 3, 2007 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(9)	These options were granted on December 3, 2007 and vest at 10% on March 31, 2008, 20% on March 31, 2009, 30% on March 31, 2010 and 40% on March 31, 2011 if the Company achieves certain specified EPS targets. The specified EPS target was not met for March 31, 2008 and the initial 10% did not vest.

(10)	These options were granted on June 9, 2004 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(11)	These options were granted on April 27, 2005 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(12)	These options were granted on June 26, 2006 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(13)	These options were granted on September 18, 2007 and vest at 10% on March 31, 2008, 20% on March 31, 2009, 30% on March 31, 2010 and 40% on March 31, 2011 if the Company achieves certain specified EPS targets. The specified EPS target was not met for March 31, 2008 and the initial 10% did not vest.

(14)	These options were granted on February 5, 2007 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(15)	These options were granted on September 18, 2007 and vest at 10% on March 31, 2008, 20% on March 31, 2009, 30% on March 31, 2010 and 40% on March 31, 2011 if the Company achieves certain specified EPS targets. The specified EPS target was not met for March 31, 2008 and the initial 10% did not vest.

(16)	The unvested shares were awarded on October 5, 2005, and vest ratably over a five year period commencing on the date of grant, with 20% of the total grant vesting on each anniversary of the date of grant.

(17)	The unvested shares were awarded on December 3, 2007, and vest ratably over a five year period commencing on the date of grant, with 20% of the total grant vesting on each anniversary of the date of grant.

(18)	The unvested shares were awarded on October 5, 2005, and vest ratably over a five year period commencing on the date of grant, with 20% of the total grant vesting on each anniversary of the date of grant.

(19)	The unvested shares were awarded on June 26, 2006, and vest ratably over a five year period commencing on the date of grant, with 20% of the total grant vesting on each anniversary of the date of grant.

(20)	The unvested shares were awarded on February 5, 2007, and vest ratably over a five year period commencing on the date of grant, with 20% of the total grant vesting on each anniversary of the date of grant.

(21)	In connection with the commencement of Mr. O’Neill’s employment with us, he received options to purchase 125,000 shares of common stock with an exercise price of $37.80, which vest ratably over four years, 27,500 shares of restricted stock, which vest ratably over five years, and 100,000 options under the Sub-Plan which vest at 10% on March 31, 2008, 20% on March 31, 2009, 30% on March 31, 2010 and 40% on March 31, 2011 if the Company achieves certain specified EPS targets. The specified EPS target was not met for March 31, 2008 and the initial 10% did not vest.

(22)	Mr. McFarland left the Company on November 12, 2007.
Fiscal Year 2008 Options Exercises And Stock Vested

(a)	(b)	(c)
	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Vesting (#)	Vesting ($)
Joshua H. Levine	16,000	761,120
Michael O’Neill	—	—
Loren L. McFarland	4,000	190,280
Joseph A. Newcomb	4,000	163,240
Edward S. Northup	6,600	209,814
No stock options were exercised during fiscal year 2008.

     Director Compensation
     Non-employee members of the board of directors receive cash compensation as follows:
•	board members who are employees of the Company receive no additional compensation for their services as directors;

•	each non-employee member of the board of directors receives an annual base fee of $60,000;

•	the Chairman of the board, who is a non-employee director, receives an annual fee of $75,000;

•	the Chairman of the Audit Committee, who is a non-employee director, receives an annual fee of $25,000;

•	the Chairman of each of the Compensation Committee and the Nominating and Governance Committees, each of whom is also a non-employee director, receives an annual fee of $10,000;

•	each member of a committee of the board of directors receives a per meeting fee of $1,000 for attending any committee meetings other than those scheduled on the same day or the day following the quarterly board meeting; and

•	each member of the board of directors receives a per meeting fee of $1,000 for attendance at board meetings other than quarterly board meetings.
     All director fees are paid quarterly. Beginning with the 2008 annual meeting of shareholders, an option to purchase 10,000 shares of our common stock will be granted to each director on the date of each annual meeting of shareholders. The exercise price for such options will be the closing price of our common stock as reported by the New York Stock Exchange as of the date of grant. Each option will have a term of ten years and fully vests two years after the grant date, with 50% vesting after the first year following the grant date.
     Each director also receives a grant of 7,500 shares of restricted stock upon his or her initial election to the board of directors, valued at the closing price of our common stock as reported by the New York Stock Exchange as of the date of grant. The shares of restricted stock vest with respect to one-fifth of the total number of shares of restricted stock on each of the first, second, third, fourth and fifth anniversaries of the award date. The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the restricted stock.
Fiscal Year 2008 Director Compensation Table

(a)	(b)	(c)	(d)	(h)
	Fees Earned or	Stock	Option
Name(1)	Paid in Cash	Awards(2)	Awards(3)	Total
	($)	($)	($)	($)
Michael L. Emmons	87,500	96,697	37,799	221,996
Walter W. Faster	65,333	96,697	18,309	180,339
Margaret H. Jordan	58,333	165,286	18,309	241,928
Michael Nakonechny(4)	10,333	52,223	—	62,556
Katherine S. Napier	60,333	165,286	18,309	243,928
Burt E. Rosen	32,283	87,394	18,309	137,986
Ronald J. Rossi(5)	69,500	96,697	18,309	184,506
Joseph E. Whitters	148,667	96,697	63,947	309,311

(1)	Director Joshua Levine is our President and Chief Executive Officer. He is not included in this table, as he receives no compensation for his services as a director. The compensation received by Mr. Levine as our employee is shown in the Fiscal Year 2008 Summary Compensation Table.

(2)	The amounts shown in column (c) reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) for restricted stock awards made for the fiscal year ended March 31, 2008 pursuant to our 2005 Plan, and thus may include amounts from awards granted in and prior to fiscal year 2008. As of March 31, 2008, each of the above held the aggregate number of restricted shares shown in Note 3 below.

(3)	The amounts shown in column (d) represent the compensation costs of stock options for financial reporting purposes for fiscal year 2008 under SFAS 123(R), rather than an amount paid to or realized by the director. The SFAS 123(R) value for options as of the grant date is spread over the requisite service period (four years). As of March 31, 2008, each of the above held the following aggregate number of stock options and restricted shares:

	Stock	Restricted
Name	Options	Shares
Michael L. Emmons	22,500	4,915
Walter W. Faster	62,500	4,915
Margaret H. Jordan	2,500	6,000
Michael Nakonechny	—	—
Katherine S. Napier	2,500	6,000
Burt E. Rosen	2,500	7,500
Ronald L. Rossi	2,500	4,915
Joseph E. Whitters	42,500	4,915

(4)	Mr. Nakonechny resigned from our board of directors in May 2007. In connection with his resignation, vesting was accelerated for all of his unvested stock options and restricted shares.

(5)	Mr. Rossi resigned from our board of directors in May 2008.

PROPOSAL 3
APPROVAL OF AMENDMENT TO THE
MENTOR CORPORATION 2005 LONG-TERM INCENTIVE PLAN
     At the annual meeting, shareholders will be asked to approve the amendment and restatement of the Mentor Corporation 2005 Long-Term Incentive Plan (formerly known as the Mentor Corporation Amended 2000 Long-Term Incentive Plan) (the “2005 Plan”), which includes an increase in the number of shares of common stock available for award grants under the 2005 Plan by an additional 2,500,000 shares, such that the new aggregate share limit for the 2005 Plan would be 10,100,000 shares. With respect to grants made from the increased share reserve, we have adopted a policy that will limit grants of awards other than stock options and stock appreciation rights to no more than 35% of the increased share reserve. In addition, the amended and restated 2005 Plan would provide for the automatic vesting of awards under the 2005 Plan upon the retirement of our employees and directors under certain circumstances and in connection with their permanent disability. The amendments to the 2005 Plan were adopted by the board of directors on July 9, 2008, subject to shareholder approval.
     As of June 27, 2008, a total of 4,814,214 shares of our common stock were then subject to outstanding awards granted under the 2005 Plan, of which 4,406,333 shares were subject to outstanding stock options, 256,801 shares were subject to outstanding and unvested restricted stock awards, and 151,080 shares were subject to outstanding and unvested performance unit awards. In addition, 228,769 shares of our common stock were subject to outstanding options granted under our 1991 Stock Option Plan (the “1991 Plan”). The outstanding options under the 2005 Plan and the 1991 Plan had a combined weighted-average exercise price of $40.45 and weighted-average remaining term of 6.44 years. As of June 27, 2008, an additional 159,016 shares of our common stock were then available for new award grants under the 2005 Plan. No additional awards may be granted under the 1991 Plan.
     The board of directors approved the additional share authority requested under the 2005 Plan based, in part, on a belief that the number of shares currently available under the 2005 Plan does not give us sufficient authority and flexibility to adequately provide for future incentives. However, we will continue to have the authority to grant awards under the 2005 Plan, within the existing 2005 Plan share limits, if shareholders do not approve the proposed 2005 Plan amendment.
Summary Description of the 2005 Plan
     The principal terms of the 2005 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2005 Plan, as amended by Proposal 3, which has been filed as Annex IV to this proxy statement/prospectus. You may also obtain, free of charge, a copy of the 2005 Plan by writing to the Corporate Secretary, Mentor Corporation, 201 Mentor Drive, Santa Barbara, California 93111.
     Purpose. The purpose of the 2005 Plan is to promote the success of the Company and the interests of its shareholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance. Equity-based awards are also intended to further align the interests of award recipients and our shareholders.
     Administration. The board of directors or one or more committees appointed by the board of directors administers the 2005 Plan. The board of directors has delegated general administrative authority for the 2005 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2005 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company if permitted by applicable law. (The appropriate acting body, be it the board of directors, a committee within its delegated authority (and in the current instance, the Compensation Committee), or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).
     The Administrator has broad authority under the 2005 Plan with respect to award grants including, without limitation, the authority:
•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate, or extend the vesting or exercisability, or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2005 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•	to allow the purchase price of an award or shares of the Company’s common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.
     No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) will any adjustment be made to a stock option award under the 2005 Plan (by amendment, cancellation and re-grant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.
     Eligibility. Persons eligible to receive awards under the 2005 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Approximately 1,200 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s seven non-employee directors, are considered eligible under the 2005 Plan at the present time.
     Authorized Shares; Limits on Awards. The maximum number of shares of common stock that may be issued or transferred pursuant to awards under the 2005 Plan is currently 7,600,000 shares. If shareholders approve the proposed 2005 Plan amendment, the number of shares available for award grant purposes under the 2005 Plan will be increased by an additional 2,500,000 shares so that the new aggregate share limit for the 2005 Plan will be 10,100,000 shares. In addition, the maximum number of shares that may be delivered pursuant to options qualified as incentive stock options under the 2005 Plan will be increased from 6,000,000 shares to 8,500,000 shares. With respect to grants made from the increased share reserve, our board of directors has adopted a policy that will limit grants of awards other than stock options and stock appreciation rights to no more than 35% of the increased share reserve. The amended and restated 2005 Plan will also reflect this limitation.
     The following other limits are also contained in the 2005 Plan:
•	The maximum number of shares subject to those options that are granted during any calendar year to any individual under the 2005 Plan is 500,000 shares.

•	The maximum number of shares subject to all awards that are granted during any fiscal year to any individual under the 2005 Plan is 500,000 shares. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred.

•	“Performance-Based Awards” under Section 5.2 of the 2005 Plan payable only in cash and not related to shares and granted to a participant in any one calendar year will not provide for payment of more than $1,000,000.
     To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2005 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2005 Plan. To the extent that shares are delivered pursuant to the exercise of a stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2005 Plan will again be available for subsequent awards under the 2005 Plan. In addition, the 2005 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2005 Plan.
     In order to address potential shareholder concerns regarding the number of stock options, restricted stock, performance stock, stock units or stock awards we intend to grant in a given year, we have adopted a policy providing that for each of the 2009, 2010 and 2011 fiscal years, we will not grant a number of shares subject to stock options, restricted stock, performance stock, stock units or stock awards to employees or non-employee directors that is greater than 4.6% of the Company’s outstanding shares of our common stock as of the end of each of the three preceding fiscal years. Cash-settled awards will not be counted against this limitation.
     Types of Awards. The 2005 Plan authorizes stock options, restricted stock, stock bonuses and other forms of awards granted or denominated in our common stock or units of our common stock, as well as cash bonus awards pursuant to Section 5.2 of the 2005 Plan. The 2005 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.
     A stock option is the right to purchase shares of common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of our common stock on the date of grant, except with respect to awards granted retroactively in tandem with or as a substitution for another award. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards under the 2005 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2005 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.
     The other types of awards that may be granted under the 2005 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards granted consistent with Section 5.2 of the 2005 Plan as described below.
     Subject to limited exceptions set forth in Section 5.1.4 of the 2005 Plan, the 2005 Plan generally imposes a minimum one-year vesting requirement on any full-value awards that are subject to a performance-based vesting condition and generally requires that any other full-value awards not vest more rapidly than in monthly installments over a three-year period. “Full-value awards” are awards granted under the Plan that are neither a stock option or a delivery of shares in respect of compensation earned but deferred.
     Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2005 Plan (including options which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.
     The vesting or payment of Performance-Based Awards (other than options) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.
     Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.
     Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.
     Acceleration of Awards; Possible Early Termination of Awards. Generally, and subject to limited exceptions set forth in the 2005 Plan, if (i) any person acquires more than 20% of the outstanding common stock or combined voting power of the Company, (ii) certain changes in a majority of our board of directors occur over a period of not longer than two years, (iii) shareholders prior to a business combination transaction do not continue to own more than 60% of the voting securities of the Company (or a successor or a parent) following such transaction, or (iv) the Company is dissolved or liquidated, then awards then-outstanding under the 2005 Plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances at the Administrator’s discretion. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2005 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event. The 2005 Plan also provides that, effective September 17, 2007, all outstanding awards become fully vested and exercisable upon the termination of a participant’s employment or service due to his or her death. The proposed amended and restated 2005 Plan would amend the Plan to provide for the acceleration of vesting upon the retirement of the participant under certain circumstances and in connection with a participant’s permanent disability. See Annex IV to this proxy statement/prospectus for the text of the proposed 2005 Plan.
     Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2005 Plan, awards under the 2005 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 2005 Plan, are not made for value.
     Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2005 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.
     No Limit on Other Authority. The 2005 Plan does not limit the authority of the board of directors or any committee to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.
     Termination of or Changes to the 2005 Plan. The board of directors may amend or terminate the 2005 Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, shareholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2005 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring shareholder approval.) Unless terminated earlier by the board of directors, the authority to grant new awards under the 2005 Plan will terminate on July 24, 2015. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.
Federal Income Tax Consequences of Awards under the 2005 Plan
     The U.S. federal income tax consequences of the 2005 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2005 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.
     With respect to nonqualified stock options, we are generally entitled to deduct, and the participant to recognize taxable income in, an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we are generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax. However, we may be entitled to a deduction and the participant may be required to recognize income if there is a sale or other disposition of the shares acquired on exercise of an incentive stock option prior to the expiration of the applicable required holding periods.
     The current federal income tax consequences of other awards authorized under the 2005 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income.
     If an award is accelerated under the 2005 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.
     Certain awards, including stock options granted at a discount to fair market value and certain performance stock units, may be considered non-qualified deferred compensation and subject to the rules of Section 409A of the Code, which provides rules regarding the timing of payment of deferred compensation. An award that is subject to Code Section 409A but does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest to the participant.
Specific Benefits under the 2005 Plan
     We have not approved any awards that are conditioned upon shareholder approval of the proposed 2005 Plan amendment. The number, amount and type of awards to be received by or allocated to eligible persons in the future under the 2005 Plan cannot be determined at this time. If the share increase reflected in the proposed 2005 Plan amendment had been in effect in fiscal 2008, we expect that its award grants for fiscal 2008 would not have been substantially different from those actually made in that year under the 2005 Plan.
     For information regarding stock-based awards granted to the Named Executive Officers during fiscal 2008, see the material under the heading “Executive Compensation”. For information regarding past award grants under the 2005 Plan, see the “Aggregate Past Grants under the 2005 Plan” table below. Past award grants may not be indicative of future award grants.

     The closing market price for a share of the Company’s common stock as of July 10, 2008 was $[ ] per share.
Aggregate Past Grants under the 2005 Plan
     As of June 27, 2008, options to purchase 7,824,515 shares of our common stock had been granted under the 2005 Long-Term Incentive Plan. In addition, restricted stock awards and performance stock unit awards covering 729,026 shares of the Company’s common stock had also been granted. Of these, the following options and/or shares have been granted to the persons and groups identified below:

					RESTRICTED STOCK AND
	STOCK OPTIONS				PERFORMANCE STOCK UNITS
	Number	Number			Number		Number of
	of Shares	of			of Shares	Number of	Shares/Units
	Subject	Shares	Number of Shares		Subject	Shares/ Units	Outstanding and
	to Past	Acquired	Underlying Options		to Past	Vested	Unvested
	Option	On	as of June 27, 2008		Restricted	as of	as of
Name and Position	Grants	Exercise	Exercisable	Unexercisable	Stock/Unit Grants	June 27, 2008	June 27, 2008
Named Executive Officers:
Joshua H. Levine	727,000	22,000	317,500	387,500	125,000	32,000	93,000
Michael O’Neill	225,000	—	—	225,000	27,500	—	27,500
Loren L. McFarland	79,000	—	74,000	5,000	45,000	8,000	37,000
Joseph A. Newcomb	225,000	—	62,500	162,500	45,000	8,000	37,000
Edward Northup	275,000	—	31,250	243,750	33,000	6,600	26,400
Total, Named Executive Officers	1,531,000	22,000	485,250	1,023,750	275,500	54,600	220,900
Non-Employee Directors
Michael L. Emmons	22,500	—	15,000	7,500	7,357	2,442	4,915
Walter W. Faster	62,500	—	60,000	2,500	7,357	2,442	4,915
Margaret H. Jordan	2,500	—	—	2,500	7,500	1,500	6,000
Katherine S. Napier	2,500	—	—	2,500	7,500	1,500	6,000
Burt E. Rosen	2,500	—	—	2,500	7,500	—	7,500
Joseph E. Whitters	42,500	—	30,000	12,500	7,357	2,442	4,915
Total for Non-Employee Directors	135,000	—	105,000	30,000	44,571	10,326	34,245
All employees, including all current officers who are not named executive officers or directors, as a group	4,974,300	576,166	1,265,789	3,132,345	672,991	114,030	558,961
Proposal
     The board of directors believes that the approval of the proposed amendment and restatement of the 2005 Plan will promote the interests of the Company and its shareholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.
     All members of the board of directors are eligible for awards under the 2005 Plan and thus have a personal interest in the approval of this Proposal. At the annual meeting, shareholders will be asked to approve the amendment and restatement of the 2005 Plan as described above. Approval of this Proposal requires the affirmative vote of a majority of the voting power of all outstanding shares of the Company’s common stock present, in person or represented by proxy, at the annual meeting and entitled to be voted on this Proposal. The board of directors recommends that you vote FOR this Proposal.

PROPOSAL 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
     Pursuant to authority delegated to the Audit Committee by the board of directors, the Audit Committee has appointed the firm of Ernst & Young LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2009. This appointment is being submitted to our shareholders for ratification. Ernst & Young LLP has audited the financial statements of the Company for the fiscal year ended March 31, 2008, and for prior years, and has advised the Company that neither the firm nor any of its partners has any direct or indirect material financial interests in the Company or its subsidiaries, nor have they had any connection during the past three years with the Company or its subsidiaries in any capacity other than that of the Company’s independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the 2008 annual meeting and will have an opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.
     In the event the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of another independent registered public accounting firm will be considered by the Audit Committee of the board of directors.
Audit and All Other Fees
     The fees billed to the Company by Ernst & Young LLP for services rendered during the 2008 and 2007 fiscal years were as follows:

	Fiscal 2008	Fiscal 2007

Audit Fees (1)	$1,347,871	$1,035,976
Audit-Related Fees (2)	185,167	117,319
Tax Fees (3)	37,200	104,315
All Other Fees (4)	—	1,500

TOTAL	$1,570,238	$1,259,110

(1)	Audit Fees — Fees for professional services performed by Ernst & Young LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q filings, and the audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, consents and comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — Fees for assurance and related services performed by Ernst & Young LLP. This includes professional services related to the audit of the financial statements for our urology business in conjunction with our divestiture of that business and assistance performing due diligence in connection with potential acquisitions and post-acquisition assistance.

(3)	Tax Fees — Fees for professional services performed by Ernst & Young LLP with respect to tax compliance. This includes preparation or review of original and amended tax returns for the Company and/or its subsidiaries and assistance in responses to various tax authorities.

(4)	All Other Fees — Fees related to the Ernst & Young LLP online subscription service.
     Under its Charter, the Audit Committee must pre-approve all engagements of the Company’s independent registered public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission. Each year, the independent auditor’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Committee. At the beginning of the fiscal year, the Audit Committee will evaluate other known potential engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At each subsequent Audit Committee meeting, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Committee at the next Committee meeting.
     Since April 2004, each new engagement of Ernst & Young LLP has been approved in advance by the Audit Committee and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission’s rules.
AUDIT COMMITTEE REPORT
     The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent Mentor Corporation (the “Company”) specifically incorporates this Audit Committee report by reference therein.
     As more fully described in its charter, the Audit Committee oversees the Company’s financial reporting and internal control processes on behalf of the board of directors, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors. The Audit Committee approved the engagement of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2008. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal 2008 with management and Ernst & Young LLP. Management and Ernst & Young LLP have represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.
     The Audit Committee reviewed with Ernst & Young LLP such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. In addition, the Audit Committee has discussed with Ernst & Young LLP, the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committee.” The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee periodically meets with Ernst & Young LLP, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     Based upon these reviews and discussions, the Audit Committee has approved the recommendation of Company management that the audited consolidated financial statements for the fiscal year ended March 31, 2008 be included in the Company’s Annual Report on Form 10-K filed with Securities and Exchange Committee.
THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS
Michael L. Emmons, Chairman
Walter W. Faster
Joseph E. Whitters
July 9, 2008
Proposal
     At the annual meeting, shareholders will be asked to ratify the appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2009. Approval of this Proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting. The board of directors recommends that you vote FOR this Proposal.

BENEFICIAL OWNERSHIP OF SECURITIES
     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 27, 2008, by (i) each person who beneficially owns more than five percent (5%) of such stock, (ii) each director and nominee for director of the Company, (iii) each of the executive officers named in the compensation tables, and (iv) all current directors and executive officers as a group. The address for all named executive officers and directors is c/o Mentor Corporation, 201 Mentor Drive, Santa Barbara, CA 93111.

		Percentage of Class
	Shares of Common	of Shares
	Stock Beneficially	Beneficially
Beneficial Owner	Owned	Owned(1)

Fidelity Management & Research (US)(2) 82 Devonshire Street Boston, MA 02109	5,023,671	14.59%
Neuberger Berman, LLC(3) 605 Third Avenue New York, NY 10158	2,484,374	7.22%
HealthCor Management, L.P.(4) 152 West 57th Street, 57th Floor New York, NY 10019	2,200,000	6.39%
Kornitzer Capital Management, Inc.(5) P.O. Box 918 Shawnee Mission, KS 66201	2,061,400	5.99%
Directors
Michael L. Emmons(6)	26,243	*
Walter W. Faster(7)	204,755	*
Margaret H. Jordan	7,800	*
Katherine S. Napier	7,746	*
Burt E. Rosen	7,500	*
Joseph E. Whitters(8)	44,857	*
Named Executive Officers
Joshua H. Levine(9)	469,987	1.38%
Michael O’Neill	27,500	*
Joseph A. Newcomb(10)	81,070	*
Edward S. Northup(11)	58,108	*
Loren L. McFarland(12)	163,872	*
All current directors and executive officers as a group (10 persons)(13)	935,566	2.73%

*	Less than 1%.

(1)	Applicable percentage ownership is based on 33,758,085 shares of our common stock outstanding as of June 27, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options that are currently exercisable or exercisable within 60 days of June 27, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except in cases in which spouses share authority under applicable law or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such shareholder.

(2)	According to a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d with the SEC on February 14, 2008, FMR LLC and Edward C. Johnson, in his capacity as Chairman of FMR LLC, have sole power to dispose of 5,023,671 shares. The following affiliates of FMR LLC are also beneficial owners of such shares in the following amounts: Fidelity Mid Cap Stock Fund, 1,750,000 shares and Magellan Fund, 3,094,971 shares.

(3)	According to a Schedule 13G/A filed by Neuberger Berman Inc., Neuberger Berman LLC, Neuberger Berman Management Inc. and Neuberger Berman Equity Funds with the SEC on February 12, 2008, Neuberger Berman Inc. and Neuberger Berman LLC have sole voting power of 44,384 shares, shared voting power of 2,061,900 shares and shared dispositive power of 2,484,374 shares. Neuberger Berman Management Inc. has shared voting and dispositive power over 2,061,900 shares. Neuberger Berman Equity Funds has shared voting and dispositive power over 2,047,300 shares.

(4)	According to a Schedule 13G/A filed by HealthCor Management, L.P., HealthCor Associates, LLC, HealthCor Offshores, Ltd., HealthCor Hybrid Offshore, Ltd., HealthCor Group, LLC, HealthCor Capital, L.P., HealthCor, L.P., Joseph Healey, and Arthur Cohen with the SEC on February 13, 2008, HealthCor Management, L.P., HealthCor Associates, LLC, Joseph Healey, and Arthur Cohen have the shared power to vote and dispose of 2,200,000. HealthCor Offshores, Ltd. has the shares voting and dispositive power of 1,480,073 shares. HealthCor Hybrid Offshore, Ltd. has voting and dispositive power over 310,702 shares. HealthCor Group, LLC, HealthCor Capital, L.P., and HealthCor, L.P. have voting and dispositive power over 409,225 shares.

(5)	According to a Schedule 13G filed by Kornitzer Capital Management, Inc. with the SEC on March 5, 2008, Kornitzer Capital Management has sole power to vote 2,061,400 shares, sole power to dispose of 1,935,060 shares and shared power to dispose of 126,340 shares.

(6)	Includes options to purchase 15,000 shares exercisable within 60 days of June 27, 2008.

(7)	Includes options to purchase 60,000 shares exercisable within 60 days of June 27, 2008.

(8)	Includes options to purchase 30,000 shares exercisable within 60 days of June 27, 2008.

(9)	Includes options to purchase 317,500 shares exercisable within 60 days of June 27, 2008.

(10)	Includes options to purchase 62,500 shares exercisable within 60 days of June 27, 2008.

(11)	Includes options to purchase 31,250 shares exercisable within 60 days of June 27, 2008.

(12)	Includes options to purchase 144,000 shares exercisable within 60 days of June 27, 2008.

(13)	Does not include Loren McFarland, who is no longer employed by the Company.

EQUITY COMPENSATION PLAN INFORMATION

	( a )	( b )	( c )
Number of securities
		Weighted-average	remaining available for
	Number of securities to	exercise price of	future issuance under
	be issued upon exercise	outstanding	equity compensation plans
	of outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))
Equity compensation plans approved by security holders	4,637,946	$40.39	183,876
Equity compensation plans not approved by security holders	—	—	—
Total	4,637,946	$40.39	183,876
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the Securities and Exchange Commission (the “SEC”) and New York Stock Exchange an initial report of ownership of our stock on Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of Company stock by certain family members are covered by these reporting rules. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial reports of ownership, reports of changes in ownership and in filing these reports on their behalf.
     To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended March 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Emmons filed one late report with respect to 136 shares of Company common stock acquired on June 6, 2007 and Mr. Northup filed one late report with respect to 2,142 shares of Company common stock withheld for taxes for restricted stock that vested on February 5, 2008.
TRANSACTIONS WITH RELATED PERSONS
     Since April 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest.
Policies and Procedures with Respect to Related Party Transactions
     Pursuant to the charter of our Audit Committee, all transactions between us and any of our directors, executive officers or related parties are subject to review by our Audit Committee.
VOTING AT THE ANNUAL MEETING
Voting Rights and Outstanding Shares
     Only holders of record of the              shares of our common stock outstanding at the close of business on July 18, 2008 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. On each matter to be considered at the annual meeting, shareholders will be entitled to cast one vote for each share held of record on July 18, 2008. Holders of common stock do not have cumulative voting rights.

     Our Bylaws and Restated Articles of Incorporation provide that the holders of a majority of the shares of our stock outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, shall constitute a quorum. Votes cast at the annual meeting will be tabulated by the persons appointed to act as inspectors of election for the annual meeting. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the annual meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.
Broker Non-Votes and Abstentions
     A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner with respect to a non-routine matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters currently include the election of directors and ratification of auditors. However, the proposals to approve the Reorganization and amend the 2005 Plan are not considered routine matters. Accordingly, at the annual meeting, brokers who have not received instructions regarding shares held in street name will have authority to vote on Proposal No. 2 and Proposal No. 4, but will not have the authority to vote on Proposal Nos. 1 and 3.
     Proposals 1, 3 and 4 each require the approval of a majority of the voting power of the outstanding shares present and entitled to vote on that item at the annual meeting. Therefore, abstentions as to Proposals 1, 3 and 4 will have the same effect as votes against such proposals. Broker non-votes as to Proposals 1 and 3, however, will not be deemed shares entitled to vote on the proposal, and will not be counted as votes for or against the proposal or included in the calculation of the number of votes necessary for approval of the proposal.
     Directors will be elected under Proposal 2 by a favorable vote of a plurality of the voting power of all outstanding shares present, in person or represented by proxy, at the annual meeting and entitled to vote on Proposal 2. Accordingly, abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes.
Voting and Revocability of Proxies
     All shares represented by each properly executed, unrevoked proxy received in time for the annual meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by us, the proxy holders will vote FOR the election of each of the nominees for director and FOR each of the proposals.
     Any shareholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.
Solicitation
     We will pay the expense of printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail and by telephone directly by our officers, directors and regular employees not specifically employed for this purpose, without additional consideration. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. We have engaged MacKenzie Partners, Inc. to represent us in connection with the solicitation of proxies and will pay MacKenzie Partners, Inc. a customary fee for its services and reimburse its expenses.

ANNUAL REPORT
     A copy of our Annual Report for the fiscal year ended March 31, 2008 has been mailed concurrently with this proxy statement to all shareholders entitled to notice of, and to vote at, the annual meeting. A COPY OF MENTOR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2008 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MENTOR CORPORATION, 201 MENTOR DRIVE, SANTA BARBARA, CALIFORNIA, 93111. OUR SEC FILINGS ARE ALSO AVAILABLE ON MENTOR’S WEBSITE UNDER “INVESTORS” AT HTTP://WWW.MENTORCORP.COM AND THE SEC’s WEBSITE AT HTTP://WWW.SEC.GOV.
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
     Stockholder proposals submitted pursuant to Securities Exchange Act Rule 14a-8 and intended to be presented at our 2009 Annual Meeting of Stockholders must be received by our Secretary no later than 120 days in advance of the anniversary of the date this proxy statement was released to stockholders in connection with our 2008 Annual Meeting of Stockholders, or March      , 2009, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting. However, if the date of the 2009 Annual Meeting of Stockholders is changed by more than 30 days from the date contemplated at the time of this proxy statement, we must receive the stockholder proposal within a reasonable time before we begin to print and mail our proxy materials.
     In addition, a stockholder proposal not included in our proxy statement for the 2009 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 120 days in advance of the anniversary of the date this proxy statement was released to stockholders in connection with our 2008 Annual Meeting of Stockholders. However, if the date of the 2009 Annual Meeting of Stockholders is changed by more than 30 days from the date contemplated at the time of this proxy statement, we must receive the stockholder’s notice not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or a public announcement of the meeting date was made.
     All stockholder proposals should be sent to our executive offices at 201 Mentor Drive, Santa Barbara, CA 93111.
SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
     Company shareholders and other interested parties who wish to communicate with the board of directors or any individual director can write to the following address:
Mentor Corporation
Attention: Corporate Secretary
201 Mentor Drive
Santa Barbara, CA 93111
OTHER MATTERS
     The Company knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

VALIDITY OF SHARES
     Morrison & Foerster LLP, San Diego, California, will pass upon the validity of the shares of Mentor Holdings common stock offered by this proxy statement/prospectus.
EXPERTS
     Ernst & Young LLP, independent registered public accounting firm, has audited Mentor’s consolidated financial statements and schedule included in Mentor’s Annual Report on Form 10-K for the year ended March 31, 2008, and the effectiveness of Mentor’s internal control over financial reporting as of March 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Mentor’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Registration Statement
     Mentor Holdings filed a registration statement on Form S-4 to register with the SEC the shares of Mentor Holdings common stock offered by this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Mentor Holdings in addition to being a proxy statement of Mentor for the annual meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or in exhibits to the registration statement.
Other SEC Filings
     Mentor files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the information on file with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Mentor’s SEC filings are also available on the SEC’s web site located at http://www.sec.gov, and certain filings are available on Mentor’s web site at http://www.mentorcorp.com.
Documents Incorporated by Reference
     The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately by Mentor with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in any document subsequently filed with the SEC which is also incorporated by reference. This proxy statement/prospectus incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that Mentor has previously filed with the SEC. These documents contain important information about Mentor and its financial performance.
•	Annual Report on Form 10-K for the year ended March 31, 2008;

•	Current Report on Form 8-K filed on May 20, 2008; and

•	All reports and definitive proxy or information statements filed by Mentor or Mentor Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the annual meeting.
     Following the reorganization described in this proxy statement/prospectus, Mentor Holdings will become subject to the same informational requirements as Mentor is prior to the reorganization, and will file annual, quarterly and special reports, proxy statements and other information with the SEC in accordance with the Exchange Act and the New York Stock Exchange pursuant to the Exchange Act and the rules of the NYSE. Mentor does not expect to be subject to such requirements following the reorganization.
Documents Available Without Charge from Us
     You can obtain any document incorporated by reference, excluding all exhibits that have not been specifically incorporated by reference, from us or the SEC. Documents incorporated by reference are available from us without charge.
     Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:
Mentor Corporation
Attn: Corporate Secretary
201 Mentor Drive
Santa Barbara, CA 93111
Telephone: (805) 879-6000
     If you would like to request documents from us, please do so by September 8, 2008 to receive them before the annual meeting. We will send requested documents by first-class mail within one business day after receiving the request.
     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the annual meeting proposals. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus or in the incorporated documents.
     This proxy statement/prospectus is dated                     , 2008. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the Mentor Holdings common stock in the reorganization shall imply information is accurate as of any other date.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Joseph A. Newcomb
Joseph A. Newcomb
Secretary

Dated:               , 2008

ANNEX I
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 9, 2008, by and among Mentor Corporation, a Minnesota corporation (“Mentor”), Mentor International Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Mentor (“Mentor Holdings”), and MNT Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Mentor Holdings (“Merger Sub”).
WITNESSETH:
     WHEREAS, the respective Boards of Directors of Mentor Holdings, Mentor and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, including, without limitation, the reorganization of Mentor into a Delaware holding company structure, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its shareholders;
     WHEREAS, Mentor Holdings, in its capacity as the sole shareholder of Merger Sub has adopted and approved this Agreement;
     WHEREAS, at the Effective Time (as defined below), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, inter alia, (i) Merger Sub, in accordance with the Minnesota Business Corporation Act (as amended from time to time, the “MBCA”), will merge with and into Mentor, with Mentor as the surviving corporation (the “Merger”), (ii) each share of Mentor Common Stock will be converted into the right to receive one share of Mentor Holdings Common Stock, and (iii) each share of Mentor Holdings Common Stock held by Mentor (being the 1,000 shares issued upon the formation of Mentor Holdings) will be canceled;
     WHEREAS, the consummation of the merger requires, among other things, the approval of this Agreement by a majority of the outstanding shares of Mentor common stock represented at the Annual Meeting (as defined below) (the “Mentor Shareholder Approval”); and
     WHEREAS, it is the intention of the parties hereto that the Merger shall be an exchange of stock governed by Section 351, and/or a “reorganization” within the meaning of Section 368(a), of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.
     NOW, THEREFORE, in furtherance of the foregoing, the parties agree as follows:
ARTICLE I
MERGER
     Section 1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into Mentor at the Effective Time of the Merger. Following the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease, and Mentor shall continue as the surviving corporation (the “Surviving Corporation”), becoming a wholly owned subsidiary, directly and indirectly, of Mentor Holdings. The effects and the consequences of the Merger shall be as set forth in this Agreement and the MBCA.
     Section 1.2 Effective Time. (a) Subject to the provisions of this Agreement, following the satisfaction or waiver of the conditions set forth in Section 3.1, the parties shall duly prepare, execute and file articles of merger (the “Articles of Merger”) complying with Section 302A.615 of the MBCA with the Secretary of State of the State of Minnesota. The Merger shall become effective upon the filing of the Articles of Merger (or at such later time reflected in such Articles of Merger as shall be agreed to by Mentor Holdings and Mentor). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

1

          (b) The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of Mentor and Merger Sub shall vest in the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of Mentor and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
     Section 1.3 Organizational Documents. (a) The parties shall cause the Certificate of Incorporation of Mentor Holdings to be amended and restated to be in the form set forth in Exhibit A hereto. The Certificate of Incorporation, as so amended and restated, and the Bylaws of Mentor Holdings shall be the Certificate of Incorporation and Bylaws of Mentor Holdings until thereafter changed or amended either (A) as provided therein or by the Delaware General Corporation Law (as amended from time to time, the “DGCL”), in the case of such Certificate of Incorporation, or (B) as provided therein, by the Certificate of Incorporation or by the DGCL, in the case of such Bylaws.
          (b) The Articles of Incorporation and the Bylaws of Merger Sub in effect at the Effective Time shall become the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein or by the MBCA; provided, however, that Article I of such Articles of Incorporation shall provide that the name of the Surviving Corporation shall be “Mentor Corporation”
     Section 1.4 Directors. The directors of Mentor immediately prior to the Effective Time shall be the directors of each of Mentor Holdings and the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and Bylaws of Mentor Holdings, or as otherwise provided by the DGCL (in the case of the directors of Mentor Holdings), and in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by the MBCA (in the case of the directors of the Surviving Corporation).
     Section 1.5 Officers. The officers of Mentor immediately prior to the Effective Time shall be the officers of each of Mentor Holdings and the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and Bylaws of Mentor Holdings, or as otherwise provided by the DGCL (in the case of the officers of Mentor Holdings), and in the articles of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by the MBCA (in the case of the officers of the Surviving Corporation).
ARTICLE II
CONVERSION OF SECURITIES; ISSUANCE OF NEW SECURITIES; STOCK CERTIFICATES
     Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Mentor Common Stock:
          (a) each share of Mentor Common Stock, par value $.10 per share, of Mentor (“Mentor Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Mentor Common Stock held by Mentor Holdings, which shares shall continue to be outstanding) shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of Mentor Holdings (“Mentor Holdings Common Stock”);
          (b) each share of capital stock of Mentor Holdings, including, without limitation, Mentor Holdings Common Stock, that is issued, outstanding and held by Mentor immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

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          (c) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall convert into a number of validly issued, fully paid and nonassessable shares of common stock, par value $.10 per share, of the Surviving Corporation equal to the number obtained by dividing (i) the number of shares of Mentor Common Stock issued and outstanding immediately prior to the Effective Time by (ii) 100,000.
     Section 2.2 Stock Certificates. From and after the Effective Time, subject to Section 2.1, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Mentor Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Mentor Holdings Common Stock into which the shares of Mentor Common Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of Mentor Holdings or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Mentor Holdings or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Mentor Holdings Common Stock evidenced by such outstanding certificates which prior to the Merger represented shares of Mentor Common Stock.
     Section 2.3 Stock Options; Employee Plans; Convertible Notes. (a) Each option to purchase or right to acquire Mentor Common Stock (each a “Mentor Option”) issued under Mentor’s 1991 Stock Option Plan and Mentor’s 2005 Long-Term Incentive Plan (collectively, the “Mentor Option Plans”) or granted by Mentor outside of the Mentor Plans that is outstanding and unexercised immediately prior to the Effective Time shall, as of such time, be assumed by Mentor Holdings in such a manner that it is converted into an option to purchase or right to acquire, on substantially similar terms and conditions as were applicable under the respective Mentor Plans and the underlying equity award agreements (as modified by this Section 2.3), that number of shares of Mentor Holdings Common Stock equal to the number of shares of Mentor Common Stock subject to such Mentor Option at an exercise price per share equal to the exercise price per share for such Mentor Option immediately prior to the Effective Time.
     (b) From and after the Effective Time, each participant eligible to receive a share of Mentor Common Stock under Mentor’s Employee Stock Purchase Plan (the “ESPP”) shall be eligible to receive one share of Mentor Holdings Common Stock, and otherwise on the same terms and conditions as were applicable, under the ESPP.
     (c) From and after the Effective Time, Mentor’s outstanding 2.75% convertible subordinated notes due 2024 will be convertible into shares of Mentor Holdings Common Stock, subject to the existing conversion provisions of such notes.
ARTICLE III
CONDITIONS TO MERGER
     Section 3.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:
          (a) The Mentor Shareholder Approval shall have been obtained at the 2008 Annual Meeting of the shareholders of Mentor (the “Annual Meeting”).
          (b) The registration statement on Form S-4 filed with the Securities and Exchange Commission by Mentor Holdings in connection with the issuance of shares of Mentor Holdings Common Stock in the Merger shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceedings seeking a stop order.
          (c) Mentor shall have received a written opinion from Morrison & Foerster LLP to the effect that the Merger will constitute an exchange of Mentor Common Stock for Mentor Holdings Common Stock governed by Section 351 of the Code and/or the Merger will constitute a “reorganization” within the meaning of

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Section 368(a) of the Code, with each of Mentor, Mentor Holdings and Merger Sub being “a party to a reorganization” within the meaning of Section 368(b) of the Code.
          (d) No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on Mentor or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.
          (e) All required approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.
          (f) The shares of Mentor Holdings Common Stock issuable in the Merger pursuant to Article II and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on the New York Stock Exchange, subject only to official notice of issuance.
ARTICLE IV
TERMINATION AND AMENDMENT
     Section 4.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Mentor Shareholder Approval, by the affirmative vote of a majority of the boards of directors of each of Mentor Holdings and Mentor. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of Mentor, Merger Sub or Mentor Holdings by reason of this Agreement.
     Section 4.2 Amendment. This Agreement may be amended, modified or supplemented at any time before or after the Mentor Shareholder Approval; provided, however, that after any such approval and prior to the Effective Time, there shall be made no amendment that (a) alters or changes the amount or kind of shares to be received by shareholders in the Merger; (b) alters or changes any term of the Certificate of Incorporation or Bylaws of Mentor Holdings or the certificate of incorporation or bylaws of the Surviving Corporation, except for alterations or changes that could otherwise be adopted by the directors of Mentor Holdings or the Surviving Corporation, as applicable; or (c) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the holders of shares of Mentor Common Stock. This Agreement may not be amended except after approval by a majority of the board of directors of Mentor and evidenced by an instrument in writing signed on behalf of each of the parties.
ARTICLE V
GENERAL PROVISIONS
     Section 5.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except to the extent that provisions of the MBCA are mandatorily applicable.
     Section 5.2 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with all exhibits, schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     Section 5.3 Further Assurances. From time to time, and when required by the Surviving Corporation or by its successors and assigns, Mentor shall execute and deliver, or cause to be executed and delivered, such deeds

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and other instruments, and Mentor shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Mentor and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized fully in the name and on behalf of Mentor or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
     Section 5.4 Headings. Headings of the articles and sections of this Agreement, the table of contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.
     Section 5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall together be considered one and the same agreement.
     Section 5.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
     Section 5.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MENTOR INTERNATIONAL HOLDINGS, INC.
By:	/s/ Joshua H. Levine
	Name:	Joshua H. Levine
	Title:	President and Chief Executive Officer

MENTOR CORPORATION
By:	/s/ Joshua H. Levine
	Name:	Joshua H. Levine
	Title:	President and Chief Executive Officer

MNT MERGER SUB, INC.
By:	/s/ Joshua H. Levine
	Name:	Joshua H. Levine
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A
Form of Amended and Restated Certificate of Incorporation of
Mentor International Holdings, Inc.
[see Annex II to the proxy statement/prospectus]

ANNEX II
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF MENTOR INTERNATIONAL HOLDINGS, INC.
     Mentor International Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 3, 2008, under its present name.
     2. This Amended and Restated Certificate of Incorporation has been duly adopted by the directors and stockholders of the Corporation in accordance with Sections 245 and 242 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this Corporation as filed with the Secretary of State of the State of Delaware on July 3, 2008.
     3. The Amended and Restated Certificate of Incorporation of this Corporation shall be amended and restated to read in full as follows:
ARTICLE I
     The name of the Corporation is Mentor International Holdings, Inc.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, DE 19901, County of Kent, and the name of its registered agent at such address is National Corporate Research, Ltd.
ARTICLE III
     The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares of all classes of stock that the Corporation is authorized to issue is One Hundred Seventy-Five Million (175,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.001 per share and Twenty-Five Million (25,000,000) shares of Preferred Stock, par value $0.001 per share.
     Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this paragraph 4 set forth, the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series

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shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this paragraph 4 otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.
     Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.
ARTICLE V
     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE VI
     Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office.
ARTICLE VII
     The number of directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office.
ARTICLE VIII
     The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.
ARTICLE IX
     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE X
     To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article X does not affect the availability of equitable remedies for breach of fiduciary duties.
     Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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ARTICLE XI
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
* * *
     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this [     ] day of [     ], 2008.

By:
Joshua H. Levine, President and Chief Executive Officer

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ANNEX III
FORM OF BYLAWS OF
MENTOR INTERNATIONAL HOLDINGS, INC.
ARTICLE 1
OFFICES
Section 1.1 Registered Office.
     The registered office of the corporation in the State of Delaware shall be in the County of Kent at 615 South DuPont Highway, Dover, DE 19901 and the name of the registered agent at that address is National Corporate Research, Ltd.
Section 1.2 Other Offices.
     The corporation may also have and maintain offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE 2
STOCKHOLDERS’ MEETINGS
Section 2.1 Place of Meetings.
     (a) Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by paragraph (b) of this Section 2.1.
     (b) If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:
          (1) Participate in a meeting of stockholders; and
          (2) Be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.
     (c) For purposes of this Section 2.1, “remote communication” shall include (1) telephone or other voice communications and (2) electronic mail or other form of written or visual electronic communications or transmission.

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Section 2.2 Annual Meetings.
     The annual meetings of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.
Section 2.3 Special Meetings.
     Special meetings of stockholders of the corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office.
Section 2.4 Notice of Meetings.
     (a) Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders, specifying the place, if any, date and hour and purpose or purposes of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote thereat, directed to his address as it appears upon the books of the corporation.
     (b) If at any meeting action is proposed to be taken which, if taken, would entitle stockholders fulfilling the requirements of section 262(d) of the Delaware General Corporation Law to an appraisal of the fair value of their shares, the notice of such meeting shall contain a statement of that purpose and to that effect and shall be accompanied by a copy of that statutory section.
     (c) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days, or unless after the adjournment a new record date is fixed for the adjourned meeting, in which event a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
     (d) Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, either before or after such meeting, and, to the extent permitted by law, will be waived by any stockholder by his attendance thereat, in person or by proxy. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
     (e) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under any provision of Delaware General Corporation Law, the certificate of incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (i) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent, and (ii) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this subparagraph (e) shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and

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reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Section 2.5 Quorum and Voting.
     (a) At all meetings of stockholders except where otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares, the voting of which at said meeting have been enjoined, or which for any reason cannot be lawfully voted at such meeting, shall not be counted to determine a quorum at said meeting. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly called or convened meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
     (b) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the voting power represented at any meeting at which a quorum is present shall be valid and binding upon the corporation.
     (c) Where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter, and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.
Section 2.6 Voting Rights.
     (a) Except as otherwise provided by law, only persons in whose names shares entitled to vote stand on the stock records of the corporation on the record date for determining the stockholders entitled to vote at said meeting shall be entitled to vote at such meeting. Shares standing in the names of two or more persons shall be voted or represented in accordance with the determination of the majority of such persons, or, if only one of such persons is present in person or represented by proxy, such person shall have the right to vote such shares and such shares shall be deemed to be represented for the purpose of determining a quorum.
     (b) Every person entitled to vote or to execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such person or his duly authorized agent, which proxy shall be filed with the Secretary of the corporation at or before the meeting at which it is to be used. Said proxy so appointed need not be a stockholder. No proxy shall be voted on after three (3) years from its date unless the proxy provides for a longer period. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it or of his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.
     (c) Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy pursuant to subsection (b) of this section, the following shall constitute a valid means by which a stockholder may grant such authority:
          (1) A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.
          (2) A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telephone or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any

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such telephone or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telephone or other electronic transmission was authorized by the stockholder. Such authorization can be established by the signature of the stockholder on the proxy, either in writing or by a signature stamp or facsimile signature, or by a number or symbol from which the identity of the stockholder can be determined, or by any other procedure deemed appropriate by the inspectors or other persons making the determination as to due authorization. If it is determined that such electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.
     (d) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to subsection (c) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
Section 2.7 Voting Procedures and Inspectors of Elections.
     (a) The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.
     (b) The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.
     (c) The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.
     (d) In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the Delaware General Corporation Law, or any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) thereof, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to subsection (b)(v) of this section shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
Section 2.8 List of Stockholders.
     The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. The corporation need not include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least

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10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Section 2.9 Stockholder Proposals at Annual or Special Meetings.
     At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a stockholder, but, in the case of a special meeting, if and only if the notice of the meeting provides for business to be brought before the meeting by a stockholder. In addition to any other applicable requirements for business to be properly brought before a meeting by a stockholder, whether or not the stockholder is seeking to have a proposal included in the corporation’s proxy statement or information statement under any applicable rule of the Securities and Exchange Commission (the “SEC”), including, but not limited to, Regulation 14A or Regulation 14C under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 120 days prior to the date on which the corporation first mailed its proxy materials (or, in the absence of proxy materials, its notice of the meeting) for the previous year’s annual meeting of stockholders (or not later than the tenth day following the date on which the corporation mails the notice of meeting for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year, or in the event of a special meeting).
     A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, (v) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the corporation (each, a “Relevant Hedge Transaction”), and (vi) as to the stockholder giving the notice and any Stockholder Associated Person, to the extent not set forth pursuant to the immediately preceding clause, (a) whether and the extent to which such stockholder or Stockholder Associated Person has direct or indirect beneficial ownership of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation (a “Derivative Instrument”), (b) any rights to dividends on the shares of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the corporation, (c) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (d) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be

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supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date).
     For purposes of this Section 2.9 and Section 2.10, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.
     Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in Section 2.1 and this Section 2.9, provided, however, that nothing in this Section 2.9 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting in accordance with said procedure.
     The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of Section 2.1 and this Section 2.9, and if he should so determine he shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.
     Nothing in this Section 2.9 shall affect the right of a stockholder to request inclusion of a proposal in the corporation’s proxy statement or information statement to the extent that such right is provided by an applicable rule of the SEC.
Section 2.10 Nominations of Persons for Election to the Board of Directors.
     In addition to any other applicable requirements, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.10. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation, which shall be the exclusive means for a stockholder to make nominations whether or not the stockholder is seeking to have a proposal included in the corporation’s proxy statement or information statement under an applicable rule of the SEC, including, but not limited to, Regulation 14A or Regulation 14C under the Exchange Act. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 120 days prior to the date on which the corporation first mailed its proxy materials (or, in the absence of proxy materials, its notice of the meeting) for the previous year’s annual meeting of stockholders (or not later than the tenth day following the date on which the corporation mails the notice of meeting for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year), or, in the case of a special meeting, not more than 90 days prior to such meeting nor less than the later of 70 days prior to such meeting or ten days following the day on which the date of such meeting was first announced.
     Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of the corporation which are beneficially owned by the stockholder; (c) as to the stockholder giving the notice and any Stockholder Associated Person (as defined in Section 2.9), to the extent not set forth pursuant to the immediately preceding clause, whether and the extent to which any Relevant Hedge Transaction (as defined in Section 2.9) has been entered into, and (d) as to the stockholder giving the notice and any Stockholder Associated Person, (1) whether and the extent to which any Derivative Instrument (as defined in Section 2.9) is directly or indirectly beneficially owned, (2) any rights to dividends on the shares of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the corporation,

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(3) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (4) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date). The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein. These provisions shall not apply to nomination of any persons entitled to be separately elected by holders of preferred stock.
     The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.
Section 2.11 Action Without Meeting.
     Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE 3
DIRECTORS
Section 3.1 Number and Term of Office.
     The number of directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office.
     With the exception of the first Board of Directors, which shall be elected by the incorporators, and except as provided in Section 3.3 of this Article III, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified. Directors need not be stockholders.
Section 3.2 Powers.
     The powers of the corporation shall be exercised, its business conducted and its property controlled by or under the direction of the Board of Directors.
Section 3.3 Vacancies.
     Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant and until his successor shall have been duly elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this section in the case of the death, removal or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected (including any meeting referred to in Section 3.4 below) to elect the number of directors then constituting the whole Board.

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Section 3.4 Resignations and Removals.
     (a) Any director may resign at any time by delivering his resignation to the Secretary in writing or by electronic transmission, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.
     (b) At a special meeting of stockholders called for the purpose in the manner hereinabove provided, the Board of Directors or any individual director may be removed from office, with or without cause, and a new director or directors elected by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.
Section 3.5 Meetings.
     (a) The annual meeting of the Board of Directors shall be held immediately after the annual stockholders’ meeting and at the place where such meeting is held or at the place announced by the Chairman at such meeting. No notice of an annual meeting of the Board of Directors shall be necessary, and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.
     (b) Except as hereinafter otherwise provided, regular meetings of the Board of Directors shall be held in the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof. Regular meetings of the Board of Directors may also be held at any place, within or without the State of Delaware, which has been designated by resolutions of the Board of Directors or the written consent of all directors.
     (c) Special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board or, if there is no Chairman of the Board, by the Chief Executive Officer, or by any of the directors.
     (d) Written notice of the time and place of all regular and special meetings of the Board of Directors shall be delivered personally to each director or sent by facsimile transmission or other form of electronic transmission at least 24 hours before the start of the meeting, or sent by first class mail at least 120 hours before the start of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat.
Section 3.6 Quorum and Voting.
     (a) A quorum of the Board of Directors shall consist of a majority of the total number of directors then in office, but not less than one; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
     (b) At each meeting of the Board at which a quorum is present, all questions and business shall be determined by a vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation, or these Bylaws.
     (c) Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

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     (d) The transactions of any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 3.7 Action Without Meeting.
     Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 3.8 Fees and Compensation.
     Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board of Directors.
Section 3.9 Committees.
     (a) Executive Committee: The Board of Directors may appoint an Executive Committee of not less than one member, each of whom shall be a director. The Executive Committee, to the extent permitted by law, shall have and may exercise when the Board of Directors is not in session all powers of the Board in the management of the business and affairs of the corporation, except such committee shall not have the power or authority to amend these Bylaws or to approve or recommend to the stockholders any action which must be submitted to stockholders for approval under the General Corporation Law.
     (b) Other Committees: The Board of Directors may from time to time appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committee, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
     (c) Term: The terms of members of all committees of the Board of Directors shall expire on the date of the next annual meeting of the Board of Directors following their appointment; provided that they shall continue in office until their successors are appointed. The Board, subject to the provisions of subsections (a) or (b) of this Section 3.9, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee; provided that no committee shall consist of less than one member. The membership of a committee member shall terminate on the date of his death or voluntary resignation, but the Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
     (d) Meetings: Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 3.9 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter; special meetings of any such committee may be held at the principal office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof; or at any place which has been designated from time to time by resolution of such committee or by written consent of all members thereof, and may be called by any director

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who is a member of such committee upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time after the meeting and will be waived by any director by attendance thereat. A majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
ARTICLE 4
OFFICERS
Section 4.1 Officers Designated.
     The officers of the corporation shall be a Chief Executive Officer, President, Chief Financial Officer and Secretary. The Board of Directors or the President may also appoint a Chairman of the Board, one or more Vice-Presidents, assistant secretaries and such other officers and agents with such powers and duties as it or he shall deem necessary. The order of the seniority of the Vice- Presidents shall be in the order of their nomination unless otherwise determined by the Board of Directors. The Board of Directors may assign such additional titles to one or more of the officers as they shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.
Section 4.2 Tenure and Duties of Officers.
     (a) General: All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the corporation.
     (b) Duties of the Chairman of the Board of Directors: The Chairman of the Board of Directors (if there be such an officer appointed) when present shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.
     (c) Duties of the Chief Executive Officer: Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Executive Officer (i) shall have general active management of the business of the Corporation; (ii) shall, in the absence of the Chairman of the Board of Directors, preside at all meetings of the stockholders and Board of Directors; (iii) shall see that all orders and resolutions of the Board are carried into effect; (iv) may maintain records of and certify proceedings of the Board and stockholders; and (v) shall perform such other duties as may from time to time be assigned by the Board of Directors.
     (d) Duties of President: Unless otherwise determined by the Board, the President shall be the Chief Executive Officer of the Corporation. If an officer other than the President is designated Chief Executive Officer, the President shall perform such duties as may from time to time be assigned by the Board of Directors or the Chief Executive Officer.
     (e) Duties of Chief Financial Officer: The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner, and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The Chief Executive Officer may direct any Vice-President to assume

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and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each such Vice-President shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The Chief Financial Officer shall be the Treasurer of the corporation.
     (f) Duties of Vice-Presidents: The Vice-Presidents, in the order of their seniority, may assume and perform the duties of the Chief Executive Officer in the absence or disability of the Chief Executive Officer or whenever the office of the Chief Executive Officer is vacant. The Vice-Presidents shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
     (g) Duties of Secretary: The Secretary shall attend all meetings of the stockholders and of the Board of Directors and any committee thereof, and shall record all acts and proceedings thereof in the minute book of the corporation, which may be maintained in either paper or electronic form. The Secretary shall give notice, in conformity with these Bylaws, of all meetings of the stockholders and of all meetings of the Board of Directors and any Committee thereof requiring notice. The Secretary shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any assistant secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each assistant secretary shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
ARTICLE 5
EXECUTION OF CORPORATE INSTRUMENTS, AND
VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 5.1 Execution of Corporate Instruments.
     (a) The Board of Directors may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the corporation.
     (b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the corporation, shall be executed, signed or endorsed by the Chairman of the Board (if there be such an officer appointed) or by the Chief Executive Officer; such documents may also be executed by any Vice-President and by the Secretary, any assistant secretary or Chief Financial Officer. All other instruments and documents requiring the corporate signature but not requiring the corporate seal may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.
     (c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
     (d) Execution of any corporate instrument may be effected in such form, either manual, facsimile or electronic signature, as may be authorized by the Board of Directors.
Section 5.2 Voting of Securities Owned by Corporation.
     All stock and other securities of other corporations owned or held by the corporation for itself or for other parties in any capacity shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors or, in the absence of such authorization, by the Chairman of the Board (if there be such an officer appointed), or by the Chief Executive Officer, the President, or by any Vice-President.

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ARTICLE 6
SHARES OF STOCK
Section 6.1 Form and Execution of Certificates.
     The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman of the Board (if there be such an officer appointed), or by the President or any Vice-President and by the Chief Financial Officer or the Secretary or assistant secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Section 6.2 Lost Certificates.
     The Board of Directors may direct a new certificate or certificates (or uncertificated shares in lieu of a new certificate) to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates (or uncertificated shares in lieu of a new certificate), the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to indemnify the corporation in such manner as it shall require and/or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.
Section 6.3 Transfers.
     Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, who shall furnish proper evidence of authority to transfer, and in the case of stock represented by a certificate, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed.
Section 6.4 Fixing Record Dates.
     (a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the date on which the meeting is held. A

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determination of stockholders of record entitled notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
     (b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 6.5 Registered Stockholders.
     The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE 7
OTHER SECURITIES OF THE CORPORATION
     All bonds, debentures and other corporate securities of the corporation, other than stock certificates, may be signed by the Chairman of the Board (if there be such an officer appointed), or the President or any Vice-President or such other person as may be authorized by the Board of Directors and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an assistant secretary, or the Chief Financial Officer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signature of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Chief Financial Officer, or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon has ceased to be an officer of the corporation before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE 8
CORPORATE SEAL
     The corporate seal shall consist of a die bearing the name of the corporation and the state and date of its incorporation. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

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ARTICLE 9
INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS
Section 9.1 Right to Indemnification.
     Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an “Agent”), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”); provided, however, that except as to actions to enforce indemnification rights pursuant to Section 9.3 of this Article, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right.
Section 9.2 Authority to Advance Expenses.
     Expenses incurred by an officer or director (acting in his capacity as such) in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, provided, however, that if required by the Delaware General Corporation Law, as amended, such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise. Expenses incurred by other Agents of the corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board of Directors deems appropriate. Any obligation to reimburse the corporation for Expense advances shall be unsecured and no interest shall be charged thereon.
Section 9.3 Right of Claimant to Bring Suit.
     If a claim under Section 9.1 or 9.2 of this Article is not paid in full by the corporation within ninety (90) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys’ fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had

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not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.
Section 9.4 Provisions Nonexclusive.
     The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate, agreement, or vote of the stockholders or disinterested directors is inconsistent with these Bylaws, the provision, agreement, or vote shall take precedence.
Section 9.5 Authority to Insure.
     The corporation may purchase and maintain insurance to protect itself and any Agent against any Expense, whether or not the corporation would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this Article.
Section 9.6 Survival of Rights.
     The rights provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
Section 9.7 Settlement of Claims.
     The corporation shall not be liable to indemnify any Agent under this Article (a) for any amounts paid in settlement of any action or claim effected without the corporation’s written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.
Section 9.8 Effect of Amendment.
     Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification.
Section 9.9 Subrogation.
     In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.
Section 9.10 No Duplication of Payments.
     The corporation shall not be liable under this Article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.
ARTICLE 10
NOTICES
     Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, the same shall be given either (1) in writing, timely and duly deposited in the United States Mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent,

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or (2) by a means of electronic transmission that satisfies the requirements of Section 2.4(e) of these Bylaws, and has been consented to by the stockholder to whom the notice is given. Any notice required to be given to any director may be given by either of the methods hereinabove stated, except that such notice other than one which is delivered personally, shall be sent to such address or (in the case of electronic communication) such e-mail address, facsimile telephone number or other form of electronic address as such director shall have filed in writing or by electronic communication with the Secretary of the corporation, or, in the absence of such filing, to the last known post office address of such director. If no address of a stockholder or director be known, such notice may be sent to the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall be conclusive evidence of the statements therein contained. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing and all notices given by means of electronic transmission shall be deemed to have been given as at the sending time recorded by the electronic transmission equipment operator transmitting the same. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such a stockholder or such director to receive such notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation, or of these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
ARTICLE 11
AMENDMENTS
     These Bylaws may be repealed, altered or amended or new Bylaws adopted at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by these Bylaws or the Certificate of Incorporation. The Board of Directors shall also have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws.

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CERTIFICATE OF SECRETARY
     The undersigned, Secretary of Mentor International Holdings, Inc., a Delaware corporation, hereby certifies that the foregoing is a full, true and correct copy of the Bylaws of said corporation, with all amendments to date of this Certificate.
      WITNESS the signature of the undersigned this ___ day of _________, 2008.

Joseph A. Newcomb, Secretary

ANNEX IV
MENTOR CORPORATION
AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN
1. PURPOSE OF PLAN
     The purpose of this Mentor Corporation Amended and Restated 2005 Long-Term Incentive Plan (this “Plan”) of Mentor Corporation, a Minnesota corporation (the “Corporation”), is to promote the success of the Corporation and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.
2. ELIGIBILITY
     The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.
3. PLAN ADMINISTRATION
     3.1 The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.
     With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the

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“Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).
     3.2 Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:
          (a) determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;
          (b) grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;
          (c) approve the forms of award agreements (which need not be identical either as to type of award or among participants);
          (d) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;
          (e) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;
          (f) accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;
          (g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6, and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by shareholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise price of any option;
          (h) determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);
          (i) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;
          (j) acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

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          (k) determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.
     3.3 Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.
     3.4 Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.
     3.5 Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4. SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS
     4.1 Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.
     4.2 Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan is 10,100,000 shares (the “Share Limit”). The following limits also apply with respect to awards granted under this Plan:
          (a) The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 8,500,000 shares.
          (b) The maximum number of shares of Common Stock subject to options that are granted during any fiscal year to any individual under this Plan is 500,000 shares.
          (c) The maximum number of shares of Common Stock subject to all awards that are granted during any fiscal year to any individual under this Plan is 500,000 shares. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred.
          (d) In no event will greater than ten percent (10%) of the total shares of Common Stock available for award grant purposes under this Plan be used for purposes of granting certain “Special Full-Value Awards” referred to in Section 5.1.4.
          (e) Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.
          (f) In no event will greater than thirty-five percent (35%) of the 2,500,000 increase in the total shares of Common Stock available for award grant purposes under this Plan effected pursuant to this amendment and restatement of the Plan be used for purposes of granting awards other than options and stock appreciation rights.

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     Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.
     4.3 Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.
     4.4 Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. No fewer than 100 shares may be purchased on exercise of any award (or, in the case of stock purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.
5. AWARDS
     5.1 Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:
          5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option, except in the case of a stock option granted retroactively in tandem with or as a substitution for another award, the per share exercise price may be no lower than the fair market value of a share of Common Stock on the date such other award was granted (to the extent consistent with Sections 422 and 424 of the Code in the case of options intended as incentive stock options). When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.
          5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock

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are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.
          5.1.3 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below.
          5.1.4 Minimum Vesting Requirements. Except for any accelerated vesting required or permitted pursuant to Section 7 and except as otherwise provided in the following provisions of this Section 5.1.4, and subject to such additional vesting requirements or conditions as the Administrator may establish with respect to the award, each award granted under this Plan that is a Full-Value Award (as defined below) and payable in shares of Common Stock shall be subject to the following minimum vesting requirements: (a) if the award includes a performance-based vesting condition, the award shall not vest earlier than the first anniversary of the date of grant of the award and vesting shall occur only if the award holder is employed by, a director of, or otherwise providing services to the Corporation or one of its Subsidiaries on such vesting date; and (b) if the award does not include a performance-based vesting condition, the award shall not vest more rapidly than in monthly installments over the three-year period immediately following the date of grant of the award and vesting of any vesting installment of the award shall occur only if the award holder is employed by, a director of, or otherwise providing services to the Corporation or one of its Subsidiaries on the date such installment is scheduled to vest; provided that the Administrator may accelerate or provide in the applicable award agreement for the accelerated vesting of any Full-Value Award in connection with (i) a change in control of the award holder’s employer (or a parent thereof) or of the reportable segment of the Corporation that employs the award holder, (ii) subject to the provisions of Section 7.2, the termination of the award holder’s employment (but not including a termination of employment by the award holder’s employer for cause), or (iii) as consideration or partial consideration for a release by the award holder of pending or threatened claims against the Corporation, the award holder’s employer, or any of their respective officers, directors or other affiliates (regardless of whether the release is given in connection with a termination of employment by the award holder’s employer for cause or other circumstances). The Administrator may, however, accelerate or provide in the applicable award agreement for the accelerated vesting of any Full-Value Award in circumstances not contemplated by the preceding sentence, and/or provide for a vesting schedule that is shorter than the minimum schedule contemplated by the preceding sentence, in such circumstances as the Administrator may deem appropriate; provided, however, that the portion of any such Full-Value Award that vests earlier than the minimum vesting dates that would be applicable pursuant to the minimum vesting requirements of the preceding sentence (or, as to any accelerated vesting, provides for accelerated vesting other than in the circumstances contemplated by the preceding sentence) shall count against the applicable share limits of Section 4.2 as a Special Full-Value Award. For purposes of this Plan, a “Full-Value Award” means any award under this Plan that is neither: (1) a delivery of shares in respect of compensation earned but deferred nor (2) a stock option.
     5.2 Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.3 above may be, and options granted with an exercise price not less than the fair market value of a share of Common Stock at the date of grant (“Qualifying Options”) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of

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Performance-Based Awards may depend (or, in the case of Qualifying Options, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option shall be subject only to the requirements of Sections 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.
          5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.
          5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.
          5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options to any one participant in any one fiscal year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and other than cash awards covered by the following sentence) that are granted to any one participant in any one fiscal year shall not exceed 100,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one fiscal year shall not exceed $1,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent permitted by Section 162(m) of the Code.
          5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.
          5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.
          5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to

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qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options) shall terminate upon the first meeting of the Corporation’s shareholders that occurs in the fifth year following the year in which the Corporation’s shareholders first approve this restated Plan.
     5.3 Award Agreements. Each award shall be evidenced by a written award agreement in the form approved by the Administrator and executed on behalf of the Corporation and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.
     5.4 Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.
     5.5 Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:
•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.
     In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. In the event that the Administrator allows a participant to exercise an award by delivering shares of Common Stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.
     5.6 Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price for a share of Common Stock as reported on the composite tape for securities listed in the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Common Stock were made on the Exchange on that date, the closing price for a share of Common Stock as reported on said composite tape for the next preceding day on which sales of Common Stock were made on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last closing price for a share of Common Stock as reported on the composite tape for securities listed on the Exchange available on the date in question or the average of the high and low trading prices of a share of Common Stock as reported on the composite tape for securities listed on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is

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no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).
     5.7 Transfer Restrictions.
          5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.
          5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be a transfer for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than fifty percent of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).
          5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:
          (a) transfers to the Corporation,
          (b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,
          (c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,
          (d) if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or
          (e) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.
     5.8 International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.
6. EFFECT OF TERMINATION OF SERVICE ON AWARDS
     6.1 General. Subject to Section 7.2, the Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise

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provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.
     6.2 Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.
     6.3 Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.
7. ADJUSTMENTS; ACCELERATION
     7.1 Adjustments. Upon or in contemplation of: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Administrator shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:
          (a) proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, or (5) (subject to Section 8.8.3(a)) the performance standards applicable to any outstanding awards, or
          (b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.
     The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise price of the award. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.
     In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to shareholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.

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     7.2 Automatic Acceleration of Awards.
          (a) Transactions. Upon a dissolution of the Corporation or other event described in Section 7.1 that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then each then-outstanding option shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances.
          (b) Death. Effective September 17, 2007 with respect to then outstanding awards and with respect to future awards (except to the extent the Administrator provides otherwise in the applicable award agreement), upon the termination of a participant’s employment or other service to the Corporation or one of its Subsidiaries due to the participant’s death, the participant’s then outstanding awards shall become fully vested and exercisable upon the participant’s death. Such awards may be exercised for a period of one year after the termination of employment or other service (subject to the terms of the award).
          (c) Disability. Effective September 15, 2008 with respect to then outstanding awards and with respect to future awards (except to the extent the Administrator provides otherwise in the applicable award agreement), upon termination of a participant’s employment or other service to the Corporation or one of its Subsidiaries due to the participant’s permanent disability, the participant’s then outstanding awards shall become fully vested and exercisable upon the termination of employment or other service. Such awards may be exercised for a period of one year after the termination of employment or other service (subject to the terms of the award).
          (d) Retirement. Effective September 15, 2008 with respect to then outstanding awards and with respect to future awards (except to the extent the Administrator provides otherwise in the applicable award agreement), upon termination of a participant’s employment or other service to the Corporation or one of its Subsidiaries following (i) completion of a non-employee director’s fifth full term of service as a director or (ii) completion of ten full years of employment or other service to the Corporation or one of its Subsidiaries and the attainment of age 62, then such participant’s then outstanding awards shall become fully vested and exercisable upon the termination of employment or other service. Such awards may be exercised for a period of one year after the termination of employment or other service (subject to the terms of the award).
     7.3 Possible Acceleration of Awards. Without limiting Section 7.2, in the event of a Change in Control Event (as defined below), the Administrator may, in its discretion, provide that any outstanding option shall become fully vested, that any share of restricted stock then outstanding shall fully vest free of restrictions, and that any other award granted under this Plan that is then outstanding shall be payable to the holder of such award. The Administrator may take such action with respect to all awards then outstanding or only with respect to certain specific awards identified by the Administrator in the circumstances. For purposes of this Plan, “Change in Control Event” means any of the following:
          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 20% of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;
          (b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s

10

shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
          (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 20% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
          (d) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.
     7.4 Early Termination of Awards. Any award that has been accelerated as required or contemplated by Section 7.2(a) or 7.3 (or would have been so accelerated but for Section 7.5, 7.6 or 7.7) shall terminate upon the related event referred to in Section 7.2(a) or 7.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such award and provided that, in the case of options that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).
     7.5 Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur. The Administrator may override the provisions of Section 7.2, 7.3, 7.4 and/or 7.6 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

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     7.6 Possible Rescission of Acceleration. If the vesting of an award has been accelerated expressly in anticipation of an event or upon shareholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards.
     7.7 Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall an award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by the Corporation or one of its Subsidiaries because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or one of its Subsidiaries, or is a participant in a severance program sponsored by the Corporation or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to any awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).
8. OTHER PROVISIONS
     8.1 Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
     8.2 No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.
     8.3 No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.
     8.4 Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan

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shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
     8.5 Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:
          (a) require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or
          (b) deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.
     In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.
     8.6 Effective Date, Termination and Suspension, Amendments.
          8.6.1 Effective Date. This Plan is effective as of July 25, 2005, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
          8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.
          8.6.3 Shareholder Approval. An amendment to this Plan shall be subject to shareholder approval: (a) to the extent then required by applicable law or any applicable listing agency or required under Section 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, (b) if shareholder approval for the amendment is otherwise deemed necessary or advisable by the Board or (c) if the amendment increases the Share Limit set forth in Section 4.2.
          8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its

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discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).
          8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.
     8.7 Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.
     8.8 Governing Law; Construction; Severability.
          8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Minnesota.
          8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
          8.8.3 Plan Construction.
          (a) Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.
          (b) Section 162(m). Awards under Section 5.1.3 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).
     8.9 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
     8.10 Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the

14

employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.
     8.11 Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.
     8.12 No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.
     8.13 Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

15

MENTOR CORPORATION
ANNUAL MEETING OF SHAREHOLDERS — SEPTEMBER 15, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF MENTOR CORPORATION
     The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2008 Annual Meeting of Shareholders of Mentor Corporation (the “Company”), to be held September 15, 2008 and the proxy statement, and hereby appoints Joseph E. Whitters and Joshua H. Levine, and each of them, as attorneys-in-fact, proxies with power of substitution to vote on behalf of the undersigned all shares of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. local time at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038 on September 15, 2008, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:
1.	To approve and adopt the Agreement and Plan of Merger, dated as of July 9, 2008, by and among Mentor Corporation, Mentor International Holdings, Inc. and MNT Merger Sub, Inc.

☐ FOR ☐ AGAINST ☐ ABSTAIN

2.	To elect a board of seven directors to serve until the next annual meeting, or until their successors are duly elected and qualified.

☐ FOR ALL nominees	☐ WITHHOLD AUTHORITY for	☐ EXCEPTIONS*
listed below*	all nominees listed
below*

*	INSTRUCTION: To vote for or withhold authority to vote for all nominees, check the appropriate box above; to withhold authority to vote for an individual while voting for others, check the “Exceptions” box and line through or otherwise strike out the name of the nominee(s) for whom authority is withheld.
Michael L. Emmons; Walter W. Faster; Margaret H. Jordan, Joshua H. Levine;
Katherine S. Napier; Burt E. Rosen; Joseph E. Whitters
3.	To approve the amendment and restatement of the Mentor Corporation 2005 Long-Term Incentive Plan such that, among other things, the aggregate number of shares of the Company’s common stock available for grant is increased by 2,500,000 shares.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.

☐ FOR ☐ AGAINST ☐ ABSTAIN

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE APPROVAL OF PROPOSAL NO. 1, FOR THE NOMINEES LISTED IN

PROPOSAL NO. 2, FOR THE APPROVAL OF PROPOSAL NO. 3 AND FOR THE APPROVAL OF PROPOSAL NO. 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES PRESENT AT THE MEETING MAY EXERCISE ALL POWERS GRANTED HEREBY.
The undersigned hereby ratifies and confirms all that said attorneys-in-fact and proxies shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the annual meeting or any adjournment thereof.
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature	Date: _____________________, 2008

Signature	Date: _____________________, 2008
Please MARK, SIGN, DATE and RETURN this PROXY in the enclosed self-addressed envelope.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided, that termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     Section 145 also gives a corporation the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     In addition, under Section 145, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     The registrant’s bylaws provide for indemnification by the registrant of current and former directors, officers, employees and agents of the registrant on terms consistent with, and to the full extent provided under, Section 145 of the DGCL.

Item 21. Exhibits
     The following exhibits are filed as part of this Registration Statement (unless as otherwise indicated):

Exhibit
Number	Document Description

2.1	Agreement and Plan of Merger by and among Mentor Corporation, Mentor International Holdings, Inc., and MNT Merger Sub, Inc., dated July 9, 2008. An exhibit referenced in the Agreement and Plan of Merger has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of the omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

3.1	Composite Restated Articles of Incorporation of Mentor Corporation dated December 12, 2002 — Incorporated by reference to Exhibit 3(a) of Mentor Corporation’s Annual Report on Form 10-K for the year ended March 31, 2003.

3.2	Articles of Amendment to Restated Articles of Incorporation of Mentor Corporation — Incorporated by reference to Exhibit 3.1 of Mentor Corporation’s Current Report on Form 8-K filed on October 3, 2007.

3.3	Form of Amended and Restated Certificate of Incorporation of Mentor International Holdings, Inc.

3.4	Amended and Restated Bylaws of Mentor Corporation — Incorporated by reference to Exhibit 3.2 of Mentor Corporation’s Current Report on Form 8-K filed on September 21, 2007.

3.5	Form of Bylaws of Mentor International Holdings, Inc.

5.1	Opinion of Morrison & Foerster LLP.

8.1	Opinion of Morrison & Foerster LLP as to U.S. tax matters.

Exhibit
Number	Document Description

21.1	Subsidiaries of the Registrant.

23.1	Consent of Morrison & Foerster LLP (included as part of Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on signature page).

99.1	Form of proxy for annual meeting of shareholders of Mentor Corporation.

Item 22. Undertakings
     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     (c) The undersigned registrant hereby undertakes as follows:
          (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
          (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara and the State of California, on the 11th day of July, 2008.

MENTOR INTERNATIONAL HOLDINGS, INC.
By	/s/ Joshua H. Levine
Joshua H. Levine, President and Chief Executive Officer

POWER OF ATTORNEY
     Each of the undersigned officers and directors of the registrant hereby constitutes and appoints Joseph E. Whitters and Joshua H. Levine, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: July 11, 2008	/s/ Joshua H. Levine

Joshua H. Levine, President, Chief Executive Officer and Director

Date: July 11, 2008	/s/ Michael O’Neill

Michael O’Neill, Vice President, Chief Financial Officer and Treasurer

Date: July 11, 2008	/s/ Joseph E. Whitters

Joseph E. Whitters, Chairman of the Board

Date: July 11, 2008	/s/ Michael L. Emmons

Michael L. Emmons, Director

Date: July 11, 2008	/s/ Walter W. Faster

Walter W. Faster, Director

Date: July 11, 2008	/s/ Margaret H. Jordan

Margaret H. Jordan, Director

Date: July 11, 2008	/s/ Katherine S. Napier

Katherine S. Napier, Director

Date: July 11, 2008	/s/ Burt E. Rosen

Burt E. Rosen, Director

Exhibit Index
     The following exhibits are filed as part of this Registration Statement (unless as otherwise indicated):

Exhibit
Number	Document Description

2.1
Agreement and Plan of Merger by and among Mentor Corporation, Mentor International Holdings, Inc., and MNT Merger Sub, Inc., dated July 9, 2008. An exhibit referenced in the Agreement and Plan of Merger has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of the omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

3.1
Composite Restated Articles of Incorporation of Mentor Corporation dated December 12, 2002 — Incorporated by reference to Exhibit 3(a) of Mentor Corporation’s Annual Report on Form 10-K for the year ended March 31, 2003.

3.2
Articles of Amendment to Restated Articles of Incorporation of Mentor Corporation — Incorporated by reference to Exhibit 3.1 of Mentor Corporation’s Current Report on Form 8-K filed on October 3, 2007.

3.3	Form of Amended and Restated Certificate of Incorporation of Mentor International Holdings, Inc.

3.4	Amended and Restated Bylaws of Mentor Corporation — Incorporated by reference to Exhibit 3.2 of Mentor Corporation’s Current Report on Form 8-K filed on September 21, 2007.

3.5	Form of Bylaws of Mentor International Holdings, Inc.

5.1	Opinion of Morrison & Foerster LLP.

8.1	Opinion of Morrison & Foerster LLP as to U.S. tax matters.

Exhibit
Number	Document Description

21.1	Subsidiaries of the Registrant.

23.1	Consent of Morrison & Foerster LLP (included as part of Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on signature page).

99.1	Form of proxy for annual meeting of shareholders of Mentor Corporation.